Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The following table should be read together with our consolidated financial statements and notes thereto included within “Item 8: Financial Statements and Supplementary Data” and “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this report. We have derived the selected financial data set forth in the table for each of the years ended December 31, 2009, 2008 and 2007 and at December 31, 2009 and 2008 from our consolidated financial statements appearing elsewhere in this report, which have been audited by Grant Thornton LLP, independent registered public accounting firm.

The selected financial data set forth in the table include our historical consolidated financial statements, which have been adjusted to reflect the following:

•

On September 16, 2010, we completed the sale of our Elk City and Sweetwater, Oklahoma natural gas gathering systems. We have retrospectively adjusted our prior period consolidated financial statements to reflect the amounts related to the operations of Elk City as discontinued operations.

•

We reclassified equity income in joint venture and gain on asset sale to line items separate from total revenue and other income (loss) net. Additionally, we reclassified unrecognized economic impact of Chaney Dell and Midkiff/Benedum acquisition, long-lived asset impairment loss and goodwill impairment loss, net of associated non-controlling interest from reconciliation of EBITDA to reconciliation to adjusted EBITDA.

	Years Ended December 31,
	2009(1)	2008(1)(2)	2007(1)(2)(3)	2006(1)(2)	2005(1)(2)
	(in thousands, except per unit and operating data)
Statement of operations data:
Revenue:
Natural gas and liquids	$671,078	$1,110,914	$539,795	$175,189	$201,668
Transportation, compression and other fees	23,129	54,117	37,804	30,295	24,429
Other income (loss), net	(21,602)	37,710	(99,082)	6,121	3,579

Total revenue and other income (loss), net	672,605	1,202,741	478,517	211,605	229,676

Costs and expenses:
Natural gas and liquids	527,730	900,460	407,994	147,583	170,716
Plant operating	45,566	47,371	22,974	6,484	6,019
Transportation and compression	6,657	11,249	6,235	4,946	3,101
General and administrative(4)	37,280	(2,933)	59,600	19,127	13,606
Depreciation and amortization	75,684	71,764	34,453	9,495	8,088
Goodwill and other asset impairment loss	10,325	615,724	—	—	—
Gain on early extinguishment of debt	—	(19,867)	—	—	—
Loss on arbitration settlement, net	—	—	—	—	138
Interest	103,787	89,869	63,989	25,521	13,448

Total costs and expenses	807,029	1,713,637	595,245	213,156	215,116

Equity income in joint venture	4,043	—	—	—	—
Gain on asset sale	108,947	—	—	—	—

Income (loss) from continuing operations	(21,434)	(510,896)	(116,728)	(1,551)	14,560
Income (loss) from discontinued operations	84,148	(93,802)	(23,641)	35,334	12,275

Net income (loss)	62,714	(604,698)	(140,369)	33,783	26,835
(Income) loss attributable to non-controlling interests(5)	(3,176)	22,781	(3,940)	(118)	(1,083)
Preferred unit dividend effect	—	—	(3,756)	—	—
Preferred unit imputed dividend cost	—	(505)	(2,494)	(1,898)	—
Preferred unit dividends	(900)	(1,769)	—	—	—

Net income (loss) attributable to common limited partners and the General Partner	$58,638	$(584,191)	$(150,559)	$31,767	$25,752

	Years Ended December 31,
	2009(1)	2008(1)(2)	2007(1)(2)(3)	2006(1)(2)	2005(1)(2)
	(in thousands, except per unit and operating data)
Allocation of net income (loss) attributable to common limited partners and the General Partner:
Common Limited Partner interest:
Continuing operations	$(24,997)	$(503,533)	$(139,905)	$(17,950)	$5,388
Discontinued operations	82,457	(91,917)	(23,166)	34,508	10,967

	57,460	(595,450)	(163,071)	16,558	16,355

General Partner interest:
Continuing operations	(513)	13,144	12,987	14,501	9,172
Discontinued operations	1,691	(1,885)	(475)	708	225

	1,178	11,259	12,512	15,209	9,397

Net income (loss) attributable to common limited partners and the General Partner:
Continuing operations	(25,510)	(490,389)	(126,918)	(3,449)	14,560
Discontinued operations	84,148	(93,802)	(23,641)	35,216	11,192

	$58,638	$(584,191)	$(150,559)	$31,767	$25,752

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(0.52)	$(11.80)	$(5.74)	$(1.40)	$0.60
Discontinued operations	1.71	(2.16)	(0.95)	2.68	1.24

	$1.19	$(13.96)	$(6.69)	$1.28	$1.84

Diluted(6):
Continuing operations	$(0.52)	$(11.80)	$(5.74)	$(1.40)	$0.60
Discontinued operations	1.71	(2.16)	(0.95)	2.68	1.24

	$1.19	$(13.96)	$(6.69)	$1.28	$1.84

Balance sheet data (at period end):
Property, plant and equipment, net	$1,327,704	$1,415,517	$1,258,602	$204,362	$193,562
Total assets	2,137,963	2,413,196	2,875,451	786,884	742,726
Total debt, including current portion	1,254,183	1,493,427	1,229,426	324,083	259,625
Total Partners’ Capital	723,527	650,842	1,271,797	379,134	329,510

Cash flow data:
Net cash provided by (used in) operating activities	$55,853	$(59,194)	$100,444	$60,920	$33,315
Net cash provided by (used in) investing activities	241,123	(292,944)	(2,024,643)	(104,499)	(409,607)
Net cash provided by (used in) financing activities	(297,400)	341,242	1,935,059	27,028	376,110

Other financial data (unaudited):
Gross margin(7)	$229,752	$411,231	$263,532	$119,891	$79,711
EBITDA(8)	258,846	(406,950)	(31,801)	82,321	52,791
Adjusted EBITDA(8)	244,529	316,548	183,496	87,140	56,509

Maintenance capital expenditures	$3,750	$4,787	$6,383	$1,886	$1,452
Expansion capital expenditures	106,524	176,869	40,268	24,498	26,104

Total capital expenditures	$110,274	$181,656	$46,651	$26,384	$27,556

	Years Ended December 31,
	2009(1)	2008(1)(2)	2007(1)(2)(3)	2006(1)(2)	2005(1)(2)
	(in thousands, except per unit and operating data)
Operating data (unaudited):
Appalachia:
Average throughput volumes (MCFD)	104,882	87,299	68,715	61,892	55,204
Mid-Continent:
Velma system:
Gathered gas volume (MCFD)	76,378	63,196	62,497	60,682	67,075
Processed gas volume (MCFD)	73,940	60,147	60,549	58,132	62,538
Residue Gas volume (MCFD)	58,350	47,497	47,234	45,466	50,880
NGL volume (BPD)	8,232	6,689	6,451	6,423	6,643
Condensate volume (BPD)	377	280	225	193	256
Chaney Dell system(9):
Gathered gas volume (MCFD)	270,703	276,715	259,270	—	—
Processed gas volume (MCFD)	215,374	245,592	253,523	—	—
Residue Gas volume (MCFD)	228,261	239,498	221,066	—	—
NGL volume (BPD)	13,418	13,263	12,900	—	—
Condensate volume (BPD)	824	791	572	—	—
Midkiff/Benedum system(9):				—	—
Gathered gas volume (MCFD)	159,568	144,081	147,240	—	—
Processed gas volume (MCFD)	149,656	135,496	141,568	—	—
Residue Gas volume (MCFD)	101,788	92,019	94,281	—	—
NGL volume (BPD)	21,261	19,538	20,618	—	—
Condensate volume (BPD)	1,265	1,142	1,346	—	—

(1)	Restated to reflect amounts reclassified to discontinued operations due to our sale of the Elk City gas gathering and processing system.
(2)	Restated to reflect amounts reclassified to discontinued operations due to our sale of the NOARK gas gathering and interstate pipeline system and our sale of the Elk City gas gathering and processing system.
(3)	Includes our acquisition of control of a 100% interest in the Chaney Dell natural gas gathering system and processing plants and a 72.8% undivided joint interest in the Midkiff/Benedum natural gas gathering system and processing plants on July 27, 2007, representing approximately five months’ operations for the year ended December 31, 2007. Operating data for the Chaney Dell and Midkiff/Benedum systems represent 100% of its operating activity.
(4)	Includes non-cash compensation (income) expense of $0.7 million, ($34.0) million, $36.3 million, $6.3 million and $4.7 million for the years ended December 31, 2009, 2008, 2007, 2006, and 2005, respectively.
(5)	For the years ended December 31, 2009, 2008 and 2007, this represents Anadarko’s 5% non-controlling interest in the operating results of the Chaney Dell and Midkiff/Benedum systems, which we acquired on July 27, 2007.
(6)	For the years ended December 31, 2008, 2007 and 2006, potential common limited partner units issuable upon conversion of our $1,000 par value Class A and Class B cumulative convertible preferred limited partner units were excluded from the computation of diluted net income (loss) attributable to common limited partners as the impact of the conversion would have been anti-dilutive.
(7)	We define gross margin as revenue less purchased product costs. Purchased product costs include the cost of natural gas and NGLs that we purchase from third parties. Gross margin, as we define it, does not include plant operating and transportation and compression expenses as movements in gross margin generally do not result in directly correlated movements in these cost categories. Plant operating and transportation and compression expenses generally include the costs required to operate and maintain our pipelines and processing facilities, including salaries and wages, repair and maintenance expense, real estate taxes and other overhead costs. Our management views gross margin as an important performance measure of core profitability for our operations and as a key component of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses. The following table reconciles our net income (loss) to gross margin (in thousands):

RECONCILIATION OF GROSS MARGIN

	Years Ended December 31,
	2009(1)	2008(1)(2)	2007(1)(2)(3)	2006(1)(2)	2005(1)(2)
Net income (loss)	$62,714	$(604,698)	$(140,369)	$33,783	$26,835
Adjustments:
Effect of prior period items(10)	—	—	—	1,090	(1,090)
Equity income in joint venture	(4,043)	—	—	—	—
Gain on asset sale	(108,947)	—	—	—	—
Other (income) loss, net	21,602	(37,710)	99,082	(6,121)	(3,579)
Plant operating	45,566	47,371	22,974	6,484	6,019
Transportation and compression	6,657	11,249	6,235	4,946	3,101
General and administrative(4)	37,280	(2,933)	59,600	19,127	13,606
Depreciation and amortization	75,684	71,764	34,453	9,495	8,088
Goodwill and other asset impairment loss	10,325	615,724	—	—	—
Loss on arbitration settlement, net	—	—	—	—	138
Interest expense	103,787	89,869	63,989	25,521	13,448
Non-cash linefill loss (gain) (11)	(3,899)	7,797	(2,270)	820	—
Unrecognized economic impact of Chaney Dell and Midkiff/Benedum acquisition(12)	—	—	10,423	—	—
Gain on sale of discontinued operations	(53,571)	—	—	—	—
Discontinued operations other (income) loss, net	1,214	93,229	75,021	(6,291)	1,060
Discontinued operations plant operating	12,908	13,464	11,693	9,238	4,538
Discontinued operations transportation and compression	2,089	6,637	7,249	5,807	952
Discontinued operations general and administrative	992	3,350	1,386	3,442	2
Discontinued operations depreciation and amortization	19,523	18,360	16,529	13,499	5,866
Discontinued operations asset impairment loss	—	82,784	—	—	—
Discontinued operations interest	(129)	(5,026)	(2,463)	(949)	727

Gross margin	$229,752	$411,231	$263,532	$119,891	$79,711

(8)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated by adding to EBITDA other non-cash items such as compensation expenses associated with unit issuances, principally to directors and employees, and impairment charges, and other cash items such as the non-recurring cash derivative early termination expense (see “Item 8: Financial Statements and Supplementary Data—Note 12). EBITDA and Adjusted EBITDA are not intended to represent cash flow and do not represent the measure of cash available for distribution. Our method of computing EBITDA and Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies. The Adjusted EBITDA calculation below is similar to the Consolidated EBITDA (see “Item 8: Financial Statements and Supplementary Data—Note 14) calculation under our credit facility, with the exception that Adjusted EBITDA includes proceeds received from our joint venture note receivable, the unrecognized economic impact of Chaney Dell and Midkiff/Benedum acquisition, and other non-cash items specifically excluded under our credit facility.

Certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as their cost of capital and its tax structure, as well as historic costs of depreciable assets. We have included information concerning EBITDA and Adjusted EBITDA because they provide investors and management with additional information to better understand our operating performance and are presented solely as a supplemental financial measure. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles or as indicators of our operating performance or liquidity. The following table reconciles net income (loss) to EBITDA and EBITDA to Adjusted EBITDA (in thousands):

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

	Years Ended December 31,
	2009(1)	2008(1)(2)	2007(1)(2)(3)	2006(1)(2)	2005(1)(2)
Net income (loss)	$62,714	$(604,698)	$(140,369)	$33,783	$26,835
Adjustments:
Effect of prior period items(10)	—	—	—	1,090	(1,090)
(Income) loss attributable to non-controlling interests from continuing operations	(3,176)	22,781	(3,940)	—	—
Interest expense	103,787	89,869	63,989	25,521	13,448
Interest rate swap expense in other income (loss), net	443	—	—	—	—
Depreciation and amortization	75,684	71,764	34,453	9,495	8,088
(Income) loss attributable to non-controlling interests from discontinued operations	—	—	—	(118)	(1,083)
Discontinued operations depreciation and amortization	19,523	18,360	16,529	13,499	5,866
Discontinued operations interest expense	(129)	(5,026)	(2,463)	(949)	727

EBITDA	$258,846	$(406,950)	$(31,801)	$82,321	$52,791

Adjustments:
Equity income in joint venture	(4,043)	—	—	—	—
Distributions from joint venture	4,310	—	—	—	—
Unrecognized economic impact of Chaney Dell and Midkiff/Benedum acquisition(12)	—	—	10,423	—	—
Long-lived asset impairment loss	10,325	—	—	—	—
Goodwill impairment loss, net of associated non-controlling interest	—	585,053	—	—	—
Non-cash portion of gain on asset sale(13)	(78,053)	—	—	—	—
Non-cash (gain) loss on derivatives	74,644	(113,640)	99,543	163	—
Non-recurring cash derivative early termination expense(14)	2,260	102,146	—	—	—
Non-cash compensation (income) expense	701	(34,010)	36,306	6,315	4,672
Non-cash line fill loss (gain) (11)	(3,899)	7,797	(2,270)	820	—
Other non-cash items(15)	—	—	1,414	—	—
Discontinued operations non-cash (gain) loss on derivatives	(23,302)	(2,127)	69,881	(2,479)	(954)
Discontinued operations non-recurring cash derivative early termination expense(14)	2,740	95,495	—	—	—
Discontinued operations asset impairment	—	82,784	—	—	—

Adjusted EBITDA	$244,529	$316,548	$183,496	$87,140	$56,509

(9)	Volumetric data for the Chaney Dell and Midkiff/Benedum systems for the year ended December 31, 2007 represents volumes recorded for the 158-day period from July 27, 2007, the date of our acquisition, through December 31, 2007.
(10)	During June 2006, we identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which relate to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, we recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3% and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively.
(11)	Includes the non-cash impact of commodity price movements on pipeline linefill.
(12)	The acquisition of the Chaney Dell and Midkiff/Benedum systems was consummated on July 27, 2007, although the acquisition’s effective date was July 1, 2007. As such, we receive the economic benefits of ownership of the assets as of July 1, 2007. However, in accordance with generally accepted accounting principles, we have only recorded the results of the acquired assets commencing on the closing date of the acquisition. The economic benefits of ownership we received from the acquired assets from July 1 to July 27, 2007 were recorded as a reduction of the consideration paid for the assets.
(13)	For the year ended December 31, 2009, includes the non-cash gain on the sale of assets to the Laurel Mountain joint venture
(14)

During the years ended December 31, 2009 and 2008, we made net payments of $5.0 million and $274.0 million, respectively, which resulted in a net cash expense recognized of $5.0 million and $197.6 million, respectively, related to the early termination of derivative contracts that were principally entered into as proxy hedges for the prices received on the ethane and propane portion of our NGL equity volume. These derivative contracts were put into place simultaneously with our acquisition of the Chaney Dell and

Midkiff/Benedum systems in July 2007 and related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009. The 2008 settlements were funded through our June 2008 issuance of 5.75 million common limited partner units in a public offering and issuance of 1.39 million common limited partner units to Atlas Pipeline Holdings, L.P. (NYSE: AHD), the owner of our General Partner, and Atlas Energy, Inc. (NASDAQ: ATLS), the parent of Atlas Pipeline Holdings, L.P.’s general partner, in a private placement. In connection with this transaction, we also entered into an amendment to our credit facility to revise the definition of Consolidated EBITDA to allow for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of common equity.

(15)	Includes the cash proceeds received from the sale of our Enville plant and the non-cash loss recognized within our statements of operations.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information to assist in understanding our financial condition and results of operations. This discussion should be read in conjunction with our consolidated financial statements and related notes thereto appearing elsewhere in this report.

General

We are a publicly-traded Delaware limited partnership formed in 1999 whose common units are listed on the New York Stock Exchange under the symbol “APL.” Our principal business objective is to generate cash for distribution to our unitholders. We are a leading provider of natural gas gathering services in the Anadarko and Permian Basins located in the southwestern and mid-continent United States and the Appalachian Basin in the eastern United States. In addition, we are a leading provider of natural gas processing and treating services in Oklahoma and Texas.

We conduct our business in the midstream segment of the natural gas industry through two reportable segments: Mid-Continent and Appalachia.

In our Mid-Continent operations, we own, have interests in and operate five natural gas processing plants with aggregate capacity of approximately 520 MMCFD. These facilities are connected to approximately 8,300 miles of active natural gas gathering systems located in Oklahoma, Kansas and Texas, which gathers gas from wells and central delivery points to our natural gas processing and treating plants, as well as third-party pipelines.

Our Appalachia operations are conducted principally through our 49% ownership interest in the Laurel Mountain Midstream, LLC joint venture (“Laurel Mountain”), which owns and operates approximately 1,800 miles of natural gas gathering systems in the Appalachian Basin located in northeastern Appalachia. We also own and operate approximately 80 miles of active natural gas gathering pipelines in northeastern Tennessee.

On May 31, 2009, we and subsidiaries of The Williams Companies, Inc. (NYSE: WMB) (“Williams”) completed the formation of Laurel Mountain, which currently owns and operates our former Appalachia natural gas gathering system, excluding our northeastern Tennessee operations. Laurel Mountain gathers the majority of the natural gas from wells operated by Atlas Energy Resources, LLC and its subsidiaries (“Atlas Energy Resources”), a wholly owned subsidiary of Atlas Energy, Inc. (“Atlas Energy”), a publicly-traded company (NASDAQ: ATLS). Laurel Mountain has natural gas gathering agreements with Atlas Energy Resources, under which Atlas Energy Resources is obligated to pay a gathering fee that is generally the greater of $0.35 per MCF or 16% of the realized sales price (except that a lower fee applies with respect to specific wells subject to certain existing contracts or in the event Laurel Mountain fails to perform specified obligations).

Recent Events

On January 27, 2009, we and Sunlight Capital Partners, LLC (“Sunlight Capital”), an affiliate of Elliott & Associates, agreed to amend certain terms of our Class A Preferred Units Certificate of Designation. On April 1, 2009, we redeemed 10,000 of the Class A Preferred Units held by Sunlight Capital for cash at the liquidation value of $1,000 per unit, or $10.0 million, pursuant to the terms of the agreement. On April 13, 2009, we converted 5,000 of the Class A Preferred Units held by Sunlight Capital, at Sunlight Capital’s option, into 1,465,653 common limited partner units in accordance with the terms of the agreement. On May 5, 2009, we redeemed the remaining 5,000 Class A Preferred Units held by Sunlight Capital for cash at the liquidation value of $1,000 per unit, or $5.0 million, pursuant to the terms of the amended preferred units certificate of designation (see “—Preferred Units”).

On March 30, 2009, Atlas Pipeline Holdings, L.P., the parent of our General Partner (“AHD”), pursuant to its right within the Class B Preferred Unit Purchase Agreement, purchased an additional 5,000 of our 12% Class B Preferred Units of limited partner interest (the “Class B Preferred Units”) for cash consideration of $1,000 per Class B Preferred Unit (see “—Preferred Units”).

On May 4, 2009, we completed the sale of our NOARK gas gathering and interstate pipeline system to Spectra Energy Partners OLP, LP (NYSE: SEP) (“Spectra”) for net proceeds of $292.0 million in cash, net of working capital adjustments. We received an additional $2.5 million in cash in July 2009 upon the delivery of audited financial statements for the NOARK system assets to Spectra. We used the net proceeds from the transaction to reduce borrowings under our senior secured term loan and revolving credit facility. We have recognized the sale of the NOARK system assets as discontinued operations within our consolidated financial statements.

On May 29, 2009, we entered into an amendment to our credit facility agreement which, among other changes, modified certain financial ratios, limited capital expenditures and required that we pay no cash distributions during the remainder of the year ended December 31, 2009. The amendment allows us to pay cash distributions commencing with the quarter ending March 31, 2010, only if our senior secured leverage ratio meets certain thresholds and we have minimum liquidity (as defined in the credit agreement) of at least $50.0 million (see “—Term Loan and Revolving Credit Facility”).

On May 31, 2009, we and Williams completed the formation of Laurel Mountain, which currently owns and operates our former Appalachia natural gas gathering system, excluding our northeastern Tennessee operations. Williams’ contribution to Laurel Mountain consisted of cash of $100.0 million, of which we received approximately $87.8 million, net of working capital adjustments, and a note receivable of $25.5 million. We contributed the Appalachia natural gas gathering system and retained a 49% ownership interest in Laurel Mountain, which includes entitlement to preferred distribution rights relating to all payments on the note receivable. Williams obtained the remaining 51% ownership interest in Laurel Mountain. Upon completion of the transaction, we recognized our 49% ownership interest in Laurel Mountain as an investment in joint venture on our consolidated balance sheet at fair value and recognized a gain on sale of $108.9 million, including $54.2 million associated with the revaluation of our investment in Laurel Mountain to fair value. In addition, Atlas Energy Resources sold to Laurel Mountain two natural gas processing plants and associated pipelines located in Southwestern Pennsylvania for $10.0 million. Upon the completion of the transaction, Laurel Mountain entered into new gas gathering agreements with Atlas Energy Resources which superseded the existing natural gas gathering agreements and omnibus agreement between us and Atlas Energy Resources. Under the new gas gathering agreement, Atlas Energy Resources is obligated to pay a gathering fee that is generally the same as the gathering fee required under the terminated agreements, the greater of $0.35 per MCF or 16% of the realized sales price (except that a lower fee applies with respect to specific wells subject to certain existing contracts or in the event Laurel Mountain fails to perform specified obligations). The new gathering agreements contain additional provisions which define certain obligations and options of each party to build and connect newly drilled wells to any Laurel Mountain gathering system. Our ownership interest in Laurel Mountain has been recognized in accordance with the equity method of accounting within our consolidated financial statements. We used the net proceeds from the transaction to reduce borrowings under our senior secured credit facility.

On July 13, 2009, we sold a natural gas processing facility and a one-third undivided interest in other associated assets located in our Mid-Continent operating segment for approximately $22.6 million in cash. The facility was sold to Penn Virginia Resource Partners, L.P. (NYSE: PVR), who will provide natural gas volumes to the facility and reimburse us for its proportionate share of the operating expenses. We will continue to operate the facility. We used the proceeds from this transaction to reduce outstanding borrowings under our senior secured credit facility. We recognized a gain on sale of $2.5 million, which is recorded within gain on asset sales on our consolidated statements of operations.

On August 17, 2009, we sold 2,689,765 common units in a private placement at an offering price of $6.35 per unit, yielding net proceeds of approximately $16.1 million. We also received a capital contribution from AHD of $0.4 million for AHD to maintain its 2.0% general partner interest in us. In addition, we issued warrants granting investors in our private placement the right to purchase an additional 2,689,765 common units at a price of $6.35 per unit for a period of two years following the issuance of the original common units. We utilized the net proceeds from the common unit offering to repay a portion of our indebtedness under our senior secured term loan and revolving credit facility (see “—Term Loan and Revolving Credit Facility”), and we made similar repayments with net proceeds from exercise of the warrants. In January 2010, we amended the warrants to purchase 2,689,765 common units and all warrants were exercised (see “— Subsequent Events”).

On November 2, 2009, our agreement with Pioneer Natural Resources Company (“Pioneer”), whereby Pioneer had options to purchase up to an additional 22.0% interest in the Mid-Continent’s Midkiff/Benedum system expired.

Subsequent Events

On January 7, 2010, we executed amendments to warrants to purchase 2,689,765 of our common units. The warrants were originally issued along with our common units in connection with a private placement to institutional investors that closed on August 20, 2009. The common units and warrants were issued and sold in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The amendments to the warrants provided that, for the period January 8 through January 12, 2010, the warrant exercise price was lowered to $6.00 per unit from $6.35 per unit. In connection with the amendments, the holders of the warrants exercised all of the warrants for cash, which resulted in net cash proceeds of approximately $15.3 million. We utilized the net proceeds from the common unit offering to repay a portion of our indebtedness under our senior secured term loan and credit facility (see “—Term Loan and Credit Facility”).

On September 16, 2010, we completed the sale of our Elk City and Sweetwater, Oklahoma natural gas gathering systems, the related processing and treating facilities (including the Prentiss treating facility) and the Nine Mile processing plant (collectively “Elk City”) to a subsidiary of Enbridge Energy Partners, L.P. (NYSE: EEP) for $682 million in cash, excluding working capital adjustments and transaction costs. We utilized the proceeds from the sale to repay our senior secured term loan and a portion of our indebtedness under the revolving credit facility (see “Term Loan and Revolving Credit Facility”). We have recognized the sale of the Elk City assets as discontinued operations within our consolidated financial statements.

Significant Acquisitions

From the date of our initial public offering in January 2000 through December 2009, we have completed seven acquisitions at an aggregate cost of approximately $2.4 billion, including, most recently in July 2007, we acquired control of Anadarko Petroleum Corporation’s (“Anadarko” – NYSE: APC) 100% interest in the Chaney Dell natural gas gathering systems and processing plants located in Oklahoma and its 72.8% undivided joint venture interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Anadarko Assets”). At the date of acquisition, the Chaney Dell system included 3,470 miles of gathering pipeline and three processing plants, while the Midkiff/Benedum system included 2,500 miles of gathering pipeline and two processing plants. The transaction was accomplished through the formation of two joint venture companies which own the respective systems, to which we contributed $1.9 billion and Anadarko contributed the Anadarko Assets. We funded the purchase price in part from $1.125 billion in proceeds we received from our private placement of our common units to investors at a negotiated purchase price of $44.00 per unit.

Of the $1.125 billion, $168.8 million of these units were purchased by Atlas Pipeline Holdings, the parent of our General Partner. Our General Partner, which holds all of our incentive distribution rights, agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to us through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter (the “IDR Adjustment Agreement”) (see “—Partnership Distributions”). We funded the remaining purchase price from $830.0 million of proceeds from a senior secured term loan which matures in July 2014 and borrowings under our senior secured revolving credit facility that matures in July 2013 (see “—Term Loan and Credit Facility”). Our General Partner also agreed that the resulting allocation of incentive distribution rights back to us would be after the General Partner receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter (see “—Partnership Distributions”).

In connection with this acquisition, we reached an agreement with Pioneer, which currently holds an approximate 27.2% undivided joint venture interest in the Midkiff/Benedum system, whereby Pioneer had options to buy up to an additional 22% interest in the Midkiff/Benedum system. These options expired on November 2, 2009.

Contractual Revenue Arrangements

Our principal revenue is generated from the gathering and sale of natural gas and NGLs. Variables that affect our revenue are:

•

the volumes of natural gas we gather and process which, in turn, depend upon the number of wells connected to our gathering systems, the amount of natural gas they produce, and the demand for natural gas and NGLs;

•

the price of the natural gas we gather and process and the NGLs we recover and sell, which is a function of the relevant supply and demand in the mid-continent, mid-Atlantic and northeastern areas of the United States;

•	the NGL and BTU content of the gas that is gathered and processed;

•	the contract terms with each producer; and

•	the efficiency of our gathering systems and processing plants

Revenue consists of the fees earned from our gathering and processing operations. Under certain agreements, we purchase natural gas from producers and move it into receipt points on our pipeline systems and then sell the natural gas and NGLs off of delivery points on our systems. Under other agreements, we gather natural gas across our systems, from receipt to delivery point, without taking title to the natural gas. Revenue associated with the physical sale of natural gas is recognized upon physical delivery of the natural gas. In connection with our gathering and processing operations, we enter into the following types of contractual relationships with our producers and shippers:

Fee-Based Contracts. These contracts provide a set fee for gathering and/or processing raw natural gas. Our revenue is a function of the volume of natural gas that we gather and process and is not directly dependent on the value of the natural gas. We are also paid a separate compression fee on many of our systems. The fee is dependent upon the volume of gas flowing through our compressors and the quantity of compression stages utilized to gather the gas.

Percentage of Proceeds (“POP”) Contracts. These contracts provide for us to retain a negotiated percentage of the sale proceeds from residue natural gas and NGLs we gather and process, with the remainder being remitted to the producer. In this contract-type, we and the producer are directly dependent on the volume of the commodity and its value; we effectively own a percentage of the commodity and revenues are directly correlated to its market value. POP Contracts may include a fee component which is charged to the producer.

Keep-Whole Contracts. These contracts require us, as the processor and gatherer, to gather or purchase raw natural gas at current market rates. The volume of gas gathered or purchased is based on the measured volume at an agreed upon location (generally at the wellhead). The volume of gas redelivered or sold at the tailgate of our processing facility will be lower than the volume purchased at the wellhead primarily due to BTUs extracted when processed through a plant. Therefore, we bear the economic risk (the “processing margin risk”) that (i) the volume of Residue Gas available for redelivery to the producer may be less than we received from the producer; or (ii) the aggregate proceeds from the sale of the processed natural gas and NGLs could be less than the amount that we paid for the unprocessed natural gas (plus, in either case, the cost of the natural gas we must purchase to return an equivalent volume, measured in BTU content, to producers to keep them whole with respect to their original measured volume). In order to help mitigate the risk associated with Keep-Whole contracts we generally impose a fee to gather the gas that is settled under this arrangement. Also, because the natural gas volumes contracted under Keep-Whole agreements is often lower in BTU content and thus, can meet downstream pipeline specifications without being processed, the natural gas can be bypassed around the processing plants on these systems and delivered directly into downstream pipelines during periods of margin risk.

In our Appalachia segment, substantially all of the natural gas we gather via Laurel Mountain is for Atlas Energy Resources under contracts in which Laurel Mountain earns a fee equal to a percentage, generally 16%, of the gross sales price for natural gas, inclusive of the effects of financial and physical hedging, subject, in most cases, to a minimum of $0.35 per thousand cubic feet, or MCF, depending on the ownership of the well. The balance of the natural gas gathered by Laurel Mountain and our Tennessee operations is for third-party operators generally under fixed-fee contracts.

Recent Trends and Uncertainties

The midstream natural gas industry links the exploration and production of natural gas and the delivery of its components to end-use markets and provides natural gas gathering, compression, dehydration, treating, conditioning, processing, fractionation and transportation services. This industry group is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

We face competition in obtaining natural gas supplies for our processing and related services operations. Competition for natural gas supplies is based primarily on the location of gas-gathering facilities and gas-processing plants, operating efficiency and reliability, and the ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price, delivery capabilities, quality of assets, flexibility, service history and maintenance of high-quality customer relationships. Many of our competitors operate as master limited partnerships and enjoy a cost of capital comparable to and, in some cases lower than, ours. Other competitors, such as major oil and gas and pipeline companies, have capital resources and control supplies of natural gas substantially greater than ours. Smaller local distributors may enjoy a marketing advantage in their immediate service areas. We believe the primary difference between us and some of our competitors is that we provide an integrated and responsive package of midstream services, while some of our competitors provide only certain services. We believe that offering an integrated package of services, while remaining flexible in the types of contractual arrangements that we offer producers, allows us to compete more effectively for new natural gas supplies in our regions of operations.

As a result of our POP and Keep-Whole contracts, our results of operations and financial condition substantially depend upon the price of natural gas and NGLs. We believe that future natural gas prices will be influenced by supply deliverability, the severity of winter and summer weather and the level of United States economic growth. Based on historical trends, we generally expect NGL prices to follow changes in crude oil prices over the long term, which we believe will in large part be determined by the level of production from major crude oil exporting countries and the demand generated by growth in the world economy. However, energy market uncertainty has negatively impacted North American drilling activity in the recent past. Lower drilling levels and shut-in wells over a sustained period would have a negative effect on natural gas volumes gathered and processed.

We are exposed to commodity prices as a result of being paid for certain services in the form of natural gas, NGLs and condensate rather than cash. We closely monitor the risks associated with commodity price changes on our future operations and, where appropriate, use various commodity instruments such as natural gas, crude oil and NGL contracts to hedge a portion of the value of our assets and operations from such price risks. We do not realize the full impact of commodity price changes because some of our sales volumes were previously hedged at prices different than actual market prices. Average estimated unhedged 2010 market prices for NGLs, natural gas and condensate, based upon New York Mercantile Exchange (“NYMEX”) forward price curves as of February 15, 2010, are $1.10 per gallon, $5.71 per MMBTU and $76.26 per barrel, respectively. A 10% change in these prices would change our forecasted gross margin for the twelve-month period ended December 31, 2010 by approximately $18.7 million.

Currently, there is an extremely significant level of uncertainty in the financial markets. This uncertainty presents additional potential risks to us. These risks include the availability and costs associated with our borrowing capabilities and raising additional capital, and an increase in the volatility of the price of our common units. While we have no definitive plans to access the capital markets, should we decide to do so in the near future, the terms, size, and cost of new debt or equity could be less favorable than in previous transactions.

Results of Operations

The following table illustrates selected volumetric information related to our reportable segments for the periods indicated:

	Years Ended December 31,
	2009	2008	2007
Operating data:
Appalachia:
Average throughput volumes (MCFD)	104,882	87,299	68,715
Mid-Continent:
Velma system:
Gathered gas volume (MCFD)	76,378	63,196	62,497
Processed gas volume (MCFD)	73,940	60,147	60,549
Residue Gas volume (MCFD)	58,350	47,497	47,234
NGL volume (BPD)	8,232	6,689	6,451
Condensate volume (BPD)	377	280	225
Chaney Dell system(1):
Gathered gas volume (MCFD)	270,703	276,715	259,270
Processed gas volume (MCFD)	215,374	245,592	253,523
Residue Gas volume (MCFD)	228,261	239,498	221,066
NGL volume (BPD)	13,418	13,263	12,900
Condensate volume (BPD)	824	791	572
Midkiff/Benedum system(1):
Gathered gas volume (MCFD)	159,568	144,081	147,240
Processed gas volume (MCFD)	149,656	135,496	141,568
Residue Gas volume (MCFD)	101,788	92,019	94,281
NGL volume (BPD)	21,261	19,538	20,618
Condensate volume (BPD)	1,265	1,142	1,346

(1)	Volumetric data for the Chaney Dell and Midkiff/Benedum systems for the year ended December 31, 2007 represents volumes recorded for the 158-day period from July 27, 2007, the date of acquisition, through December 31, 2007.

Financial Presentation

On May 4, 2009, we completed the sale of our NOARK gas gathering and interstate pipeline system. As such, we have adjusted the prior period consolidated financial information presented to reflect the amounts related to the operations of the NOARK gas gathering and interstate pipeline system as discontinued operations.

On September 16, 2010, we completed the sale of Elk City (see “—Recent Events”). As such, we have adjusted the prior period consolidated financial information presented to reflect the amounts related to the operations of Elk City as discontinued operations.

We reclassified Equity income in joint venture and Gain on asset sale to line items separate from Total Revenue and other income (loss) net.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenue. The following table details the variances between the years ended 2009 and 2008 for revenues (in thousands):

	Years Ended December 31,
	2009(1)	2008(1)(2)	Variance	Percent Variance
Revenue:
Natural gas and liquids	$671,078	$1,110,914	$(439,836)	(39.6)%
Transportation, compression and other fee revenue	23,129	54,117	(30,988)	(57.3)%
Other income (loss), net	(21,602)	37,710	(59,312)	(157.3)%

Total Revenue and other income (loss), net	$672,605	$1,202,741	$(530,136)	(44.1)%

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system.
(2)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the NOARK gas gathering and interstate pipeline system.

Natural gas and liquids revenue was $671.1 million for the year ended December 31, 2009, a decrease of $439.8 million from $1,110.9 million for the prior year. The decrease was primarily attributable to decreases in production revenue from the Chaney Dell system of $223.6 million, the Midkiff/Benedum system of $141.8 million, and the Velma system of $87.2 million, which were all impacted by lower average commodity prices and changes in volumes in comparison to the prior year.

Processed natural gas volume on the Chaney Dell system was 215.4 MMCFD for the year ended December 31, 2009, a decrease of 12.3% compared to 245.6 MMCFD for the prior year, partially due to shut-in wells as a result of lower gas prices. The Chaney Dell system increased its NGL production volume for the year ended December 31, 2009 by 1.2% when compared to the prior year to 13,418 BPD, representing an increase in production efficiency. The Midkiff/Benedum system had processed natural gas volume of 149.7 MMCFD for the year ended December 31, 2009, an increase of 10.5% compared to 135.5 MMCFD for the prior year. The Midkiff/Benedum system increased its NGL production volume for the year ended December 31, 2009 by 8.8% when compared to the prior year to 21,261 BPD, representing an increase in production efficiency, partially due to the start-up of the new Consolidator plant. Processed natural gas volume averaged 73.9 MMCFD on the Velma system for the year ended December 31, 2009, an increase of 22.9% from the prior year, mainly due to the new gathering line from the Madill area. The Velma system increased its NGL production volume for the year ended December 31, 2009 by 23.1% when compared to the prior year to 8,232 BPD, primarily due to the additional gas processed. We enter into derivative instruments solely to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. See further discussion of derivatives under “Item 7A: Quantitative and Qualitative Disclosures About Market Risk.”

Transportation, compression and other fee revenue decreased to $23.1 million for the year ended December 31, 2009 compared with $54.1 million for the prior year. This $31.0 million decrease was primarily due to a $26.2 million decrease from the Appalachia system as a result of our May 2009 contribution of the majority of the system to Laurel Mountain, a joint venture in which we have a 49% ownership interest, after which we have recognized our ownership interest in the net income of Laurel Mountain as equity income on our consolidated statements of operations.

Other loss, net, including the impact of certain gains and losses recognized on derivatives, was a loss of $21.6 million for the year ended December 31, 2009, which represents an unfavorable movement of $59.3 million from the prior year gain of $37.7 million. This unfavorable movement was due primarily to a $219.5 million unfavorable variance in non-cash mark-to-market adjustments on derivatives, offset by $101.6 million favorable variance of net cash derivative expense related to the early termination of a portion of our derivative contracts (see “Item 8: “Financial Statements and Supplementary Data—Note 12”) and an $55.2 million favorable movement in non-cash derivative gains related to the early termination of a portion of our derivative contracts. We enter into derivative instruments principally to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. See further discussion of derivatives under “Item 7A: Quantitative and Qualitative Disclosures About Market Risk.”

Costs and Expenses. The following table details the variances between the years ended 2009 and 2008 for costs and expenses (in thousands):

	Years Ended December 31,
	2009(1)	2008(1)(2)	Variance	Percent Variance
Costs and Expenses:
Natural gas and liquids	$527,730	$900,460	$(372,730)	(41.4)%
Plant operating	45,566	47,371	(1,805)	(3.8)%
Transportation and compression	6,657	11,249	(4,592)	(40.8)%
General and administrative	37,280	(2,933)	40,213	1371.1%
Depreciation and amortization	75,684	71,764	3,920	5.5%
Goodwill and other asset impairment loss	10,325	615,724	(605,399)	(98.3)%
Interest expense	103,787	89,869	13,918	15.5%
Gain on early extinguishment of debt	—	(19,867)	19,867	100.0%

Total Costs and Expenses	$807,029	$1,713,637	$(906,608)	(52.9)%

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system.
(2)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the NOARK gas gathering and interstate pipeline system.

Natural gas and liquids cost of goods sold of $527.7 million for the year ended December 31, 2009 represented a decrease of $372.7 million from the prior year due primarily to a decrease in average commodity prices and changes in volumes in comparison to the prior year, as discussed above in revenues. Plant operating expenses of $45.6 million for the year ended December 31, 2009 represented a decrease of $1.8 million from the prior year due primarily to a $2.7 million decrease associated with the Chaney Dell system resulting from lower operating and maintenance costs. Transportation and compression expenses decreased to $6.7 million for the year ended December 31, 2009 compared with $11.2 million for the prior year due to our contribution of the Appalachia system to Laurel Mountain.

General and administrative expense, including amounts reimbursed to affiliates, increased $40.2 million to $37.3 million for the year ended December 31, 2009 compared with $2.9 million income for the prior year. The increase was primarily related to a $34.7 million increase in non-cash compensation expense primarily due to a $36.3 million net mark-to-market gain recognized during the year ended December 31, 2008 principally associated with the vesting of certain common unit awards that were based on the financial performance of certain assets during 2008. The mark-to-market gain was the result of a significant change in our common unit market price at December 31, 2008 when compared with the December 31, 2007 price, which was utilized in the estimate of the non-cash compensation expense for these awards. These common unit awards were issued during the year ended December 31, 2009.

Depreciation and amortization increased to $75.7 million for the year ended December 31, 2009 compared with $71.8 million for the year ended December 31, 2008 due primarily to our expansion capital expenditures incurred subsequent to December 31, 2008.

Interest expense increased to $103.8 million for the year ended December 31, 2009 as compared with $89.9 million for the prior year. This $13.9 million increase was primarily due to a $8.5 million increase in interest expense related to our additional senior notes issued during June 2008 (see “—Senior Notes”), a $9.1 million increase in interest expense associated with outstanding borrowings on our revolving credit facility, and a $2.1 million increase in the amortization of deferred finance costs due principally to accelerated amortization associated with the retirement of a portion of our term loan with the proceeds from the sale of our NOARK system, partially offset by a $5.9 million decrease in interest expense associated with our senior secured term loan primarily due to the repayment of $273.7 million of indebtedness since December 2008 (see “—Term Loan and Revolving Credit Facility”) and lower unhedged interest rates.

Goodwill and other asset impairment loss decreased to $10.3 million for the year ended December 31, 2009 as compared with $615.7 million for the year ended December 31, 2008. The $10.3 million impairment was due to an impairment of certain gas plant and gathering assets as a result of our annual review of long-lived assets. The $615.7 million impairment loss for the year ended December 31, 2008 was due to an impairment charge to our goodwill from the reduction of our estimate of the fair value of goodwill in comparison to its carrying amount at December 31, 2008. The estimate of fair value of goodwill was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. There were no goodwill impairments for the year ended December 31, 2009.

Gain on early extinguishment of debt of $19.9 million for the year ended December 31, 2008 resulted from our repurchase of approximately $60.0 million of our Senior Notes for an aggregate purchase price of approximately $40.1 million plus accrued interest of approximately $2.0 million. The notes repurchased were comprised of $33.0 million of our 8.125% Senior Notes and approximately $27.0 million of our 8.75% Senior Notes. All of the Senior Notes repurchased have been retired and are not available for re-issue.

Other income items. The following table details the variances between the years ended 2009 and 2008 for other income items (in thousands):

	Years Ended December 31,
	2009(1)	2008(1)(2)	Variance	Percent Variance
Equity income in joint venture	$4,043	$—	$4,043	100.0%
Loss on asset sale	108,947	—	108,947	100.0%
Income (loss) from discontinued operations	84,148	(93,802)	177,950	189.7%
(Income) loss attributable to non-controlling interests	(3,176)	22,781	(25,957)	(113.9)%

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system.
(2)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the NOARK gas gathering and interstate pipeline system.

Equity income of $4.0 million for the year ended December 31, 2009 represents our ownership interest in the net income of Laurel Mountain for the period from its formation on May 31, 2009 through December 31, 2009.

Gain on asset sales of $108.9 million for the year ended December 31, 2009 represents the gain recognized on our sale of a 51% ownership interest in our Appalachia natural gas gathering system (see “—Recent Events”).

Income from discontinued operations, which consists of amounts associated with the NOARK gas gathering and interstate pipeline system we sold on May 4, 2009 and the Elk City gas gathering and processing system we sold on September 16, 2010, was $84.1 million for the year ended December 31, 2009 compared with a loss of $93.8 million for the prior period. The increase was due to a $114.3 million loss on Elk City operations in the prior year, primarily due to a $123.6 million dollar loss related to the early termination of certain derivatives in the prior year, and a $51.1 million gain recognized on the sale of the NOARK system in the current period.

Income attributable to non-controlling interests was $3.2 million for the year ended December 31, 2009 compared with loss attributable to non-controlling interests of $22.8 million for the prior year. This change was primarily due to higher net income for the Chaney Dell and Midkiff/Benedum joint ventures, which were formed to accomplish our acquisition of control of the respective systems. The increase in net income of the Chaney Dell and Midkiff/Benedum joint ventures was principally due to the goodwill impairment charge in 2008 of $613.4 million for the goodwill originally recognized upon acquisition of these systems. The non-controlling interest expense represents Anadarko’s 5% interest in the net income of the Chaney Dell and Midkiff/Benedum joint ventures.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenue. The following table details the variances between the years ended 2008 and 2007 for revenues (in thousands):

	Years Ended December 31,
	2008(1)	2007(1)	Variance	Percent Variance
Revenue:
Natural gas and liquids	$1,110,914	$539,795	$571,119	105.8%
Transportation, compression and other fee revenue	54,117	37,804	16,313	43.2%
Other income (loss), net	37,710	(99,082)	136,792	138.1%

Total Revenue and other income (loss), net	$1,202,741	$478,517	$724,224	151.3%

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system and the sale of the NOARK gas gathering and interstate pipeline system.

Natural gas and liquids revenue was $1,110.9 million for the year ended December 31, 2008, an increase of $571.1 million from $539.8 million for the prior year. The increase was primarily attributable to an increase in revenue contribution from the Chaney Dell and Midkiff/Benedum systems, which we acquired in July 2007, of $512.8 million, and an increase from the Velma system of $26.6 million due primarily to higher average commodity prices over the full year and an increase in volumes. Processed natural gas volume on the Chaney Dell system was 245.6 MMCFD for the year ended December 31, 2008, a decrease of 3.1% compared to 253.5 MMCFD for the period from its July 2007 acquisition to December 31, 2007. The Midkiff/Benedum system had processed natural gas volume of 135.5 MMCFD for the year ended December 31, 2008, a decrease of 4.3% compared to 141.6 MMCFD for the period from its July 2007 acquisition to December 31, 2007 due to the adverse effects of a hurricane which struck the surrounding area in September 2008. Processed natural gas volume averaged 60.1 MMCFD on the Velma system for the year ended December 31, 2008, a decrease of 0.7% from the prior year. However, the Velma system increased its NGL production volume by 3.7% when compared to the prior year to 6,689 BPD for the year ended December 31, 2008, representing an increase in production efficiency. We enter into derivative instruments solely to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. See further discussion of derivatives in “Item 8 Financial Statements and Supplementary Data—Note 12.”

Transportation, compression and other fee revenue increased to $54.1 million for the year ended December 31, 2008 compared with $37.8 million for the prior year. This $16.3 million increase was primarily due to $25.3 million of a full year’s contributions from the Chaney Dell and Midkiff/Benedum systems and an $11.0 million increase from the Appalachia system due to higher throughput volume and a higher average transportation rate. The Appalachia system’s average throughput volume was 87.3 MMCFD for the year ended December 31, 2008 as compared with 68.7 MMCFD for the prior year, an increase of 18.6 MMCFD or 27.0%. The increase in the Appalachia system average daily throughput volume was principally due to new wells connected to our gathering system, the acquisition of the McKean processing plant and gathering system in central Pennsylvania for $6.1 million in August 2007, and the acquisition of the Vinland processing plant and gathering system in northeastern Tennessee for $9.1 million in February 2008.

Other income (loss), net, including the impact of certain gains and losses recognized on derivatives, was a gain of $37.7 million for the year ended December 31, 2008, which represents a favorable movement of $136.8 million from the prior year loss of $99.1 million. This favorable movement was due primarily to a $253.0 million favorable movement in non-cash mark-to-market adjustments on derivatives, partially offset by a net cash loss of $103.9 million and a non-cash derivative loss of $23.7 million related to the early termination of a portion of our derivative contracts (see “—Recent Events”). The $253.0 million favorable movement in non-cash mark-to-market adjustments on derivatives was due principally to a decrease in forward crude oil market prices from December 31, 2007 to December 31, 2008 and their favorable mark-to-market impact on certain non-hedge derivative contracts we have for production volumes in future periods. For example, average forward crude oil prices, which are the basis for adjusting the fair value of our crude oil derivative contracts, at December 31, 2008, were $56.94 per barrel, a decrease of $32.95 per barrel from average forward crude oil market prices at December 31, 2007 of $89.89 per barrel. We enter into derivative instruments principally to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. See further discussion of derivatives under “Item 7A: Quantitative and Qualitative Disclosures About Market Risk.”

Costs and Expenses. The following table details the variances between the years ended 2008 and 2007 for costs and expenses (in thousands):

	Years Ended December 31,
	2008(1)	2007(1)	Variance	Percent Variance
Costs and Expenses:
Natural gas and liquids	$900,460	$407,994	$492,466	120.7%
Plant operating	47,371	22,974	24,397	106.2%
Transportation and compression	11,249	6,235	5,014	80.4%
General and administrative	(2,933)	59,600	(62,533)	(104.9)%
Depreciation and amortization	71,764	34,453	37,311	108.3%
Goodwill and other asset impairment loss	615,724	—	615,724	N/A
Interest expense	89,869	63,989	25,880	40.4%
Gain on early extinguishment of debt	(19,867)	—	(19,867)	N/A

Total Costs and Expenses	$1,713,637	$595,245	$1,118,392	187.9%

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system and the sale of the NOARK gas gathering and interstate pipeline system.

Natural gas and liquids cost of goods sold of $900.5 million and plant operating expenses of $47.4 million for the year ended December 31, 2008 represented increases of $492.5 million and $24.4 million, respectively, from the prior year amounts due primarily to an increase of $454.5 million in natural gas and liquids cost of goods sold and a $23.0 million increase in plant operating expenses from a full year’s contribution from the Chaney Dell and Midkiff/Benedum systems, and higher average commodity prices for the full year and an increase in production volume on the Velma system. Transportation and compression expenses increased $5.0 million to $11.2 million for the year ended December 31, 2008 due to an increase in Appalachia system operating and maintenance costs as a result of increased capacity, additional well connections and operating costs of the McKean and Vinland processing plants and gathering systems.

General and administrative expense (income), including amounts reimbursed to affiliates, decreased $62.5 million to income of $2.9 million for the year ended December 31, 2008 compared with expense of $59.6 million for the prior year. The decrease was primarily related to a $70.3 million decrease in non-cash compensation expense, partially offset by higher costs of managing our operations, including the Chaney Dell and Midkiff/Benedum systems acquired in July 2007 and capital-raising and strategic activities. The decrease in non-cash compensation expense was principally attributable to a $36.3 million gain recognized during the year ended December 31, 2008 in comparison to an expense of $33.4 million for the prior year for certain common unit awards for which the ultimate amount issued was determined after the completion of our 2008 fiscal year and was based upon the financial performance of certain acquired assets (see “Item 8: Financial Statements and Supplementary Data—Note 17”). The gain was the result of a significant change in our common unit market price at December 31, 2008 when compared with the December 31, 2007 price, which was utilized in the estimate of the non-cash compensation expense for these awards, and lower financial performance of the certain assets acquired in comparison to estimated performance.

Depreciation and amortization increased to $71.8 million for the year ended December 31, 2008 compared with $34.5 million for the year ended December 31, 2007 due primarily to the depreciation associated with our Chaney Dell and Midkiff/Benedum acquired assets and our expansion capital expenditures incurred subsequent to December 31, 2007.

Interest expense increased to $89.9 million for the year ended December 31, 2008 as compared with $64.0 million for the prior year. This $25.9 million increase was primarily due to a $14.7 million increase in interest expense associated with the term loan issued in connection with our acquisition of the Chaney Dell and Midkiff/Benedum systems (see “—Term Loan and Credit Facility”) and $11.1 million of interest expense related to our additional senior notes issued during June 2008.

Goodwill and other asset impairment loss of $615.7 million for the year ended December 31, 2008 was due to an impairment charge to our goodwill as a result of our annual goodwill impairment test. The goodwill impairment resulted from the reduction of our estimate of the fair value of goodwill in comparison to its carrying amount at December 31, 2008. The estimate of fair value of goodwill was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. There were no goodwill impairments for the year ended December 31, 2007.

Gain on early extinguishment of debt of $19.9 million for the year ended December 31, 2008 resulted from our repurchase of approximately $60.0 million of our Senior Notes for an aggregate purchase price of approximately $40.1 million plus accrued interest of approximately $2.0 million. The notes repurchased were comprised of $33.0 million of our 8.125% Senior Notes and approximately $27.0 million of our 8.75% Senior Notes. All of the Senior Notes repurchased have been retired and are not available for re-issue.

The following table details the variances between the years ended 2008 and 2007 for Discontinued Operations and (Gain) loss attributable to non-controlling interests (in thousands):

	Years Ended December 31,
	2008(1)	2007(1)	Variance	Percent Variance
Loss from discontinued operations	$(93,802)	$(23,641)	$(70,161)	(296.8)%
(Income) loss attributable to non-controlling interests	22,781	(3,940)	26,721	678.2%

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system and the sale of the NOARK gas gathering and interstate pipeline system.

Loss from discontinued operations consists of amounts associated with the NOARK gas gathering and interstate pipeline system, which we sold on May 4, 2009 and the Elk City gas gathering and processing system, which we sold on September 16, 2010. Loss from discontinued operations increased to $93.8 million for the year ended December 31, 2008 compared with $23.6 million for the prior year. The increase was due primarily due to a $61.1 million goodwill impairment for the year ended December 31, 2008 related to Elk City and a $21.6 million write-off of costs related to a NOARK pipeline expansion project. The write-off of costs incurred consisted of preliminary construction and engineering costs as well as a vendor deposit for the manufacture of pipeline which expired in accordance with a contractual arrangement.

Loss attributable to non-controlling interests was $22.8 million for the year ended December 31, 2008 compared with income attributable to non-controlling interests of $3.9 million for the prior year. This change was primarily due to lower net income for the Chaney Dell and Midkiff/Benedum joint ventures, which were formed to accomplish our acquisition of control of the respective systems. The decrease in net income of the Chaney Dell and Midkiff/Benedum joint ventures was principally due to the goodwill impairment charge of $613.4 million for the goodwill originally recognized upon acquisition of these systems. The non-controlling interest expense represents Anadarko’s 5% interest in the net income of the Chaney Dell and Midkiff/Benedum joint ventures.

Liquidity and Capital Resources

General

Our primary sources of liquidity are cash generated from operations and borrowings under our credit facility. Our primary cash requirements, in addition to normal operating expenses, are for debt service, capital expenditures and quarterly distributions to our common unitholders and General Partner. In general, we expect to fund:

•	cash distributions and maintenance capital expenditures through existing cash and cash flows from operating activities;

•	expansion capital expenditures and working capital deficits through the retention of cash and additional borrowings; and

•	debt principal payments through operating cash flows and additional borrowings as they become due or by the issuance of additional limited partner units or asset sales.

At December 31, 2009, we had $326.0 million of outstanding borrowings under our $380.0 million senior secured credit facility and $10.1 million of outstanding letters of credit, which are not reflected as borrowings on our consolidated balance sheet, with $43.9 million of remaining committed capacity under the credit facility, subject to covenant limitations (see “—Term Loan and Revolving Credit Facility”). We were in compliance with the credit facility’s covenants at December 31, 2009. At December 31, 2009, we had a working capital deficit of $30.6 million compared with a $48.8 million working capital deficit at December 31, 2008. We believe that we will have sufficient liquid assets, cash from operations and borrowing capacity to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures for at least the next twelve-month period. However, we are subject to business, operational and other risks that could adversely affect our cash flow. We may need to supplement our cash generation with proceeds from financing activities, including borrowings under our credit facility and other borrowings, the issuance of additional limited partner units and sales of our assets.

Recent instability in the financial markets, as a result of recession or otherwise, has increased the cost of capital while the availability of funds from those markets has diminished. This may affect our ability to raise capital and reduce the amount of cash available to fund our operations. We rely on our cash flow from operations and our credit facility to execute our growth strategy and to meet our financial commitments and other short-term liquidity needs. We cannot be certain that additional capital will be available to the extent required and on acceptable terms.

Cash Flows – Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table details the variances between the years ended 2009 and 2008 for cash flows (in thousands):

	Years Ended December 31,
	2009(1)	2008(1)(2)	Variance	Percent Variance
Net cash provided by (used in) operating activities	$55,853	$(59,194)	$115,047	194.4%
Net cash provided by (used in) investing activities	241,123	(292,944)	534,067	182.3%
Net cash provided by (used in) financing activities	(297,400)	341,242	(638,642)	(187.2)%

Net change in cash and cash equivalents	$(424)	$(10,896)	$10,472	96.1%

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system.
(2)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the NOARK gas gathering and interstate pipeline system.

Net cash provided by operating activities of $55.9 million for the year ended December 31, 2009 represented an increase of $115.1 million from $59.2 million of net cash used in operating activities for the prior year. The increase was derived from a $265.2 million favorable movement in net earnings from continuing operations excluding non-cash charges, partially offset by a $127.7 million decrease in cash provided by discontinued operations and a $22.5 million decrease in cash flows from working capital changes. The increase in net earnings from continuing operations excluding non-cash charges was partially due to a $161.7 million favorable variance of net cash derivative expense including expense related to the early termination of a portion of our derivative contracts (see “Item 8: Financial Statements and Supplementary Data—Note 12”).

Net cash provided by investing activities was $241.1 million for the year ended December 31, 2009, an increase of $534.1 million from $292.9 million of net cash used in investing activities for the prior year. This increase was principally due to a $409.2 million increase in cash provided by discontinued operations, the net proceeds of $89.5 million received from the sale of our Appalachia system assets and a $71.4 million decrease in capital expenditures, partially offset by a 2008 receipt of a $30.2 million cash reimbursement for state sales tax paid on our 2007 transaction to acquire the Chaney Dell and Midkiff/Benedum systems and a 2008 period receipt of $1.3 million in connection with a post-closing purchase price adjustment of our 2007 acquisition of the Chaney Dell and Midkiff/Benedum systems (see further discussion of capital expenditures under “Liquidity and Capital Resources—Capital Requirements”).

Net cash used in financing activities was $297.4 million for the year ended December 31, 2009, a decrease of $638.6 million from $341.2 million of net cash provided by financing activities for the prior year. This decrease was principally due to the absence in the current period of $244.9 million of net proceeds from the issuance of 8.75% Senior Notes during June 2008 (see “—Senior Notes”), a decrease of $240.9 million of net proceeds from the issuance of our common units, and a $173.0 million net decrease in borrowings under our revolving credit facility.

Cash Flows – Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following table details the variances between the years ended 2008 and 2007 for cash flows (in thousands):

	Years Ended December 31,
	2008(1)	2007(1)	Variance	Percent Variance
Net cash provided by (used in) operating activities	$(59,194)	$100,444	$(159,638)	(158.9)%
Net cash used in investing activities	(292,944)	(2,024,643)	1,731,699	85.5%
Net cash provided by financing activities	341,242	1,935,059	(1,593,817)	(82.4)%

Net change in cash and cash equivalents	$(10,896)	$10,860	$(21,756)	(200.3)%

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system and the sale of the NOARK gas gathering and interstate pipeline system.

Net cash used in operating activities of $59.2 million for the year ended December 31, 2008 represented a decrease of $159.6 million from $100.4 million of net cash provided by operating activities for the prior year. The decrease was derived principally from a $255.8 million unfavorable movement in net income (loss) excluding non-cash charges, partially offset by a $34.3 million increase in cash flows from working capital changes and a $61.9 million increase in cash provided by our discontinued operations. The decrease in net income (loss) excluding non-cash charges was partially due to the $102.1 million net unfavorable cash impact from the early termination of certain derivative instruments during the year ended December 31, 2008.

Net cash used in investing activities was $292.9 million for the year ended December 31, 2008, a decrease of $1,731.7 million from $2,024.6 million for the prior year. This decrease was principally due to a $1,915.9 million decrease in net cash paid for acquisitions, partially offset by a $135.0 million increase in capital expenditures and a $50.4 million increase in cash used in our discontinued operations. Net cash paid for acquisitions of $1,884.5 million in 2007 represents the net amount paid for our acquisition of the Chaney Dell and Midkiff/Benedum systems. The $31.4 million of net cash received for acquisition in the current period principally represents the reimbursement of state sales tax initially paid for our prior year acquisition of the Chaney Dell and Midkiff/Benedum systems (see further discussion of capital expenditures under “Liquidity and Capital Resources—Capital Requirements”).

Net cash provided by financing activities was $341.2 million for the year ended December 31, 2008, a decrease of $1,593.9 million from $1,935.1 million for the prior year. This decrease was principally due to an $858.2 million decrease from the net proceeds of issuance of our common units, a $572.3 million decrease from the net proceeds of issuance of long-term debt, a $162.9 million increase in repayments of long-term debt, and a $107.4 million increase in cash distributions to common limited partners and the General Partner, partially offset by a $130.0 million increase in borrowings under our revolving credit facility. The decrease in net proceeds of issuance of our common units and long-term debt were due to the prior year financing of our acquisition of the Chaney Dell and Midkiff/Benedum systems. The repayments of long-term debt were associated with our issuance of $250.0 million 8.75% Senior Notes in June 2008, the net proceeds of which were utilized to repay indebtedness under our senior secured term loan and revolving credit facility and our repurchase of approximately $60.0 million in face amount of our Senior Notes for an aggregate purchase price of approximately $40.1 million during the year ended December 31, 2008. The increase in net borrowings under our revolving credit facility was principally utilized to finance our capital expenditures during the period.

Capital Requirements

Our operations require continual investment to upgrade or enhance existing operations and to ensure compliance with safety, operational, and environmental regulations. Our capital requirements consist primarily of:

•	maintenance capital expenditures to maintain equipment reliability and safety and to address environmental regulations; and

•	expansion capital expenditures to acquire complementary assets and to expand the capacity of our existing operations.

The following table summarizes maintenance and expansion capital expenditures, excluding amounts paid for acquisitions, for the periods presented (in thousands):

	Years Ended December 31,
	2009(1)	2008(1)(2)	2007(1)(2)
Maintenance capital expenditures	$3,750	$4,787	$6,383
Expansion capital expenditures	106,524	176,869	40,268

Total	$110,274	$181,656	$46,651

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system.
(2)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the NOARK gas gathering and interstate pipeline system.

Expansion capital expenditures decreased to $106.5 million for the year ended December 31, 2009 due principally to the construction of the Madill to Velma pipeline during the prior year and decreases in capital expenditures related to the sale a 49% ownership interest in the Appalachia system. The decrease in maintenance capital expenditures for the year ended December 31, 2009 when compared with the prior year was due to fluctuations in the timing of our scheduled maintenance activity. As of December 31, 2009, we have approved expenditures of approximately $7.9 million on well connects, pipeline extensions, compressor station upgrades and processing facility upgrades.

Expansion capital expenditures increased to $176.9 million for the year ended December 31, 2008 due principally to the expansion of our gathering systems and upgrades to processing facilities and compressors to accommodate new wells drilled in our service areas, including the construction of our Madill to Velma pipeline. The decrease in maintenance capital expenditures for the year ended December 31, 2008 when compared with the prior year was due to fluctuations in the timing of our scheduled maintenance activity.

Partnership Distributions

Subject to the restrictions noted below, our partnership agreement requires that we distribute 100% of available cash to our common unitholders and our General Partner within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available cash consists generally of all of our cash receipts, less cash disbursements and net additions to reserves, including any reserves required under debt instruments for future principal and interest payments.

Our General Partner is granted discretion by our partnership agreement to establish, maintain and adjust reserves for future operating expenses, debt service, maintenance capital expenditures, rate refunds and distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When our General Partner determines our quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

Available cash is initially distributed 98% to our common limited partners and 2% to our General Partner. These distribution percentages are modified to provide for incentive distributions to be paid to our General Partner if quarterly distributions to common limited partners exceed specified targets. Incentive distributions are generally defined as all cash distributions paid to our General Partner that are in excess of 2%

of the aggregate amount of cash being distributed. During July 2007, our General Partner, holder of all of our incentive distribution rights, agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to us through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter. The General Partner also agreed that the resulting allocation of incentive distribution rights back to us would be after the General Partner receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter. No incentive distributions were declared for the year ended December 31, 2009.

On May 29, 2009, we entered into an amendment to our senior secured credit facility (see “—Term Loan and Revolving Credit Facility”) which, among other changes, required that we pay no cash distributions through the end of 2009. Commencing with the quarter ending March 31, 2010, cash distributions can be paid, only if our senior secured leverage ratio meets certain thresholds and we have minimum liquidity (both as defined in the credit agreement) of at least $50.0 million at the end of the quarter.

Off Balance Sheet Arrangements

As of December 31, 2009, our off balance sheet arrangements are limited to our letters of credit, issued under the provisions of our revolving credit facility, totaling $10.1 million. These are in place to support various performance obligations as required by (i) statutes within the regulatory jurisdictions where we operate, (ii) surety and (iii) counterparty support.

Contractual Obligations and Commercial Commitments

The following table summarizes our contractual obligations and commercial commitments at December 31, 2009 (in thousands):

		Payments Due By Period
Contractual cash obligations(1):	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Total debt	$1,258,034	$—	$—	$759,505	$498,529
Interest on total debt(2)	553,294	93,281	186,562	142,606	130,845
Derivative-based obligations	43,314	32,549	10,414	351	—
Operating leases	13,533	4,533	7,488	1,512	—

Total contractual cash obligations	$1,868,175	$130,363	$204,464	$903,974	$629,374

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system.
(2)	Based on the interest rates of our respective debt components as of December 31, 2009.

		Amount of Commitment Expiration Per Period
Other commercial commitments:	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Standby letters of credit	$10,080	$10,080	$—	$—	$—

Total commercial commitments	$10,080	$10,080	$—	$—	$—

Common Equity Offerings

In August 2009, we sold 2,689,765 common units in a private placement at an offering price of $6.35 per unit, yielding net proceeds of approximately $16.1 million. We also received a capital contribution from the General Partner of $0.4 million for the General Partner to maintain its 2.0% general partner interest in us. In addition, we issued warrants granting investors in our private placement the right to purchase an additional

2,689,765 common units at a price of $6.35 per unit for a period of two years following the issuance of the original common units. We utilized the net proceeds from the common unit offering to repay a portion of our indebtedness under our senior secured term loan and revolving credit facility (see “—Term Loan and Revolving Credit Facility”), and we made similar repayments with net proceeds from exercises of the warrants in January 2010 (see “—Subsequent Events”).

The common units and warrants sold by us in the August 2009 private placement were subject to a registration rights agreement entered into in connection with the transaction. The registration rights agreement required us to (a) file a registration statement with the Securities and Exchange Commission for the privately placed common units and those underlying the warrants by September 21, 2009 and (b) cause the registration statement to be declared effective by the Securities and Exchange Commission by November 18, 2009. We filed a registration statement with the Securities and Exchange Commission in satisfaction of the registration requirements of the registration rights agreement on September 3, 2009, and the registration statement was declared effective on October 14, 2009.

In June 2008, we sold 5,750,000 common units in a public offering at a price of $37.52 per unit, yielding net proceeds of approximately $206.6 million. Also in June 2008, we sold 1,112,000 common units to Atlas Energy and 278,000 common units to AHD in a private placement at a net price of $36.02 per unit, resulting in net proceeds of approximately $50.1 million. We also received a capital contribution from the General Partner of $5.4 million for the General Partner to maintain its 2.0% general partner interest in us. We utilized the net proceeds from both sales and the capital contribution to fund the early termination of certain derivative agreements.

In July 2007, we sold 25,568,175 common units through a private placement to investors at a negotiated purchase price of $44.00 per unit, yielding net proceeds of approximately $1.125 billion. Of the 25,568,175 common units sold, 3,835,227 common units were purchased by AHD for $168.8 million. We also received a capital contribution from the General Partner of $23.1 million in order for the General Partner to maintain its 2.0% general partner interest in us. We utilized the net proceeds from the sale to partially fund the Chaney Dell and Midkiff/Benedum acquisitions (see “—Significant Acquisitions”). The common units issued were subsequently registered with the Securities and Exchange Commission in November 2007.

Preferred Units

Class A Preferred Units

In April 2007, we and Sunlight Capital agreed to amend the terms of the then-outstanding 40,000 cumulative convertible preferred units (“Class A Preferred Units”) effective as of that date. The terms of the Class A Preferred Units were amended to entitle them to receive dividends of 6.5% per annum commencing in March 2008 and to be convertible, at Sunlight Capital’s option, into common units commencing May 8, 2008 at a conversion price equal to the lesser of $43.00 or 95% of the market price of our common units as of the date of the notice of conversion. We could elect to pay cash rather than issue common units in satisfaction of a conversion request. We had the right to call the Class A Preferred Units at a specified premium. The applicable redemption price under the amended agreement was increased to $53.22. If not converted into common units or redeemed prior to the second anniversary of the conversion commencement date, the Class A Preferred Units would automatically be converted into our common units in accordance with the agreement. In consideration of Sunlight Capital’s consent to the amendment of the Class A Preferred Units, we issued $8.5 million of our 8.125% senior unsecured notes due 2015 to Sunlight Capital. We recorded the senior unsecured notes issued as long-term debt and a preferred unit dividend within Partners’ Capital on our consolidated balance sheet and, during the year ended December 31, 2007, reduced net income (loss) attributable to common limited partners and the General Partner by $3.8 million of this amount, which was the portion deemed to be attributable to the concessions of the common limited partners and the General Partner to the Class A preferred unitholder, on our consolidated statements of operations.

In December 2008, we redeemed 10,000 of the Class A Preferred Units for $10.0 million in cash under the terms of the agreement. The redemption was classified as a reduction of Class A Preferred Equity within Partners’ Capital on our consolidated balance sheet. Our 30,000 outstanding Class A preferred limited partner units were convertible into approximately 5,263,158 common limited partner units at December 31, 2008, which was based upon the market value of our common units and subject to provisions and limitations within the agreement between the parties, with an estimated fair value of approximately $31.6 million based upon the market value of our common units as of that date.

In January 2009, we and Sunlight Capital agreed to amend certain terms of the preferred units’ certificate of designation for the then-outstanding 30,000 Class A Preferred Units. The amendment (a) increased the dividend yield from 6.5% to 12.0% per annum, effective January 1, 2009, (b) established a new conversion commencement date on the outstanding Class A Preferred Units of April 1, 2009, (c) established Sunlight Capital’s new conversion option price of $22.00, enabling the Class A Preferred Units to be converted at the lesser of $22.00 or 95% of the market value of our common units, and (d) established a new price for our call redemption right of $27.25.

The amendment to the preferred units certificate of designation also required that we issue Sunlight Capital $15.0 million of our 8.125% senior unsecured notes due 2015 (see “—Senior Notes”) to redeem 10,000 Class A Preferred Units. Our management estimated that the fair value of the $15.0 million 8.125% senior unsecured notes issued to redeem the Class A Preferred Units was approximately $10.0 million at the date of redemption based upon the market price of the publicly-traded senior notes. As such, we recorded the redemption by recognizing a $10.0 million reduction of Class A Preferred equity within Partners’ Capital, $15.0 million of additional long-term debt for the face value of the senior unsecured notes issued, and a $5.0 million discount on the issuance of the senior unsecured notes that is presented as a reduction of long-term debt on our consolidated balance sheet. The discount recognized upon issuance of the senior unsecured notes will be amortized to interest expense in our consolidated statements of operations over the term of the notes based upon the effective interest rate method.

The amendment to the preferred units certificate of designation also required that (a) we redeem 10,000 of the Class A Preferred Units for cash at the liquidation value on April 1, 2009 and (b) that if Sunlight Capital made a conversion request of the remaining 10,000 Class A Preferred Units between April 1, 2009 and June 1, 2009, we had the option of redeeming the Class A Preferred Units for cash at the stipulated liquidation value or converting the Class A Preferred Units into our common limited partner units at the stipulated conversion price. If Sunlight Capital made a conversion request subsequent to June 1, 2009, 5,000 of the 10,000 Class A Preferred Units would have been required to be redeemed in cash, while we had the option of redeeming the remaining 5,000 Class A Preferred Units in cash or converting the preferred units into our common limited partner units.

On April 1, 2009, we redeemed 10,000 of the Class A Preferred Units held by Sunlight Capital for cash at the liquidation value of $1,000 per unit, or $10.0 million, in accordance with the terms of the amended preferred units’ certificate of designation. On April 13, 2009, we converted 5,000 of the Class A Preferred Units into 1,465,653 common units in accordance with the terms of the amended preferred units’ certificate of designation. We reclassified $5.0 million from Class A preferred limited partner equity to common limited partner equity within Partners’ Capital when these preferred units were converted into common limited partner units. On May 5, 2009, we redeemed the remaining 5,000 Class A Preferred Units held by Sunlight Capital for cash at the liquidation value of $1,000 per unit, or $5.0 million, pursuant to the terms of the amended preferred units certificate of designation. Additionally, on May 5, 2009, we paid Sunlight Capital a preferred dividend of $0.2 million, representing the quarterly dividend on the 5,000 Class A Preferred units held by Sunlight Capital prior to our redemption.

Class B Preferred Units

In December 2008, we sold 10,000 12.0% cumulative convertible Class B preferred units of limited partner interests (the “Class B Preferred Units”) to AHD for cash consideration of $1,000 per Class B Preferred

Unit (the “Face Value”) pursuant to a certificate of designation (the “Class B Preferred Units Certificate of Designation”). On March 30, 2009, AHD, pursuant to its right within the Class B Preferred Unit Purchase Agreement, purchased an additional 5,000 Class B Preferred Units at Face Value. We used the proceeds from the sale of the Class B Preferred Units for general partnership purposes. The Class B Preferred Units receive distributions of 12.0% per annum, paid quarterly on the same date as the distribution payment date for our common units. The record date of determination for holders entitled to receive distributions of the Class B Preferred Units will be the same as the record date of determination for common unit holders entitled to receive quarterly distributions. Additionally, on March 30, 2009, we and AHD agreed to amend the terms of the Class B Preferred Units Certificate of Designation to remove the conversion feature, thus the Class B Preferred Units are not convertible into our common units. The amended Class B Preferred Units Certificate of Designation also gives us the right at any time to redeem some or all of the outstanding Class B Preferred Units for cash at an amount equal to the Class B Preferred Unit Liquidation Value being redeemed, provided that such redemption must be exercised for no less than the lesser of a) 2,500 Class B Preferred Units or b) the number of remaining outstanding Class B Preferred Units.

The cumulative sale of the Class B Preferred Units to AHD is exempt from the registration requirements of the Securities Act of 1933. Dividends paid on the Class B Preferred Units and the premium paid upon the redemption of the Class B Preferred Units, if any, will be recognized as a reduction of our net income (loss) in determining net income (loss) attributable to common unitholders and the General Partner. The Class B Preferred Units are reflected on our consolidated balance sheet as Class B preferred equity within Partners’ Capital.

Term Loan and Revolving Credit Facility

At December 31, 2009, we had a senior secured credit facility with a syndicate of banks which consisted of a term loan which matures in July 2014 and a $380.0 million revolving credit facility which matures in July 2013. Borrowings under the credit facility bear interest, at our option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). The weighted average interest rates on the outstanding revolving credit facility and term loan borrowings at December 31, 2009 were 6.8%. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $10.1 million was outstanding at December 31, 2009. These outstanding letter of credit amounts were not reflected as borrowings on our consolidated balance sheet.

In June 2008, we entered into an amendment to our credit facility agreement to revise the definition of “Consolidated EBITDA” to provide for the add-back of charges relating to our early termination of certain derivative contracts (see “Item 8: Financial Statements and Supplementary Data—Note 12”) in calculating our Consolidated EBITDA. Pursuant to this amendment, in June 2008 we repaid $122.8 million of our outstanding term loan and repaid $120.0 million of outstanding borrowings under the revolving credit facility with proceeds from our issuance of $250.0 million of 10-year, 8.75% senior unsecured notes (see “—Senior Notes”). Additionally, pursuant to this amendment, in June 2008 our lenders increased their commitments for our revolving credit facility by $80.0 million to $380.0 million.

On May 29, 2009, we entered into an amendment to our credit facility agreement which, among other changes:

•	increased the applicable margin above adjusted LIBOR to either (i) the federal funds rate plus 0.5% or (ii) the Wachovia Bank prime rate upon which borrowings under the credit facility bear interest;

•	for borrowings under the credit facility that bear interest at LIBOR plus the applicable margin, set a floor for the adjusted LIBOR interest rate of 2.0% per annum;

•

increased the maximum ratio of total funded debt (as defined in the credit agreement) to consolidated EBITDA (as defined in the credit agreement; the “leverage ratio”) and decreased the minimum ratio of interest coverage (as defined in the credit agreement) that the credit facility requires us to maintain;

•

instituted a maximum ratio of senior secured funded debt (as defined in the credit agreement) to consolidated EBITDA (the “senior secured leverage ratio”) that the credit facility requires us to maintain;

•

required that we pay no cash distributions during the remainder of the year ended December 31, 2009 and allows us to pay cash distributions commencing with the quarter ending March 31, 2010, only if our senior secured leverage ratio is less than 2.75x and we have minimum liquidity (as defined in the credit agreement) of at least $50.0 million;

•	generally limited our annual capital expenditures to $95.0 million for the remainder of fiscal 2009 and $70.0 million each year thereafter, unless certain covenants are achieved;

•

generally limits our annual capital contributions to Laurel Mountain to $10.0 million provided that if less than $10.0 million is paid in any given year that the shortfall may be carried over to the following year;

•

permitted us to retain (i) up to $135.0 million of net cash proceeds from dispositions completed in fiscal 2009 for reinvestment in similar replacement assets within 360 days, and (ii) up to $50.0 million of net cash proceeds from dispositions completed in any subsequent fiscal year subject to certain limitations as defined within the credit agreement; and

•	instituted a mandatory repayment requirement of the outstanding senior secured term loan from excess cash flow (as defined in the credit agreement) based upon our leverage ratio.

Borrowings under the credit facility are secured by a lien on and security interest in all of our property and that of our subsidiaries, except for the assets owned by the Chaney Dell and Midkiff/Benedum joint ventures and the Laurel Mountain joint venture. Borrowings are also secured by the guaranty of each of our consolidated subsidiaries other than the joint venture companies. The credit facility contains customary covenants, including restrictions on our ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to our unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in our subsidiaries. We are also unable to borrow under our credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to our partnership agreement. We are in compliance with these covenants as of December 31, 2009.

The events which constitute an event of default for our credit facility include payment defaults, breaches of representations or covenants contained in the credit agreement, adverse judgments against us in excess of a specified amount, and a change of control of our General Partner. The credit facility requires us to maintain the following ratios:

Fiscal quarter ending:	Maximum Leverage Ratio	Maximum Senior Secured Leverage Ratio	Minimum Interest Coverage Ratio
December 31, 2009	8.50x	5.25x	1.70x
March 31, 2010	9.25x	5.75x	1.40x
June 30, 2010	8.00x	5.00x	1.65x
September 30, 2010	7.00x	4.25x	1.90x
December 31, 2010	6.00x	3.75x	2.20x
Thereafter	5.00x	3.00x	2.75x

As of December 31, 2009, our leverage ratio was 5.2 to 1.0, our senior secured leverage ratio was 3.2 to 1.0, and our interest coverage ratio was 2.5 to 1.0.

Senior Notes

At December 31, 2009, we had $223.1 million principal amount outstanding of 8.75% senior unsecured notes due on June 15, 2018 (“8.75% Senior Notes”) and $275.5 million principal amount outstanding of 8.125% senior unsecured notes due on December 15, 2015 (“8.125% Senior Notes”; collectively, the “Senior Notes”). Our 8.125% Senior Notes are presented combined with a net $3.9 million of unamortized discount as of December 31, 2009. Interest on the Senior Notes in the aggregate is payable semi-annually in arrears on June 15 and December 15. The Senior Notes are redeemable at any time at certain redemption prices, together with accrued and unpaid interest to the date of redemption. Prior to June 15, 2011, we may redeem up to 35% of the aggregate principal amount of the 8.75% Senior Notes with the proceeds of certain equity offerings at a stated redemption price. The Senior Notes in the aggregate are also subject to repurchase by us at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales if we do not reinvest the net proceeds within 360 days. The Senior Notes are junior in right of payment to our secured debt, including our obligations under our credit facility.

In December 2008, we repurchased approximately $60.0 million in face amount of our Senior Notes for an aggregate purchase price of approximately $40.1 million plus accrued interest of approximately $2.0 million. The notes repurchased were comprised of $33.0 million in face amount of our 8.125% Senior Notes and approximately $27.0 million in face amount of our 8.75% Senior Notes. All of the Senior Notes repurchased have been retired and are not available for re-issue.

In January 2009, we issued Sunlight Capital $15.0 million of our 8.125% Senior Notes to redeem 10,000 Class A Preferred Units (see “—Preferred Units”). Our management estimated that the fair value of the $15.0 million 8.125% Senior Notes issued was approximately $10.0 million at the date of issuance based upon the market price of the publicly-traded Senior Notes. As such, we recognized a $5.0 million discount on the issuance of the Senior Notes, which is presented as a reduction of long-term debt on our consolidated balance sheet. The discount recognized upon issuance of the Senior Notes will be amortized to interest expense in our consolidated statements of operations over the term of the 8.125% Senior Notes based upon the effective interest rate method.

Indentures governing the Senior Notes in the aggregate contain covenants, including limitations of our ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of our assets. We are in compliance with these covenants as of December 31, 2009.

In connection with the issuance of the 8.75% Senior Notes, we entered into a registration rights agreement, whereby we agreed to (a) file an exchange offer registration statement with the Securities and Exchange Commission for the 8.75% Senior Notes, (b) cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission, and (c) cause the exchange offer to be consummated by February 23, 2009. If we did not meet the aforementioned deadline, the 8.75% Senior Notes would have been subject to additional interest, up to 1% per annum, until such time that we had caused the exchange offer to be consummated. On November 21, 2008, we filed an exchange offer registration statement for the 8.75% Senior Notes with the Securities and Exchange Commission, which was declared effective on December 16, 2008. The exchange offer was consummated on January 21, 2009, thereby fulfilling all of the requirements of the 8.75% Senior Notes registration rights agreement by the specified dates.

Environmental Regulation

Our operations are subject to federal, state and local laws and regulations governing the release of regulated materials into the environment or otherwise relating to environmental protection or human health or safety. We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of remedial requirements, issuance of injunctions affecting our operations, or other mandatory or consensual measures. We have an ongoing environmental compliance program. However, risks of accidental leaks or spills are associated with the gathering of natural gas. There can be no assurance that we will not incur significant costs and liabilities relating to claims for damages to property, the environment, natural resources, or persons resulting from the operation of our business. Moreover, it is possible that other developments, such as increasingly strict environmental laws and regulations and enforcement policies hereunder, could result in increased costs and liabilities to us.

Environmental laws and regulations have changed substantially and rapidly over the last 25 years, including recent legislation regarding climate change, and we anticipate that there will be continuing changes. One trend in environmental regulation is to increase reporting obligations and place more restrictions and limitations on activities, such as emissions of greenhouse gases and other pollutants, generation and disposal of wastes and use, storage and handling of chemical substances, that may impact human health, the environment and/or endangered species. Related to greenhouse gas emissions, cap and trade programs and/or carbon tax programs are being considered by Congress. Depending on the particular program, we could be required to purchase and surrender allowances, either for greenhouse gas emissions resulting from our operations or from combustion of fuels we process. Depending on the design and implementation of carbon tax programs, our operations could face additional taxes and higher costs of doing business. Although we would not be impacted to a greater degree than other similarly situated gatherers and processors of natural gas or NGLs, a stringent greenhouse gas control program could result in a significant effect on our cost of doing business. However, it is difficult to assess the timing and effect of the pending legislation.

We have developed and implemented a greenhouse gas monitoring plan (“the Plan”) in response to the EPA’s promulgation of the Mandatory Greenhouse Gas Reporting Rule in 40 CFR 98. The Plan is designed to ensure that we achieve and maintain compliance with those facets of the rule which affect our operating facilities. We are diligently and continuously working to ensure that the necessary resources from both within and outside the organization are engaged to provide the information and services required to execute the Plan.

We continue to monitor regulatory and legislative activities regarding greenhouse gas production, detection, reporting and mitigation issues. We recognize that greenhouse gas issues continue to be very dynamic topics of discussion within the scientific, business and political communities, and we are committed to staying abreast of developing rules and mandates that will affect our operations and business activities. We participate within industry organizations in order that we may actively contribute to consolidated initiatives that are continuously monitoring, addressing and contributing to these greenhouse gas issues both during and following their development.

Other increasingly strict environmental restrictions and limitations have resulted in increased operating costs for us and other similar businesses throughout the United States. It is possible that the costs of compliance with environmental laws and regulations may continue to increase. We will attempt to anticipate future regulatory requirements that might be imposed and to plan accordingly, but there can be no assurance that we will identify and properly anticipate each such charge, or that our efforts will prevent material costs, if any, from rising.

Inflation and Changes in Prices

Inflation affects the operating expenses of our operations due to the increase in costs of labor and supplies. While inflation did not have a material impact on our results of operations for the years ended December 31, 2009, 2008 and 2007, the energy sector realized increased costs during 2008, caused by the demand in energy equipment and services due to the increase in commodity prices. Commodity prices have decreased from their highs in 2008 and the related costs have also declined. While we anticipate that inflation will affect our future operating costs, we cannot predict the timing or amounts of any such effects.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires making estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of actual revenue and expenses during the reporting period. Although we base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, actual results may differ from the estimates on which our financial statements are prepared at any given point of time. Changes in these estimates could materially affect our financial position, results of operations or cash flows. Significant items that are subject to such estimates and assumptions include depreciation and amortization, asset impairment, fair value of derivative instruments, the probability of forecasted transactions and the allocation of purchase price to the fair value of assets acquired. We summarize our significant accounting policies within our consolidated financial statements included in Item 8, “Financial Statements and Supplementary Data.” The critical accounting policies and estimates we have identified are discussed below.

Depreciation and Impairment of Long-Lived Assets and Goodwill

Long-Lived Assets. The cost of properties, plants and equipment, less estimated salvage value, is generally depreciated on a straight-line basis over the estimated useful lives of the assets. Useful lives are based on historical experience and are adjusted when changes in planned use, technological advances or other factors indicate that a different life would be more appropriate. Changes in useful lives that do not result in the impairment of an asset are recognized prospectively.

Long-lived assets other than goodwill and intangibles with infinite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. A long-lived asset other than goodwill and intangibles with infinite lives is considered to be impaired when the undiscounted net cash flows expected to be generated by the asset are less than its carrying amount. Events or changes in circumstances that would indicate the need for impairment testing include, among other factors: operating losses; unused capacity; market value declines; technological developments resulting in obsolescence; changes in demand for products manufactured by others utilizing our services or for our products; changes in competition and competitive practices; uncertainties associated with the United States and world economies; changes in the expected level of environmental capital, operating or remediation expenditures; and

changes in governmental regulations or actions. Additional factors impacting the economic viability of long-lived assets are discussed under “Forward Looking Statements” elsewhere in this document.

As discussed below, we recognized an impairment of goodwill at December 31, 2008. We believe this impairment of goodwill was an event that warranted assessment of our long-lived assets for possible impairment. During the year ended December 31, 2009, we completed an evaluation of certain assets based on the current operating conditions and business plans for those assets, including idle and inactive pipelines and equipment. Based on the results of this review, we recognized an impairment charge of approximately $10.3 million for the year ended December 31, 2009, within goodwill and other asset impairments on our consolidated statements of operations.

Goodwill and Intangibles with Infinite Lives. Goodwill and intangibles with infinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. Under the prevailing accounting literature, an impairment loss should be recognized if the carrying value of an entity’s reporting units exceeds its estimated fair value. Because quoted market prices for our reporting units are not available, management must apply judgment in determining the estimated fair value of these reporting units. Management uses all available information to make these fair value determinations, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets. A key component of these fair value determinations is a reconciliation of the sum of these net present value calculations to market capitalization. Prevailing accounting literature acknowledge that the observed market prices of individual trades of an entity’s equity securities (and thus its computed market capitalization) may not be representative of the fair value of the entity as a whole. Substantial value may arise from the ability to take advantage of synergies and other benefits that flow from control over another entity. Consequently, measuring the fair value of a collection of assets and liabilities that operate together in a controlled entity is different from measuring the fair value of that entity’s individual equity securities. In most industries, including ours, an acquiring entity typically is willing to pay more for equity securities that give it a controlling interest than an investor would pay for a number of equity securities representing less than a controlling interest. Therefore, once the above net present value calculations have been determined, we also add a control premium to the calculations. This control premium is subject to judgment and is based on observed acquisitions in our industry. The resultant fair values calculated for the reporting units are then compared to observable metrics on large mergers and acquisitions in our industry to determine whether those valuations appear reasonable in management’s judgment.

As a result of our impairment evaluation at December 31, 2008, we recognized a $615.7 million non-cash impairment charge within our consolidated statements of operations for the year ended December 31, 2008. The goodwill impairment resulted from the reduction in our estimated fair value of reporting units in comparison to their carrying amounts at December 31, 2008. Our estimated fair value of the reporting units was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. These estimates were subjective and based upon numerous assumptions about future operations and market conditions, which are subject to change. There were no goodwill impairments recognized by us during the years ended December 31, 2009 and 2007. See “Goodwill” in “Item 8: Financial Statements and Supplementary Data—Note 2” for information regarding our impairment of goodwill and other assets.

Fair Value of Financial Instruments

FASB ASC established a hierarchy to measure financial instruments at fair value which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1– Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 – Unobservable inputs that reflect the entity’s own assumptions about the assumption market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

We use a fair value methodology to value the assets and liabilities for our respective outstanding derivative contracts (see “Item 8: Financial Statements and Supplementary Data—Note 13”). At December 31, 2009, all of our derivative contracts are defined as Level 2, with the exception of our NGL fixed price swaps and NGL options. Our Level 2 commodity hedges are calculated based on observable market data related to the change in price of the underlying commodity. Our interest rate derivative contracts are valued using a LIBOR rate-based forward price curve model, and are therefore defined as Level 2. Valuations for our NGL fixed price swaps are based on a forward price curve modeled on a regression analysis of quoted price curves for NGL’s for similar locations and therefore are defined as Level 3. Valuations for our NGL options are based on forward price curves developed by the related financial institutions, and therefore are defined as Level 3.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in interest rates and oil and natural gas prices. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonable possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than trading.

General

All of our assets and liabilities are denominated in U.S. dollars, and as a result, we do not have exposure to currency exchange risks.

We are exposed to various market risks, principally fluctuating interest rates and changes in commodity prices. These risks can impact our results of operations, cash flows and financial position. We manage these risks through regular operating and financing activities and periodical use of derivative instruments. The following analysis presents the effect on our results of operations, cash flows and financial position as if the hypothetical changes in market risk factors occurred on December 31, 2009. Only the potential impact of hypothetical assumptions is analyzed. The analysis does not consider other possible effects that could impact our business.

Current market conditions elevate our concern over counterparty risks and may adversely affect the ability of these counterparties to fulfill their obligations to us, if any. The counterparties to our commodity and interest-rate derivative contracts are banking institutions currently participating in our revolving credit facility. We may choose to do business with counterparties outside of our credit facility in the future. The creditworthiness of our counterparties is constantly monitored, and we are not aware of any inability on the part of our counterparties to perform under our contracts.

Interest Rate Risk. At December 31, 2009, we had a $380.0 million senior secured revolving credit facility ($326.0 million outstanding). We also had $433.5 million outstanding under our senior secured term loan at December 31, 2009. Borrowings under the credit facility bear interest, at our option at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). On May 29, 2009, we entered into an amendment to our senior secured revolving credit facility agreement which, among other changes, set a floor for the LIBOR interest rate of 2.0% per annum. The weighted average interest rate for the revolving credit facility borrowings was 6.8% at December 31, 2009, and the weighted average interest rate for the term loan borrowings was 6.8% at December 31, 2009.

At December 31, 2009, we have interest rate derivative contracts having aggregate notional principal amounts of $450.0 million. Under the terms of these agreements, we will pay weighted average interest rates of 3.0%, plus the applicable margin as defined under the terms of our revolving credit facility, and will receive LIBOR, plus the applicable margin, on the notional principal amounts. The interest rate swap agreements are in effect as of December 31, 2009 and expire during periods ranging from January 30, 2010 through April 30, 2010. Beginning May 29, 2009, we discontinued hedge accounting for our interest rate derivatives which were qualified as hedges under prevailing accounting literature. As such, subsequent changes in fair value of these derivatives will be recognized immediately within other income (loss), net in our consolidated statements of operations.

Holding all other variables constant, a 100 basis-point, or 1%, change in interest rates would change our annual interest expense by $0.7 million.

Commodity Price Risk. We are exposed to commodity prices as a result of being paid for certain services in the form of natural gas, NGLs and condensate rather than cash. For gathering services, we receive fees or commodities from the producers to bring the raw natural gas from the wellhead to the processing plant. For processing services, we either receive fees or commodities as payment for these services, based on the type of contractual agreement. Average estimated unhedged 2010 market prices for NGLs, natural gas and condensate, based upon New York Mercantile Exchange (“NYMEX”) forward price curves as of February 15, 2010, are $1.10 per gallon, $5.71 per MMBTU and $76.26 per barrel, respectively. A 10% change in these prices would change our forecasted gross margin for the twelve-month period ended December 31, 2010 by approximately $18.7 million.

We use a number of different derivative instruments, principally swaps and options, in connection with our commodity price and interest rate risk management activities. We enter into financial swap and option instruments to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. We also enter into financial swap instruments to hedge certain portions of our floating interest rate debt against the variability in market interest rates. Swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate are sold or interest payments on the underlying debt instrument are due. Under swap agreements, we receive or pay a fixed price and receive or remit a floating price based on certain indices for the relevant contract period. Commodity-based option instruments are contractual agreements that grant the right, but not the obligation, to receive or pay a fixed price and receive or remit a floating price based on certain indices for the relevant contract period.

On July 1, 2008, we discontinued hedge accounting for our existing commodity derivatives which were qualified as hedges for accounting purposes. In addition, beginning May 29, 2009, we discontinued hedge accounting for our existing interest rate derivatives which were qualified as hedges under prevailing accounting literature. As such, subsequent changes in fair value of these derivatives are recognized immediately within other income (loss), net in our consolidated statements of operations. The fair value of these commodity derivative instruments at June 30, 2008 and interest rate derivative instruments at May 29, 2009, which were recognized in accumulated other comprehensive loss (“OCI”) within Partners’ Capital on our consolidated balance sheet, will be reclassified to our consolidated statements of operations in the future at the time the originally hedged physical transactions affect earnings.

During the years ended December 31, 2009 and 2008, we made net payments of $5.0 million and $274.0 million, respectively, related to the early termination of derivative contracts. The majority of these derivative contracts were put into place simultaneously with our acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009. Additional terminated derivative contracts extend through the fourth quarter of 2012. During the years ended December 31, 2009, 2008 and 2007, we recognized the following derivative activity related to the early termination of these derivative instruments within our consolidated statements of operations (in thousands):

Early termination of derivative contracts	For the Years Ended December 31,
	2009(1)	2008(1)	2007(1)
Cash paid for early termination	$(5,000)	$(273,987)	$—
Less: Deferred recognition of loss on early termination(2)	—	(76,345)	—

	(5,000)	(197,642)	—

Net cash derivative expense included within natural gas and liquids revenue	—	1,762	—
Net cash derivative expense included within other loss, net	(2,260)	(103,909)	—
Net cash derivative expense included within discontinued operations	(2,740)	(95,495)	—
Recognition of deferred hedge loss from prior periods included within natural gas and liquids revenue	(43,112)	(19,764)	—
Recognition of deferred hedge gain (loss) from prior periods included within other income (loss), net	31,488	(23,716)	—
Recognition of deferred hedge gain (loss) from prior periods included within discontinued operations	(11,994)	(28,127)	—

Total recognized loss from early termination	$(28,618)	$(269,249)	$—

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Elk City gas gathering and processing system.
(2)	Deferred recognition based upon effective portion of hedges deferred to OCI, plus theoretical premium related to unwound options which had previously been purchased or sold as part of costless collars

The following table summarizes our gross fair values of derivative instruments for the period indicated:

Interest Fixed-Rate Swaps

Term	Amount	Type	Fair Value(1) Asset/ (Liability) (in thousands)
January 2008-January 2010	$200,000,000	Pay 2.88%—Receive LIBOR	$(438)
April 2008-April 2010	$250,000,000	Pay 3.14%—Receive LIBOR	(2,402)

Total Interest Rate Swaps			$(2,840)

Fixed Price Swaps
Production Period	Purchased/ Sold	Commodity	Volumes(2)	Average Fixed Price	Fair Value(1) Asset/ (Liability) (in thousands)
2010	Purchased	Natural Gas	4,380,000	$8.635	$(13,306)
2010	Sold	Natural Gas Basis	4,500,000	(0.638)	(1,936)
2010	Purchased	Natural Gas Basis	8,880,000	(0.597)	3,369
2011	Sold	Natural Gas Basis	1,920,000	(0.728)	(845)
2011	Purchased	Natural Gas Basis	1,920,000	(0.758)	903
2012	Sold	Natural Gas Basis	720,000	(0.685)	(269)
2012	Purchased	Natural Gas Basis	720,000	(0.685)	269

Total Fixed Price Swaps					$(11,815)

NGL Options
Production Period	Purchased/ Sold	Type	Commodity	Volumes(2)	Average Strike Price	Fair Value(1) Asset/ (Liability) (in thousands)
2010	Purchased	Put	Propane	35,910,000	$1.022	$1,137
2010	Purchased	Put	Normal Butane	3,654,000	1.205	29
2010	Purchased	Put	Natural Gasoline	3,906,000	1.545	102

Total NGL Options						$1,268

Crude Oil Options
Production Period	Purchased/ Sold	Type	Commodity	Volumes(2)	Average Strike Price	Fair Value(1) Asset/ (Liability) (in thousands)
2010	Purchased	Put	Crude Oil	897,000	73.12	3,518
2010	Sold	Call	Crude Oil	3,361,500	81.23	(23,183)
2010	Purchased(3)	Call	Crude Oil	714,000	120.00	430
2011	Sold	Call	Crude Oil	678,000	94.68	(6,687)
2011	Purchased(3)	Call	Crude Oil	252,000	120.00	1,017
2012	Sold	Call	Crude Oil	498,000	95.83	(6,197)
2012	Purchased(3)	Call	Crude Oil	180,000	120.00	1,175

Total Crude Options						$(29,927)

Total Fair Value						$(43,314)

(1)

See “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Fair Value of Financial Instruments” for discussion on fair value methodology.

(2)	Volumes for Natural Gas are stated in MMBTU’s. Volumes for NGLs are stated in gallons. Volumes for Crude are stated in barrels.
(3)

Calls purchased for 2010 through 2012 represent offsetting positions for calls sold. These offsetting positions were entered into to limit the loss which could be incurred if crude oil prices continued to rise.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Unitholders

Atlas Pipeline Partners, L.P.

We have audited the accompanying consolidated balance sheets of Atlas Pipeline Partners, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), partners’ capital, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlas Pipeline Partners, L.P. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Atlas Pipeline Partners, L.P.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 5, 2010 (not separately included herein) expressed an unqualified opinion thereon.

/S/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 5, 2010

(except with respect to the effects of the discontinued operations of Elk City as discussed in Note 4, as to which the date is November 19, 2010)

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

ASSETS	December 31, 2009	December 31, 2008
Current assets:
Cash and cash equivalents	$1,021	$1,445
Accounts receivable – affiliates	—	537
Accounts receivable	80,019	80,611
Current portion of derivative asset	998	44,961
Prepaid expenses and other	13,360	10,156
Current assets of discontinued operations	22,746	33,670

Total current assets	118,144	171,380

Property, plant and equipment, net	1,327,704	1,415,517
Intangible assets, net	149,481	172,584
Investment in joint venture	132,990	—
Long-term portion of derivative asset	361	—
Other assets, net	30,253	24,381
Long-term assets of discontinued operations	379,030	629,334

	$2,137,963	$2,413,196

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable – affiliates	$2,043	$—
Accounts payable	19,556	47,536
Accrued liabilities	13,320	9,691
Accrued interest payable	9,652	2,423
Current portion of derivative liability	33,547	60,396
Accrued producer liabilities	57,430	61,653
Current liabilities of discontinued operations	13,181	38,495

Total current liabilities	148,729	220,194

Long-term portion of derivative liability	11,126	48,159
Long-term debt	1,254,183	1,493,427
Other long-term liability	398	574
Commitments and contingencies

Equity:
Class A preferred limited partner’s interest	—	27,853
Class B preferred limited partner’s interest	14,955	10,007
Common limited partners’ interests	787,834	735,742
Investment in Class B cumulative preferred member units of Atlas Pipeline Holdings II, LLC (reported as treasury units)	(15,000)	—
General Partner’s interest	15,853	14,521
Accumulated other comprehensive loss	(49,190)	(104,944)

Total Partners’ Capital	754,452	683,179
Non-controlling interest	(30,925)	(32,337)

Total Equity	723,527	650,842

	$2,137,963	$2,413,196

See accompanying notes to consolidated financial statements

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Years Ended December 31,
	2009	2008	2007
Revenue:
Natural gas and liquids	$671,078	$1,110,914	$539,795
Transportation, compression and other fees – affiliates	17,536	43,293	33,169
Transportation, compression and other fees – third parties	5,593	10,824	4,635
Other income (loss), net	(21,602)	37,710	(99,082)

Total revenue and other income (loss), net	672,605	1,202,741	478,517

Costs and expenses:
Natural gas and liquids	527,730	900,460	407,994
Plant operating	45,566	47,371	22,974
Transportation and compression	6,657	11,249	6,235
General and administrative	34,549	(4,420)	53,661
Compensation reimbursement – affiliates	2,731	1,487	5,939
Depreciation and amortization	75,684	71,764	34,453
Goodwill and other asset impairment loss	10,325	615,724	—
Interest	103,787	89,869	63,989
Gain on early extinguishment of debt	—	(19,867)	—

Total costs and expenses	807,029	1,713,637	595,245

Equity income in joint venture	4,043	—	—
Gain on asset sale	108,947	—	—

Loss from continuing operations	(21,434)	(510,896)	(116,728)

Discontinued operations:
Gain on sale of discontinued operations	53,571	—	—
Earnings (losses) of discontinued operations	30,577	(93,802)	(23,641)

Income (loss) from discontinued operations	84,148	(93,802)	(23,641)

Net income (loss)	62,714	(604,698)	(140,369)
(Income) loss attributable to non-controlling interests of continuing operations	(3,176)	22,781	(3,940)
Preferred unit dividend effect	—	—	(3,756)
Preferred unit dividends	(900)	(1,769)	—
Preferred unit imputed dividend cost	—	(505)	(2,494)

Net income (loss) attributable to common limited partners and the General Partner	$58,638	$(584,191)	$(150,559)

	Years Ended December 31,
	2009	2008	2007
Allocation of net income (loss) attributable to common limited partners and the General Partner:
Common limited partners’ interest:
Continuing operations	$(24,997)	$(503,533)	$(139,905)
Discontinued operations	82,457	(91,917)	(23,166)

	57,460	(595,450)	(163,071)

General Partner’s interest:
Continuing operations	(513)	13,144	12,987
Discontinued operations	1,691	(1,885)	(475)

	1,178	11,259	12,512

Net income (loss) attributable to common limited partners and the General Partner:
Continuing operations	(25,510)	(490,389)	(126,918)
Discontinued operations	84,148	(93,802)	(23,641)

	$58,638	$(584,191)	$(150,559)

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(0.52)	$(11.80)	$(5.74)
Discontinued operations	1.71	(2.16)	(0.95)

	$1.19	$(13.96)	$(6.69)

Diluted:
Continuing operations	$(0.52)	$(11.80)	$(5.74)
Discontinued operations	1.71	(2.16)	(0.95)

	$1.19	$(13.96)	$(6.69)

Weighted average common limited partner units outstanding:
Basic	48,299	42,513	24,171

Diluted	48,299	42,513	24,171

See accompanying notes to consolidated financial statements

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2009	2008	2007
Net income (loss)	$62,714	$(604,698)	$(140,369)
(Income) loss attributable to non-controlling interests	(3,176)	22,781	(3,940)
Preferred unit dividend effect	—	—	(3,756)
Preferred unit dividends	(900)	(1,769)	—
Preferred unit imputed dividend cost	—	(505)	(2,494)

Net income (loss) attributable to common limited partners and the General Partner	58,638	(584,191)	(150,559)

Other comprehensive income (loss):
Changes in fair value of derivative instruments accounted for as hedges	(2,268)	(97,435)	(101,968)
Reclassification adjustment to earnings for de-designation of cash flow hedges	—	—	12,611
Add: adjustment for realized losses reclassified to net income (loss)	58,022	54,541	49,393

Total other comprehensive income (loss)	55,754	(42,894)	(39,964)

Comprehensive income (loss)	$114,392	$(627,085)	$(190,523)

See accompanying notes to consolidated financial statements

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands, except unit data)

	Class A Preferred	Number of Limited Partner Units Class B Preferred	Common	Class A Preferred Limited Partner	Class B Preferred Limited Partner	Common Limited Partner	General Partner	Accumulated Other Comprehensive Income (Loss)	Class B Preferred Units of Atlas Pipeline Holdings II, LLC	Non- Controlling Interests	Total Partners’ Capital
Balance at January 1, 2007	40,000	—	13,080,418	$39,381	$—	$350,805	$11,034	$(22,086)	$—	$—	$379,134
Issuance of common units	—	—	25,568,175	—	—	1,115,149	—	—	—	—	1,115,149
General Partner capital contribution	—	—	—	—	—	—	23,076	—	—	—	23,076
Class A preferred unit dividend and costs	—	—	—	(8,555)	—	—	—	—	—	—	(8,555)
Unissued common units under incentive plans	—	—	—	—	—	36,346	—	—	—	—	36,346
Issuance of units under incentive plans	—	—	109,988	—	—	(40)	—	—	—	—	(40)
Distribution paid	—	—	—	—	—	(69,668)	(17,209)	—	—	(6,103)	(92,980)
Other comprehensive loss	—	—	—	—	—	—	—	(39,964)	—	—	(39,964)
Net income (loss)	—	—	—	6,250	—	(163,071)	12,512	—	—	3,940	(140,369)

Balance at December 31, 2007	40,000	—	38,758,581	37,076	—	1,269,521	29,413	(62,050)	—	(2,163)	1,271,797

Issuance of common units	—	—	7,140,000	—	—	256,928	—	—	—	—	256,928
Redemption of Class A cumulative convertible							—		—
preferred limited partner units	(10,000)	—	—	(10,053)	—	—	—	—	—	—	(10,053)
Issuance of Class B cumulative convertible									—
preferred limited partner units	—	10,000	—	—	10,000	—	—	—	—	—	10,000
General Partner capital contribution	—	—	—	—	—	—	5,452	—	—	—	5,452
Class A preferred unit dividends	—	—	—	(1,437)	—	—	—	—	—	—	(1,437)
Unissued common units under incentive plans	—	—	—	—	—	(34,010)	—	—	—	—	(34,010)
Issuance of units under incentive plans	—	—	56,227	—	—	—	—	—		—	—
Distribution paid	—	—	—	—	—	(161,248)	(31,602)	—	—	(7,393)	(200,243)
Other comprehensive loss	—	—	—	—	—	—	—	(42,894)	—	—	(42,894)
Net income (loss)	—	—	—	2,267	7	(595,449)	11,258	—	—	(22,781)	(604,698)

Balance at December 31, 2008	30,000	10,000	45,954,808	27,853	10,007	735,742	14,521	(104,944)	—	(32,337)	650,842

Issuance of common units	—	—	2,689,765	—	—	16,074	—	—	—	—	16,074

Redemption/Conversion of Class A cumulative convertible preferred limited partner units	(30,000)	—	1,465,653	(27,528)	—	2,528	—	—	—	—	(25,000)
Issuance of Class B preferred limited partner units	—	5,000	—	—	4,955	—	—	—	—	—	4,955
General Partner capital contribution	—	—	—	—	—	—	658	—	—	—	658
Distributions paid	—	—	—	(775)	(457)	(24,671)	(505)	—	—	(1,764)	(28,172)
Unissued common units under incentive plans	—	—	—	—	—	702	—	—	—	—	702
Issuance of common units under incentive plans	—	—	406,877	—	—	—	—	—	—	—	—
Purchase of Class B cumulative preferred member units of Atlas Pipeline Holdings II, LLC (reported as treasury units)	—	—	—	—	—	—	—	—	(15,000)	—	(15,000)
Other comprehensive income	—	—	—	—	—	—	—	55,754	—	—	55,754
Net income	—	—	—	450	450	57,459	1,179	—	—	3,176	62,714

Balance at December 31, 2009	—	15,000	50,517,103	$—	$14,955	$787,834	$15,853	$(49,190)	$(15,000)	$(30,925)	$723,527

See accompanying notes to consolidated financial statements

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$62,714	$(604,698)	$(140,369)
Less: Income from discontinued operations	84,148	(93,802)	(23,641)

Net loss from continuing operations	(21,434)	(510,896)	(116,728)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	75,684	71,764	34,453
Goodwill and other asset impairment loss	10,325	615,724	—
Gain on early extinguishment of debt	—	(19,867)	—
Equity income in joint venture	(4,043)	—	—
Distributions received from joint venture	4,310	—	—
Loss (gain) on asset sales and dispositions	(108,947)	—	805
Non-cash loss (gain) on derivative value, net	48,007	(373,833)	47,149
Non-cash compensation expense (income)	702	(34,010)	36,306
Amortization of deferred finance costs	8,016	5,946	7,380
Other non-cash	—	(7,393)	(6,103)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable and prepaid expenses and other	(2,686)	35,559	(101,054)
Accounts payable and accrued liabilities	1,197	(14,685)	86,109
Accounts payable and accounts receivable – affiliates	2,580	2,700	4,267

Net cash provided by (used in) continuing operating activities	13,711	(228,991)	(7,416)
Net cash provided by discontinued operating activities	42,142	167,797	107,860

Net cash provided by (used in) operating activities	55,853	(59,194)	100,444

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash received (paid) for acquisitions	—	31,429	(1,884,458)
Capital contribution to joint venture	(1,680)	—	—
Capital expenditures	(110,274)	(181,656)	(46,651)
Net proceeds from sales of assets	89,472	—	553
Other	(1,782)	1,125	(655)

Net cash used in continuing investing activities	(24,264)	(149,102)	(1,931,211)
Net cash provided by (used in) discontinued investing activities	265,387	(143,842)	(93,432)

Net cash provided by (used in) investing activities	241,123	(292,944)	(2,024,643)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of debt	—	244,854	817,131
Repayment of debt	(273,675)	(162,938)	—
Borrowings under credit facility	694,000	787,400	320,500
Repayments under credit facility	(670,000)	(590,400)	(253,500)
Net proceeds from issuance of units	16,074	256,928	1,115,149
Net proceeds from issuance of Class B preferred limited partner units	4,955	10,000	—
Purchase of Class B cumulative preferred units of Atlas Pipeline Holdings II, LLC	(15,000)	—	—
Redemption of Class A preferred limited partner units	(15,000)	(10,053)	—
General Partner capital contributions	658	5,452	23,076
Net distributions paid to non-controlling interests	(1,764)	—	—
Distributions paid to common limited partners , the General Partner and preferred limited partner	(26,349)	(193,741)	(86,293)
Other	(11,299)	(6,260)	(1,004)

Net cash provided by (used in) financing activities	(297,400)	341,242	1,935,059

Net change in cash and cash equivalents	(424)	(10,896)	10,860
Cash and cash equivalents, beginning of year	1,445	12,341	1,481

Cash and cash equivalents, end of year	$1,021	$1,445	$12,341

See accompanying notes to consolidated financial statements

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Atlas Pipeline Partners, L.P. (the “Partnership”) is a publicly-traded (NYSE: APL) Delaware limited partnership engaged in the gathering and processing of natural gas. The Partnership’s operations are conducted through subsidiary entities whose equity interests are owned by Atlas Pipeline Operating Partnership, L.P. (the “Operating Partnership”), a wholly-owned subsidiary of the Partnership. Atlas Pipeline Partners GP, LLC (the “General Partner”), through its general partner interests in the Partnership and the Operating Partnership, owns a 2% general partner interest in the consolidated pipeline operations, through which it manages and effectively controls both the Partnership and the Operating Partnership. The remaining 98% ownership interest in the consolidated pipeline operations consists of limited partner interests. The General Partner also owns 5,754,253 common limited partner units in the Partnership (see Note 5) and 15,000 $1,000 par value Class B preferred limited partner units (see Note 6). At December 31, 2009, the Partnership had 50,517,103 common limited partnership units outstanding, including the 5,754,253 common units held by the General Partner, plus the 15,000 $1,000 par value Class B preferred units held by the General Partner.

The Partnership’s General Partner is a wholly-owned subsidiary of Atlas Pipeline Holdings, L.P. (“AHD”), a publicly-traded partnership (NYSE: AHD). Atlas Energy, Inc. and its affiliates (“Atlas Energy”), a publicly-traded company (NASDAQ: ATLS) which at December 31, 2009, owned a 64.3% ownership interest in AHD’s common units and 1,112,000 of the Partnership’s common limited partnership units, representing a 2.2% ownership interest in the Partnership. On September 29, 2009, Atlas America, Inc., the former name of Atlas Energy, and Atlas Energy Resources, LLC (“Atlas Energy Resources”), a former publicly-traded Delaware limited liability company, consummated a merger pursuant to a definitive merger agreement, whereby Atlas Energy’s wholly owned subsidiary merged with Atlas Energy Resources (the “Merger”), with Atlas Energy Resources surviving as Atlas America’s wholly-owned subsidiary. Additionally, Atlas America changed its name to Atlas Energy, Inc. upon completion of the Merger.

The majority of the natural gas that the Partnership and its affiliates, including Laurel Mountain Midstream LLC (“Laurel Mountain”), gather in Appalachia is derived from wells operated by Atlas Energy Resources. Laurel Mountain, which was formed in May 2009, is a joint venture between the Partnership and The Williams Companies, Inc. (NYSE: WMB) (“Williams”) in which the Partnership retains 49% ownership interest and Williams retains the remaining 51% ownership interest (see Note 3).

The Partnership has adjusted its consolidated financial statements and related footnote disclosures presented within this Form 10-K from the amounts previously presented to reflect the following items:

•

On September 16, 2010, the Partnership completed the sale of its Elk City and Sweetwater, Oklahoma natural gas gathering systems (see Note 4). In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-20-45 “Reporting Discontinued Operations,” the Partnership has retrospectively adjusted its prior period consolidated financial statements to reflect the amounts related to the operations of Elk City as discontinued operations.

•	The Partnership reclassified equity income in joint venture and gain on asset sale to line items separate from total revenue and other income (loss) net.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Non-Controlling Interest

The consolidated financial statements include the accounts of the Partnership, the Operating Partnership and the Operating Partnership’s wholly-owned and majority-owned subsidiaries. The General Partner’s interest in the Operating Partnership is reported as part of its overall 2% general partner interest in the Partnership. All material intercompany transactions have been eliminated.

The Partnership’s consolidated financial statements also include its 95% ownership interest in joint ventures which individually own a 100% ownership interest in the Chaney Dell natural gas gathering system and processing plants and a 72.8% undivided interest in the Midkiff/Benedum natural gas gathering system and processing plants. The Partnership consolidates 100% of these joint ventures and reflects the non-controlling 5% ownership interest in the joint ventures as non-controlling interests on its statements of operations. The Partnership also reflects the 5% ownership interest in the net assets of the joint ventures as non-controlling interests and as a component of Partners’ Capital on its consolidated balance sheets. The joint ventures have a $1.9 billion note receivable from the holder of the 5% ownership interest in the joint ventures, which is reflected within non-controlling interests on the Partnership’s consolidated balance sheets.

The Midkiff/Benedum joint venture has a 72.8% undivided joint venture interest in the Midkiff/Benedum system, of which the remaining 27.2% interest is owned by Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”). Accordingly, the Midkiff/Benedum joint venture proportionally consolidates its 72.8% ownership interest in the assets and liabilities and operating results of the Midkiff/Benedum system.

Equity Method Investments

The Partnership’s consolidated financial statements include its 49% ownership interest in Laurel Mountain, a joint venture which owns and operates the Partnership’s former Appalachia Basin natural gas gathering systems, excluding the Partnership’s northeastern Tennessee operations. The Partnership accounts for its investment in the joint venture under the equity method of accounting. Under this method, the Partnership records its proportionate share of the joint venture’s net income (loss) as equity income on its consolidated statements of operations (see Note 3).

Use of Estimates

The preparation of the Partnership’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the Partnership’s consolidated financial statements, as well as the reported amounts of revenue and expense during the reporting periods. The Partnership’s consolidated financial statements are based on a number of significant estimates, including revenue and expense accruals, depreciation and amortization, asset impairment, the fair value of derivative instruments, the probability of forecasted transactions, the allocation of purchase price to the fair value of assets acquired and other items. Actual results could differ from those estimates.

The natural gas industry principally conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results were recorded using estimated volumes and commodity market prices. Differences between estimated and actual amounts are recorded in the following month’s financial results. Management believes that the operating results presented represent actual results in all material respects (see “Revenue Recognition” accounting policy for further description).

Cash Equivalents

The Partnership considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. These cash equivalents consist principally of temporary investments of cash in short-term money market instruments.

Receivables

In evaluating the realizability of its accounts receivable, the Partnership performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by the Partnership’s review of its customers’ credit information. The Partnership extends credit on an unsecured basis to many of its customers. At December 31, 2009 and 2008, the Partnership recorded no allowance for uncollectible accounts receivable on its consolidated balance sheets.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or, upon acquisition of a business, at the fair value of the assets acquired. Maintenance and repairs are expensed as incurred. Major renewals and improvements that extend the useful lives of property are capitalized. Depreciation and amortization expense is based on cost less the estimated salvage value primarily using the straight-line method over the asset’s estimated useful life. The Partnership follows the composite method of depreciation and has determined the composite groups to be the major asset classes of its gathering and processing systems. Under the composite depreciation method, any gain or loss upon disposition or retirement of pipeline, gas gathering and processing components, is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in the Partnership’s results of operations.

Impairment of Long-Lived Assets

The Partnership reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset’s estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value if such carrying amount exceeds the fair value.

As discussed below, the Partnership recognized an impairment of goodwill at December 31, 2008. The Partnership believes this impairment of goodwill was an event that warranted assessment of its long-lived assets for possible impairment. During the year ended December 31, 2009, the Partnership completed an evaluation of certain assets based on the current operating conditions and business plans for those assets, including idle and inactive pipelines and equipment. Based on the results of this review, the Partnership recognized an impairment charge of approximately $10.3 million for the year ended December 31, 2009, within goodwill and other asset impairments on the Partnership’s consolidated statements of operations.

Capitalized Interest

The Partnership capitalizes interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. The weighted average rate used to capitalize interest on borrowed funds was 6.4%, 6.3% and 8.0% for the years ended December 31, 2009, 2008 and 2007, respectively. The amount of interest capitalized was $2.6 million, $3.8 million and $0.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Derivative Instruments

The Partnership enters into certain financial contracts to manage its exposure to movement in commodity prices and interest rates. The Partnership records each derivative instrument in the balance sheet as either an asset or liability measured at fair value. Changes in a derivative instrument’s fair value are recognized currently in the consolidated statements of operations. On July 1, 2008, the Partnership discontinued hedge accounting for all of its existing commodity derivatives which were qualified as hedges. As such, subsequent changes in fair value of these derivatives are recognized immediately within other income (loss), net in its consolidated statements of operations. Prior to discontinuance of hedge accounting, the fair value of these commodity derivative instruments was recognized in accumulated other comprehensive loss within Partners’ Capital on the Partnership’s consolidated balance sheet and reclassified to the Partnership’s consolidated statements of operations at the time the originally hedged physical transactions affect earnings.

Intangible Assets

The Partnership has recorded intangible assets with finite lives in connection with certain consummated acquisitions. The following table reflects the components of intangible assets being amortized at December 31, 2009 and 2008 (in thousands):

	December 31, 2009(1)	December 31, 2008(1)	Estimated Useful Lives In Years

Customer relationships:
Gross carrying amount	205,313	205,313	7–20

Accumulated amortization	(55,832)	(32,729)

Net carrying Amount	$149,481	$172,584

(1)	Restated to reflect amounts reclassified to discontinued operations due to the sale of the Partnership’s Elk City gas gathering and processing system (see Note 4).

The Partnership amortizes intangible assets with finite useful lives over their estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset must be amortized over the best estimate of its useful life. At a minimum, the Partnership will assess the useful lives of all intangible assets on an annual basis to determine if adjustments are required. The estimated useful life for the Partnership’s customer contract intangible assets is based upon the approximate average length of customer contracts in existence and expected renewals at the date of acquisition. The estimated useful life for the Partnership’s customer relationship intangible assets is based upon the estimated average length of non-contracted customer relationships in existence at the date of acquisition, adjusted for management’s estimate of whether these individual relationships will continue in excess or less than the average length. Amortization expense on intangible assets was $23.1 million, $23.1 million and $9.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. Amortization expense related to intangible assets is estimated to be as follows for each of the next five calendar years: 2010 to 2013—$23.1 million; 2014—$19.5 million.

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2009, 2008 and 2007 were as follows (in thousands):

	Years Ended December 31,
	2009	2008(1)	2007(1)
Balance, beginning of year	$—	$648,147	$2,305
Purchase price allocation adjustment – Chaney Dell and Midkiff/Benedum acquisition	—	—	645,842
Post-closing purchase price adjustment with seller and purchase price allocation adjustment - Chaney Dell and Midkiff/Benedum acquisition	—	(2,217)	—
Recovery of state sales tax initially paid on transaction – Chaney Dell and Midkiff/ Benedum acquisition	—	(30,206)	—
Impairment loss	—	(615,724)	—

Balance, end of year	$—	$—	$648,147

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system and Elk City gas gathering and processing system (see Note 4).

The Partnership tests its goodwill for impairment at each year end by comparing reporting unit estimated fair values to carrying values. Because quoted market prices for the Partnership’s reporting units are not available, management must apply judgment in determining the estimated fair value of these reporting units. Management uses all available information to make these fair value determinations, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets. A key component of these fair value determinations is a reconciliation of the sum of these net present value calculations to the Partnership’s market capitalization. The principles of prevailing accounting literature and its interpretations acknowledge that the observed market prices of individual trades of an entity’s equity securities (and thus its computed market capitalization) may not be representative of the fair value of the entity as a whole. Substantial value may arise from the ability to take advantage of synergies and other benefits that flow from control over another entity. Consequently, measuring the fair value of a collection of assets and liabilities that operate together in a controlled entity is different from measuring the fair value of that entity’s individual equity securities. In most industries, including the Partnership’s, an acquiring entity typically is willing to pay more for equity securities that give it a controlling interest than an investor would pay for a number of equity securities representing less than a controlling interest. Therefore, once the above net present value calculations have been determined, the Partnership also adds a control premium to the calculations. This control premium is subject to judgment and is based on observed acquisitions in the Partnership’s industry. The resultant fair values calculated for the reporting units are then compared to observable metrics on large mergers and acquisitions in the Partnership’s industry to determine whether those valuations appear reasonable in management’s judgment.

As a result of its impairment evaluation at December 31, 2008, the Partnership recognized a $615.7 million non-cash impairment charge within its consolidated statements of operations for the year ended December 31, 2008. The goodwill impairment resulted from the reduction in the Partnership’s estimated fair value of reporting units in comparison to their carrying amounts at December 31, 2008. The Partnership’s estimated fair value of its reporting units was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. There were no goodwill impairments recognized by the Partnership during the years ended December 31, 2009 and 2007.

The Partnership had adjusted its preliminary purchase price allocation for the acquisition of its Chaney Dell and Midkiff/Benedum systems since its July 2007 acquisition date by adjusting the estimated amounts allocated to goodwill, intangible assets and property, plant and equipment. Also, in April 2008, the Partnership received a $30.2 million cash reimbursement for sales tax initially paid on its transaction to acquire the Chaney Dell and Midkiff/Benedum systems in July 2007. The $30.2 million was initially capitalized as an acquisition cost and allocated to the assets acquired, including goodwill, based upon their estimated fair values at the date of acquisition. Based upon the reimbursement of the sales tax paid in April 2008, the Partnership reduced goodwill recognized in connection with the acquisition (see Note 11).

Income Taxes

The Partnership is not subject to U.S. federal and most state income taxes. The partners of the Partnership are liable for income tax in regard to their distributive share of the Partnership’s taxable income. Such taxable income may vary substantially from net income (loss) reported in the accompanying consolidated financial statements. Certain corporate subsidiaries of the Partnership are subject to federal and state income tax. The federal and state income taxes related to the Partnership and these corporate subsidiaries were immaterial to the consolidated financial statements and are recorded in pre-tax income on a current basis only. Accordingly, no federal or state deferred income tax has been provided for in the accompanying consolidated financial statements.

The Partnership evaluates tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely-than-not” threshold of being sustained by the applicable tax authority. The Partnership’s management does not believe it has any tax positions taken within its consolidated financial statements that would not meet this threshold. The Partnership’s policy is to reflect interest and penalties related to uncertain tax positions, when and if they become applicable. The Partnership has not recognized any potential interest or penalties in its consolidated financial statements as of December 31, 2009.

The Partnership files income tax returns in the U.S. federal and various state jurisdictions. The Partnership is no longer subject to income tax examinations by major tax authorities for years prior to 2006. The Partnership is not currently being examined by any jurisdiction and is not aware of any potential examinations as of December 31, 2009.

Stock-Based Compensation

All share-based payments to employees, including grants of employee stock options, are to be recognized in the financial statements based on their fair values. Compensation expense associated with share-based payments is recognized within general and administrative expenses on the Partnership’s statement of operations from the date of the grant through the date of vesting amortized on a straight-line method. Generally, no expense is recorded for awards that do not vest due to forfeiture.

Net Income (Loss) Per Common Unit

Basic net income (loss) attributable to common limited partners per unit is computed by dividing net income (loss) attributable to common limited partners, which is determined after the deduction of net income attributable to participating securities, if applicable, and net income (loss) attributable to the General Partner’s and the preferred unitholder’s interests, by the weighted average number of common limited partner units outstanding during the period. The General Partner’s interest in net income (loss) is calculated on a quarterly basis based upon its 2% interest and incentive distributions to be distributed for the quarter (see Note 8), with a priority allocation of net income to the General Partner’s incentive distributions, if any, in accordance with the partnership agreement, and the remaining net income (loss) allocated with respect to the General Partner’s and limited partners’ ownership interests.

The Partnership presents net income (loss) per unit under the two-class method for master limited partnerships, which considers whether the incentive distributions of a master limited partnership represent a participating security when considered in the calculation of earnings per unit under the two-class method. The two-class method considers whether the partnership agreement contains any contractual limitations concerning distributions to the incentive distribution rights that would impact the amount of earnings to allocate to the incentive distribution rights for each reporting period. If distributions are contractually limited to the incentive distribution rights’ share of currently designated available cash for distributions as defined under the partnership agreement, undistributed earnings in excess of available cash should not be allocated to the incentive distribution rights. Under the two-class method, management of the Partnership believes that the partnership agreement contractually limits cash distributions to available cash and, therefore, undistributed earnings are not allocated to the incentive distribution rights.

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are included in the computation of EPU pursuant to the two-class method. The Partnership’s phantom unit awards, which consist of common units issuable under the terms of its long-term incentive plan and incentive compensation agreements (see Note 17), contain non-forfeitable rights to distribution equivalents of the Partnership. The participation rights result in a non-contingent transfer of value each time the Partnership declares a distribution or distribution equivalent right during the award’s vesting period. All prior period EPU computations have been retroactively adjusted to reflect the adoption of accounting standards summarized above related to EPU that were effective January 1, 2009.

The following is a reconciliation of net income (loss) from continuing operations and net income from discontinued operations allocated to the General Partner and common limited partners for purposes of calculating net income (loss) attributable to common limited partners per unit (in thousands, except per unit data):

	Years Ended December 31,
	2009(1)	2008(1)(2)	2007(1)(2)
Continuing operations:
Net loss	$(21,434)	$(510,896)	$(116,728)
(Income) loss attributable to non-controlling interest	(3,176)	22,781	(3,940)
Preferred unit dividend effect	—	—	(3,756)
Preferred unit dividends	(900)	(1,769)	—
Preferred unit imputed dividend cost	—	(505)	(2,494)

Net loss attributable to common limited partners and the General Partner	(25,510)	(490,389)	(126,918)
General Partner’s actual cash incentive distributions declared	—	23,472	15,857
General Partner’s actual 2% ownership interest	(513)	(10,328)	(2,870)

Less: Net income (loss) attributable to the general partner’s ownership interests	(513)	13,144	12,987

Net loss attributable to common limited partners	(24,997)	(503,533)	(139,905)
Less: net loss attributable to participating securities – phantom units	—	(2,109)	(1,302)

Net loss utilized in the calculation of net income (loss) from continuing operations attributable to common limited partners per unit	$(24,997)	$(501,424)	$(138,603)

Discontinued operations:
Net income (loss)	$84,148	$(93,802)	$(23,641)
Net income (loss) attributable to the general partner’s ownership interests (2% ownership interest)	1,691	(1,885)	(475)

Net income (loss) utilized in the calculation of net income (loss) from discontinued operations attributable to common limited partners per unit	$82,457	$(91,917)	$(23,166)

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its Elk City gas gathering and processing system (see Note 4).
(2)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system (see Note 4).

Diluted net income (loss) attributable to common limited partners per unit is calculated by dividing net income (loss) attributable to common limited partners, less income allocable to participating securities, by the sum of the weighted average number of common limited partner units outstanding and the dilutive effect of unit option awards, as calculated by the treasury stock method. Unit options consist of common units issuable upon payment of an exercise price by the participant under the terms of the Partnership’s long-term incentive plan (see Note 17). The following table sets forth the reconciliation of the Partnership’s weighted average number of common limited partner units used to compute basic net income (loss) attributable to common limited partners per unit with those used to compute diluted net income (loss) attributable to common limited partners per unit (in thousands):

	Years Ended December 31,
	2009	2008	2007
Weighted average common limited partner units – basic	48,299	42,513	24,171
Add: effect of dilutive option incentive awards(1)	—	—	—
Add: effect of dilutive unit warrants(2)	—	—	—

Add effect of dilutive convertible preferred limited partner units(3)	—	—	—

Weighted average common limited partner units – diluted	48,299	42,513	24,171

(1)	For the year ended December 31, 2009, 100,000 unit options were excluded from the computation of diluted earnings attributable to common limited partners per unit because the inclusion of such unit options would have been anti-dilutive. There were no unit options or warrants outstanding for the years ended December 31, 2008 and 2007.
(2)	For the year ended December 31, 2009, potential common limited partner units issuable upon exercise of the Partnership’s warrants (see Note 6) were excluded from computation of diluted net loss attributable to common limited partners as the impact of the conversion would have been anti-dilutive. There were no warrants outstanding for the years ended December 31, 2008 and 2007.
(3)	For the years ended December 31, 2008 and 2007, potential common limited partner units issuable upon conversion of the Partnership’s Class A and Class B cumulative convertible preferred limited partner units were excluded from the computation of diluted net income (loss) attributable to common limited partners as the impact of the conversion would have been anti-dilutive. There were no convertible preferred limited partner units outstanding for the year ended December 31, 2009 (see Note 6 for additional information regarding the conversion features of the preferred limited partner units).

Environmental Matters

The Partnership is subject to various federal, state and local laws and regulations relating to the protection of the environment. The Partnership has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures, including legislation related to greenhouse gas emissions. The Partnership accounts for environmental contingencies in accordance with prevailing accounting literature. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. At this time, the Partnership is unable to assess the timing and/or effect of potential cap and trade programs or carbon taxes related to greenhouse gas emissions. The Partnership maintains insurance which may cover in whole or in part certain environmental expenditures. At December 31, 2009 and 2008, the Partnership had no environmental matters requiring specific disclosure or requiring the recognition of a liability.

Segment Information

The Partnership has two reportable segments. The Mid-Continent segment consists of the Chaney Dell, Velma and Midkiff/Benedum operations, which are comprised of natural gas gathering and processing assets located in Oklahoma, Texas, and southern Kansas. The Appalachia segment is comprised of natural gas transportation, gathering and processing assets located in the Appalachian Basin area (“Appalachia”) of eastern Ohio, western New York, western Pennsylvania and northeastern Tennessee. Effective May 31, 2009, the Appalachia operations were principally conducted through the Partnership’s gathering system in Tennessee and its 49% ownership interest in Laurel Mountain, a joint venture to which the Partnership contributed its natural gas transportation, gathering and processing assets located in northeastern Appalachia. The Partnership recognizes its ownership interest in Laurel Mountain under the equity method of accounting. Mid-Continent revenues are primarily derived from the sale of Residue Gas and NGLs and gathering of natural gas. Appalachia revenues are principally based on contractual arrangements with Atlas Energy and its affiliates. These reportable segments reflect the way the Partnership manages its operations.

Revenue Recognition

The Partnership’s revenue primarily consists of the fees earned from its gathering and processing operations. Under certain agreements, the Partnership purchases natural gas from producers and moves it into receipt points on its pipeline systems, and then sells the natural gas, or produced natural gas liquids (“NGLs”), if any, off of delivery points on its systems. Under other agreements, the Partnership gathers natural gas across its systems, from receipt to delivery point, without taking title to the natural gas. Revenue associated with the physical sale of natural gas is recognized upon physical delivery of the natural gas. In connection with the Partnership’s gathering and processing operations, it enters into the following types of contractual relationships with its producers and shippers:

Fee-Based Contracts. These contracts provide a set fee for gathering and/or processing raw natural gas. Revenue is a function of the volume of natural gas that the Partnership gathers and processes and is not directly dependent on the value of the natural gas. The Partnership is also paid a separate compression fee on many of its systems. The fee is dependent upon the volume of gas flowing through its compressors and the quantity of compression stages utilized to gather the gas.

Percentage of Proceeds (“POP”) Contracts. These contracts provide for the Partnership to retain a negotiated percentage of the sale proceeds from residue natural gas and NGLs it gathers and processes, with the remainder being remitted to the producer. In this contract-type, the Partnership and the producer are directly dependent on the volume of the commodity and its value; the Partnership effectively owns a percentage of the commodity and revenues are directly correlated to its market value. POP Contracts may include a fee component which is charged to the producer.

Keep-Whole Contracts. These contracts require the Partnership, as the processor and gatherer, to gather or purchase raw natural gas at current market rates. The volume of gas gathered or purchased is based on the measured volume at an agreed upon location (generally at the wellhead). The volume of gas redelivered or sold at the tailgate of the Partnership’s processing facility will be lower than the volume purchased at the wellhead primarily due to BTUs extracted when processed through a plant. Therefore, the Partnership bears the economic risk (the “processing margin risk”) that (i) the volume of Residue Gas available for redelivery to the producer may be less than received from the producer; or (ii) the aggregate proceeds from the sale of the processed natural gas and NGLs could be less than the amount that the Partnership paid for the unprocessed natural gas (plus, in either case, the cost of the natural gas the Partnership must purchase to return an equivalent volume, measured in BTU content, to producers to keep them whole with respect to their original measured volume). In order to help mitigate the risk associated with Keep-Whole contracts the Partnership generally imposes a fee to gather the gas that is settled under this arrangement. Also, because the natural gas volumes contracted under Keep-Whole agreements is often lower in BTU content and thus, can meet downstream pipeline specifications without being processed, the natural gas can be bypassed around the processing plants on these systems and delivered directly into downstream pipelines during periods of margin risk.

The Partnership accrues unbilled revenue due to timing differences between the delivery of natural gas, NGLs, and condensate and the receipt of a delivery statement. This revenue is recorded based upon volumetric data from the Partnership’s records and management estimates of the related gathering and compression fees which are, in turn, based upon applicable product prices (see “—Use of Estimates” accounting policy for further description). The Partnership had unbilled revenues at December 31, 2009 and 2008 of $61.2 million and $47.8 million, respectively, which are included in accounts receivable and accounts receivable-affiliates within its consolidated balance sheets.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income (loss), are referred to as “other comprehensive income (loss)” or “OCI” and for the Partnership only include changes in the fair value of unsettled derivative contracts which are accounted for as cash flow hedges (see Note 12).

Recently Adopted Accounting Standards

In June 2009, the FASB issued Accounting Standards Update 2009-01, “Topic 105—Generally Acceptable Accounting Principles Amendments Based on Statement of Financial Accounting Standards No. 168—The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“Update 2009-01”). Update 2009-01 establishes the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. The ASC supersedes all existing non-Securities and Exchange Commission accounting and reporting standards. Following the ASC, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to update the ASC. The ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Partnership adopted the requirements of Update 2009-01 to its financial statements on September 30, 2009 and it did not have a material impact on its financial statement disclosures.

In May 2009, the FASB issued ASC 855-10, “Subsequent Events” (“ASC 855-10”). ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The provisions require management of a reporting entity to evaluate events or transactions that may occur after the balance sheet date for potential recognition or disclosure in the financial statements and provides guidance for disclosures that an entity should make about those events. ASC 855-10 is effective for interim or annual financial periods ending after June 15, 2009 and shall be applied prospectively. The Partnership adopted the requirements of this standard on June 30, 2009 and it did not have a material impact to its financial position or results of operations or related disclosures. The adoption of these provisions does not change the Partnership’s current practices with respect to evaluating, recording and disclosing subsequent events.

In June 2008, the FASB issued ASC 260-10-45-61A, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“ASC 260-10-45-61A”). ASC 260-10-45-61A applies to the calculation of EPU described in previous guidance, for share-based payment awards with rights to dividends or dividend equivalents. It states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPU pursuant to the two-class method. ASC 260-10-45-61A is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption was prohibited. The Partnership adopted the requirements on January 1, 2009 and its adoption did not have a material impact on its financial position and results of operations.

In April 2008, the FASB issued ASC 350-30-65-1, “Determination of Useful Life of Intangible Assets” (“ASC 350-30-65-1”). ASC 350-30-65-1 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previous guidance. The intent of ASC 350-30-65-1 is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The Partnership adopted the requirements of ASC 350-30-65-1 on January 1, 2009 and its adoption did not have a material impact on its financial position and results of operations.

In March 2008, the FASB issued ASC 260-10-55-103 through 55-110, “Application of the Two-Class Method” (“ASC 260-10-55-103”), which considers whether the incentive distributions of a master limited partnership represent a participating security when considered in the calculation of earnings per unit under the two-class method. ASC 260-10-55-103 considers whether the partnership agreement contains any contractual limitations concerning distributions to the incentive distribution rights that would impact the amount of earnings to allocate to the incentive distribution rights for each reporting period. If distributions are contractually limited to the incentive distribution rights’ share of currently designated available cash for distributions as defined under the partnership agreement, undistributed earnings in excess of available cash should not be allocated to the incentive distribution rights. The Partnership’s adoption of ASC 260-10-55-103 on January 1, 2009 impacted its presentation of net income (loss) per common limited partner unit as the Partnership previously presented net income (loss) per common limited partner unit as though all earnings were distributed each quarterly period (see “—Net Income (Loss) Per Common Unit”). The Partnership adopted the requirements of ASC 260-10-55-103 on January 1, 2009 and its adoption did not have a material impact on its financial position and results of operations.

In March 2008, the FASB issued ASC 815-10-50-1, “Disclosures about Derivative Instruments and Hedging Activities” (“ASC 815-10-50-1”), to require enhanced disclosure about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The Partnership adopted the requirements of this section of ASC 815-10-50-1 on January 1, 2009 and it did not have a material impact on its financial position or results of operations (see Note 12).

In December 2007, the FASB issued ASC 810-10-65-1, “Non-controlling Interests in Consolidated Financial Statements” (“ASC 810-10-65-1”). ASC 810-10-65-1 establishes accounting and reporting standards for the non-controlling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to be reported and disclosed on the face of the consolidated statements of operations at amounts that include the amounts attributable to both the parent and the non-controlling interest. Additionally, ASC 810-10-65-1 establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and that the parent recognize a gain or loss in net income when a subsidiary is deconsolidated and adjust its remaining investment, if any, at fair value. The Partnership adopted the requirements of ASC 810-10-65-1on January 1, 2009 and adjusted its presentation of its financial position and results of operations. Prior period financial position and results of operations have been adjusted retrospectively to conform to these provisions.

In December 2007, the FASB issued ASC 805, “Business Combinations” (“ASC 805”). ASC 805 retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. ASC 805 requires an acquirer to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, at their fair values as of that date, with specified limited exceptions. Additionally, it requires costs incurred in connection with an acquisition be expensed as incurred. Restructuring costs, if any, are to be recognized separately from the acquisition. The acquirer in a business combination achieved in stages must also recognize the identifiable assets and liabilities, as well as the non-controlling interests in the acquiree, at the full amounts of their fair values. The Partnership adopted these requirements on January 1, 2009 and it did not have a material impact on its financial position and results of operations.

Recently Issued Accounting Standards

In January 2010, the FASB issued Accounting Standards Update 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements” (“Update 2010-06”). Update 2010-06 amends Subtopic 820-10, “Fair Value Measurements and Disclosures—Overall” and provides enhanced disclosure requirements for activity in Levels 1, 2 and 3 fair value measurements. The amendment requires significant transfers in and out of Levels 1 and 2 fair value measurements to be reported separately and the reasons for such transfers to be disclosed. Update 2010-06 also requires information regarding purchases, sales, issuances, and settlements to be disclosed separately on a gross basis in the reconciliation of fair value measurements using unobservable inputs for all activity in Level 3 fair value measurements. Additionally, the amendment clarifies that fair value measurement for each class of assets and liabilities must be disclosed as well as disclosures pertaining to the inputs and valuation techniques for both recurring and nonrecurring fair value measurements in Levels 2 and 3. These requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those requirements will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Partnership will apply these requirements upon its adoption on January 1, 2010 and does not expect it to have a material impact on its financial position, results of operations or related disclosures.

NOTE 3 – INVESTMENT IN JOINT VENTURE

On May 31, 2009, the Partnership and subsidiaries of Williams completed the formation of Laurel Mountain, a joint venture which owns and operates the Partnership’s Appalachia natural gas gathering system, excluding the Partnership’s northeastern Tennessee operations. Williams contributed cash of $100.0 million to the joint venture (of which the Partnership received approximately $87.8 million, net of working capital adjustments) and a note receivable of $25.5 million. The Partnership contributed the Appalachia natural gas gathering system and retained a 49% ownership interest in Laurel Mountain. The Partnership is also entitled to preferred distribution rights relating to all payments on the note receivable. Williams obtained the remaining 51% ownership interest in Laurel Mountain.

Upon completion of the transaction, the Partnership recognized its 49% ownership interest in Laurel Mountain as an investment in joint venture on its consolidated balance sheet at fair value. During the year ended December 31, 2009, the Partnership recognized a gain on sale of $108.9 million, including $54.2 million associated with the revaluation of the Partnership’s investment in Laurel Mountain to fair value. The revaluation of the retained investment was determined based upon the value received for the 51% contributed to the Laurel Mountain joint venture. The Partnership used the net proceeds from the transaction to reduce borrowings under its senior secured credit facility (see Note 14). In addition, Atlas Energy Resources sold two natural gas processing plants and associated pipelines located in southwestern Pennsylvania to Laurel Mountain for $10.0 million. In connection with the formation of Laurel Mountain, Laurel Mountain entered into natural gas gathering agreements with Atlas Energy Resources which superseded the existing natural gas gathering agreements and omnibus agreement between the Partnership and Atlas Energy Resources. Under the new gas gathering agreement, Atlas Energy Resources is obligated to pay a gathering fee that is generally the same as the gathering fee required under the terminated agreements, the greater of $0.35 per MCF or 16% of the realized sales price (except that a lower fee applies with respect to specific wells subject to certain existing contracts or in the event Laurel Mountain fails to perform specified obligations). The Partnership has accounted for its ownership interest in Laurel Mountain under the equity method of accounting, with recognition of its ownership interest in the income of Laurel Mountain as equity income on its consolidated statements of operations. As of the year ended December 31, 2009, the Partnership has utilized $1.7 million of the $25.5 million note receivable to make a capital contribution to Laurel Mountain.

NOTE 4 – DISCONTINUED OPERATIONS

On May 4, 2009, the Partnership completed the sale of its NOARK gas gathering and interstate pipeline system to Spectra Energy Partners OLP, LP (NYSE:SEP) (“Spectra”) for net proceeds of $294.5 million in cash, net of working capital adjustments. The Partnership used the net proceeds from the transaction to reduce borrowings under its senior secured term loan and revolving credit facility (see Note 14). The Partnership accounted for the sale of the NOARK system assets as discontinued operations within its consolidated financial statements and recorded a gain of $51.1 million on the sale of the NOARK assets within income from discontinued operations on its consolidated statements of operations during the year ended December 31, 2009.

On September 16, 2010, the Partnership completed the sale of its Elk City and Sweetwater, Oklahoma natural gas gathering systems, the related processing and treating facilities (including the Prentiss treating facility) and the Nine Mile processing plant (collectively, “Elk City”) to a subsidiary of Enbridge Energy Partners, L.P. (NYSE: EEP) for $682.0 million in cash, excluding any working capital adjustment or transactions costs. The Partnership accounted for the earnings of Elk City as discontinued operations within its consolidated financial statements and recorded a gain of $311.5 million on the sale of Elk City within income from discontinued operations on its consolidated statements of operations during the three and nine months ended September 30, 2010.

The following table summarizes the components included within income from discontinued operations on the Partnership’s consolidated statements of operations (in thousands):

	Years Ended December 31,
	2009	2008	2007
NOARK
Total revenue and other income (loss), net	$21,274	$62,423	$56,587
Total costs and expenses	(9,857)	(41,877)	(25,757)
Gain on asset sale	51,078	—	—

Income from NOARK discontinued operations	62,495	20,546	30,830

Elk City
Total revenue and other income (loss), net	167,543	180,366	133,696
Total costs and expenses	(148,383)	(294,714)	(188,167)
Gain on asset sale	2,493	—	—

Income (loss) from Elk City discontinued operations	21,653	(114,348)	(54,471)

Total income (loss) from discontinued operations	$84,148	$(93,802)	$(23,641)

During the year ended December 31, 2008, the Partnership recognized within income from discontinued operations on its consolidated statement of operations $61.1 million of goodwill impairment charges related to Elk City and impairment charges totaling $21.6 million in connection with a write-off of costs related to NOARK’s pipeline expansion project. The costs incurred consisted of preliminary construction and engineering costs incurred as well as a vendor deposit for the manufacture of pipeline which expired in accordance with a contractual arrangement.

The following table summarizes the components included within total assets and liabilities of discontinued operations within the Partnership’s consolidated balance sheet for the year ended December 31, 2008 (in thousands):

	December 31, 2009	December 31, 2008
Cash and cash equivalents	$—	$75
Accounts receivable	20,702	31,754
Prepaid expenses and other	2,044	1,841

Total current assets of discontinued operations	22,746	33,670

Property, plant and equipment, net	356,680	607,420
Intangible assets, net	18,610	21,063
Other assets, net	3,740	851

Total assets of discontinued operations	$401,776	$663,004

Accounts payable	$3,372	$23,155
Accrued liabilities	1,028	9,587
Accrued producer liabilities	8,781	5,753

Total current liabilities of discontinued operations	$13,181	$38,495

NOTE 5 – COMMON UNIT EQUITY OFFERINGS

In August 2009, the Partnership sold 2,689,765 common units in a private placement at an offering price of $6.35 per unit, yielding net proceeds of approximately $16.1 million. The Partnership also received a capital contribution from the General Partner of $0.4 million for the General Partner to maintain its 2.0% general partner interest in the Partnership. In addition, the Partnership issued warrants granting investors in its private placement the right to purchase an additional 2,689,765 common units at a price of $6.35 per unit for a period of two years following the issuance of the original common units. The Partnership utilized the net proceeds from the common unit offering to repay a portion of its indebtedness under its senior secured term loan (see Note 14), and made similar repayments with net proceeds from exercises of the warrants. In January 2010, the Partnership amended the warrants to purchase 2,689,765 common units and all warrants were exercised (see Note 22).

The common units and warrants sold by the Partnership in the August 2009 private placement were subject to a registration rights agreement entered into in connection with the transaction. The registration rights agreement required the Partnership to (a) file a registration statement with the Securities and Exchange Commission for the privately placed common units and those underlying the warrants by September 21, 2009 and (b) cause the registration statement to be declared effective by the Securities and Exchange Commission by November 18, 2009. The Partnership filed a registration statement with the Securities and Exchange Commission in satisfaction of the registration requirements of the registration rights agreement on September 3, 2009, and the registration statement was declared effective on October 14, 2009.

In June 2008, the Partnership sold 5,750,000 common units in a public offering at a price of $37.52 per unit, yielding net proceeds of approximately $206.6 million. Also in June 2008, the Partnership sold 1,112,000 common units to Atlas Energy and 278,000 common units to AHD in a private placement at a net price of $36.02 per unit, resulting in net proceeds of approximately $50.1 million. The Partnership also received a capital contribution from the General Partner of $5.4 million for the General Partner to maintain its 2.0% general partner interest in the Partnership. The Partnership utilized the net proceeds from both sales and the capital contribution to fund the early termination of certain derivative agreements (see Note 12).

In July 2007, the Partnership sold 25,568,175 common units through a private placement to investors at a negotiated purchase price of $44.00 per unit, yielding net proceeds of approximately $1.125 billion. Of the 25,568,175 common units sold by the Partnership, 3,835,227 common units were purchased by AHD for $168.8 million. The Partnership also received a capital contribution from the General Partner of $23.1 million for the General Partner to maintain its 2.0% general partner interest in the Partnership. The Partnership utilized the net proceeds from the sale to partially fund the acquisition of control of the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and a 72.8% ownership interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas. The common units issued were subsequently registered with the Securities and Exchange Commission in November 2007.

NOTE 6 – PREFERRED UNIT EQUITY OFFERINGS

Class A Preferred Units

In April 2007, the Partnership and Sunlight Capital Partners, LLC (“Sunlight Capital”), an affiliate of Elliott & Associates, agreed to amend the terms of the then-outstanding 40,000 6.5% cumulative convertible preferred units (“Class A Preferred Units”) effective as of that date. The terms of the Class A Preferred Units were amended to entitle Sunlight Capital to receive dividends of 6.5% per annum commencing in March 2008 and to be convertible, at Sunlight Capital’s option, into common units commencing May 8, 2008 at a conversion price equal to the lesser of $43.00 or 95% of the market price of the Partnership’s common units as of the date of the notice of conversion. The Partnership could elect to pay cash rather than issue common units in satisfaction of a conversion request.

The Partnership had the right to call the Class A Preferred Units at a specified premium. The applicable redemption price under the amended agreement was increased to $53.22. If not converted into common units or redeemed prior to the second anniversary of the conversion commencement date, the Class A Preferred Units would automatically be converted into the Partnership’s common units in accordance with the agreement. In consideration of Sunlight Capital’s consent to the amendment of the Class A Preferred Units, the Partnership issued $8.5 million of its 8.125% senior unsecured notes due 2015 to Sunlight Capital. The Partnership recorded the senior unsecured notes issued as long-term debt and a preferred unit dividend within Partners’ Capital on its consolidated balance sheet and, during the year ended December 31, 2007, reduced net income (loss) attributable to common limited partners and the General Partner by $3.8 million of this amount, which was the portion deemed to be attributable to the concessions of the common limited partners and the General Partner to the Class A preferred unitholder, on its consolidated statements of operations.

In December 2008, the Partnership redeemed 10,000 of the Class A Preferred Units for $10.0 million in cash under the terms of the agreement (see Note 14). The redemption was classified as a reduction of Class A Preferred Equity within Partners’ Capital on the Partnership’s consolidated balance sheet. The Partnership’s 30,000 outstanding Class A preferred limited partner units were convertible into approximately 5,263,158 common limited partner units at December 31, 2008, which is based upon the market value of the Partnership’s common units and subject to provisions and limitations within the agreement between the parties, with an estimated fair value of approximately $31.6 million based upon the market value of the Partnership’s common units as of that date.

In January 2009, the Partnership and Sunlight Capital agreed to amend certain terms of the Class A Preferred Units. The amendment (a) increased the dividend yield from 6.5% to 12.0% per annum, effective January 1, 2009, (b) established a new conversion commencement date on the outstanding Class A Preferred Units of April 1, 2009, (c) established Sunlight Capital’s new conversion option price of $22.00, enabling the Class A Preferred Units to be converted at the lesser of $22.00 or 95% of the market value of the Partnership’s common units, and (d) established a new price for the Partnership’s call redemption right of $27.25.

The amendment to the preferred units certificate of designation also required that the Partnership issue Sunlight Capital $15.0 million of its 8.125% senior unsecured notes due 2015 (see Note 14) to redeem 10,000

Class A Preferred Units. Management of the Partnership estimated that the fair value of the $15.0 million 8.125% senior unsecured notes issued to redeem the Class A Preferred Units was approximately $10.0 million at the date of redemption based upon the market price of the publicly-traded senior notes. As such, the Partnership recorded the redemption by recognizing a $10.0 million reduction of Class A Preferred equity within Partners’ Capital, $15.0 million of additional long-term debt for the face value of the senior unsecured notes issued, and a $5.0 million discount on the issuance of the senior unsecured notes which is presented as a reduction of long-term debt on the Partnership’s consolidated balance sheet. The discount recognized upon issuance of the senior unsecured notes will be amortized to interest expense within the Partnership’s consolidated statements of operations over the term of the notes based upon the effective interest rate method.

The amendment to the preferred units certificate of designation also required that (a) the Partnership redeem 10,000 of the Class A Preferred Units for cash at the liquidation value on April 1, 2009 and (b) that if Sunlight Capital made a conversion request of the remaining 10,000 Class A Preferred Units between April 1, 2009 and June 1, 2009, the Partnership has the option of redeeming the Class A Preferred Units for cash at the stipulated liquidation value or converting the Class A Preferred Units into its common limited partner units at the stipulated conversion price. If Sunlight Capital made a conversion request subsequent to June 1, 2009, 5,000 of the 10,000 Class A Preferred Units would have been required to be redeemed in cash, while the Partnership had the option of redeeming the remaining 5,000 Class A Preferred Units in cash or converting the preferred units into its common limited partner units.

On April 1, 2009, the Partnership redeemed 10,000 of the Class A Preferred Units held by Sunlight Capital for cash at the liquidation value of $1,000 per unit, or $10.0 million, in accordance with the terms of the amended preferred units’ certificate of designation. Additionally on April 1, 2009, the Partnership paid Sunlight a preferred dividend of $0.3 million, representing the quarterly dividend on the 10,000 preferred units held by Sunlight prior to the Partnership’s redemption. On April 13, 2009, the Partnership converted 5,000 of the Class A Preferred Units into 1,465,653 Partnership common units in accordance with the terms of the amended preferred units’ certificate of designation. The Partnership reclassified $5.0 million from Class A preferred limited partner equity to common limited partner equity within Partners’ Capital when these preferred units were converted into common limited partner units. On May 5, 2009, the Partnership redeemed the remaining 5,000 Class A Preferred Units held by Sunlight Capital for cash at the liquidation value of $1,000 per unit, or $5.0 million, pursuant to the terms of the amended preferred units certificate of designation. Additionally, on May 5, 2009, the Partnership paid Sunlight a preferred dividend of $0.2 million, representing the quarterly dividend on the 5,000 Class A Preferred Units held by Sunlight prior to the Partnership’s redemption.

Dividends previously paid on the Class A Preferred Units and the premium paid upon their redemption, were recognized as a reduction to the Partnership’s net income (loss) in determining net income (loss) attributable to common unitholders and the General Partner.

In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 68, “Increasing Rate Preferred Stock,” the initial issuances of the 40,000 Class A Preferred Units were recorded on the consolidated balance sheet at the amount of net proceeds received less an imputed dividend cost. As a result of an amendment to the preferred units certificate of designation in March 2007, the Partnership, in lieu of dividend payments to Sunlight Capital, recognized an imputed dividend cost of $2.5 million that was amortized over a twelve-month period commencing March 2007 and was based upon the present value of the net proceeds received using the then 6.5% stated dividend yield. During the twelve months ended December 31, 2008, the Partnership amortized the remaining $0.5 million of this imputed dividend cost, which is presented as an additional adjustment of net income (loss) to determine net income (loss) attributable to common limited partners and the General Partner on its consolidated statements of operations for the year ended December 31, 2008.

The Partnership recognized $0.4 million and $1.8 million of preferred dividend cost for the years ended December 31, 2009 and 2008, respectively, for dividends paid to the Class A preferred units, which is presented as a reduction of net income (loss) to determine net income (loss) attributable to common limited partners and the General Partner on its consolidated statements of operations.

Class B Preferred Units

In December 2008, the Partnership sold 10,000 newly-created Class B Preferred Units (the “Class B Preferred Units”) to AHD for cash consideration of $1,000 per Class B Preferred Unit (the “Face Value”) pursuant to a certificate of designation (the “Class B Preferred Units Certificate of Designation”). On March 30, 2009, AHD, pursuant to rights within the Class B Preferred Unit Purchase Agreement, purchased an additional 5,000 Class B Preferred Units at Face Value for net proceeds of $5.0 million. The Partnership used the proceeds from the sale of the Class B Preferred Units for general partnership purposes. The Class B Preferred Units receive distributions of 12.0% per annum, paid quarterly on the same date as the distribution payment date for the Partnership’s common units. The record date of determination for holders entitled to receive distributions of the Class B Preferred Units will be the same as the record date of determination for common unit holders entitled to receive quarterly distributions. Additionally, on March 30, 2009, the Partnership and AHD agreed to amend the terms of the Class B Preferred Units Certificate of Designation to remove the conversion feature, thus the Class B Preferred Units are not convertible into common units of the Partnership. The amended Class B Preferred Units Certificate of Designation also gives the Partnership the right at any time to redeem some or all of the outstanding Class B Preferred Units for cash at an amount equal to the Class B Preferred Unit Liquidation Value being redeemed, provided that such redemption must be exercised for no less than the lesser of a) 2,500 Class B Preferred Units or b) the number of remaining outstanding Class B Preferred Units.

The cumulative sale of the Class B Preferred Units to AHD was exempt from the registration requirements of the Securities Act of 1933. The Partnership recognized $0.5 million of preferred dividend cost for the year ended December 31, 2009, which is presented as a reduction of net income (loss) to determine net income (loss) attributable to common limited partners and the General Partner on its consolidated statements of operations. The Class B Preferred Units are reflected on the Partnership’s consolidated balance sheet as Class B preferred equity within Partners’ Capital.

NOTE 7 – INVESTMENT IN ATLAS PIPELINE HOLDINGS II, LLC

In June 2009, the Partnership purchased 15,000 12.0% cumulative preferred units (the “preferred units”) from a newly-formed subsidiary of AHD, Atlas Pipeline Holdings II, LLC (“AHD II”) for cash consideration of $1,000 per unit, for an aggregate investment of $15.0 million at December 31, 2009. The preferred units receive cash distributions of 12.0% per annum, to be paid quarterly. However, per the terms of AHD’s amended agreement to its outstanding revolving credit facility, such distributions can be paid only upon AHD’s repayment of all of its outstanding borrowings under its credit facility. The credit facility’s maturity date is April 13, 2010. Distributions on the Partnership’s preferred units held by AHD II prior to AHD’s repayment of all indebtedness under its credit facility will be paid by increasing the Partnership’s preferred unit investment in AHD II. AHD II has the option, beginning on April 14, 2010, to redeem all of its outstanding preferred units held by the Partnership for an amount equal to the Partnership’s then-current balance of its preferred unit investment. AHD used the proceeds from its preferred unit offering to the Partnership to reduce indebtedness under its credit facility. The Partnership accounted for the purchase of the preferred units as treasury units, with the investment reflected at cost as a reduction of Partners’ Capital within its consolidated balance sheet

NOTE 8 – CASH DISTRIBUTIONS

The Partnership is required to distribute, within 45 days after the end of each quarter, all of its available cash (as defined in its partnership agreement) for that quarter to its common unitholders and the General Partner. If common unit distributions in any quarter exceed specified target levels, the General Partner will receive between 15% and 50% of such distributions in excess of the specified target levels. Common unit and General Partner distributions declared by the Partnership for the period from January 1, 2007 through December 31, 2009 were as follows:

Date Cash Distribution Paid	For Quarter Ended	Cash Distribution Per Common Limited Partner Unit	Total Cash Distribution to Common Limited Partners	Total Cash Distribution to the General Partner
			(in thousands)	(in thousands)
February 14, 2007	December 31, 2006	$0.86	$11,249	$4,193
May 15, 2007	March 31, 2007	$0.86	$11,249	$4,193
August 14, 2007	June 30, 2007	$0.87	$11,380	$4,326
November 14, 2007	September 30, 2007	$0.91	$35,205	$4,498

February 14, 2008	December 31, 2007	$0.93	$36,051	$5,092
May 15, 2008	March 31, 2008	$0.94	$36,450	$7,891
August 14, 2008	June 30, 2008	$0.96	$44,096	$9,308
November 14, 2008	September 30, 2008	$0.96	$44,105	$9,312

February 13, 2009	December 31, 2008	$0.38	$17,463	$358
May 15, 2009	March 31, 2009	$0.15	$7,149	$147

The Partnership did not declare a cash distribution for the quarters ended December 31, September 30 and June 30, 2009. On May 29, 2009, the Partnership entered into an amendment to its senior secured credit facility (see Note 14) which, among other changes, required that it pay no cash distributions from the time it entered into the amendment through the end of 2009. Commencing with the quarter ending March 31, 2010, cash distributions can be paid, only if the Partnership’s senior secured leverage ratio meets certain thresholds and it has minimum liquidity (both as defined in the credit agreement) of at least $50.0 million.

In connection with the Partnership’s acquisition of control of the Chaney Dell and Midkiff/Benedum systems in July 2007, the General Partner, which holds all of the incentive distribution rights in the Partnership, agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to the Partnership through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter. The General Partner also agreed that the resulting allocation of incentive distribution rights back to the Partnership would be after the General Partner receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter (the “IDR Adjustment Agreement”).

NOTE 9 – PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment (in thousands):

	December 31,		Estimated Useful Lives in Years
	2009(1)	2008(1)(2)
Pipelines, processing and compression facilities	$1,281,366	$1,332,918	2 – 40
Rights of way	152,908	155,829	20 – 40
Buildings	8,047	8,253	40
Furniture and equipment	8,848	8,700	3 – 7
Other	11,633	11,498	3 – 10

	1,462,802	1,517,198
Less – accumulated depreciation	(135,098)	(101,681)

	$1,327,704	$1,415,517

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its Elk City gas gathering and processing system (see Note 4).

(2)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system (see Note 4).

NOTE 10 – OTHER ASSETS

The following is a summary of other assets (in thousands):

	December 31, 2009(1)	December 31, 2008(1)(2)
Deferred finance costs, net of accumulated amortization of $25,314 and $17,298 at December 31, 2009 and 2008, respectively	$27,331	$23,676
Security deposits	2,922	705

	$30,253	$24,381

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its Elk City gas gathering and processing system (see Note 4).
(2)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system (see Note 4).

Deferred finance costs are recorded at cost and amortized over the term of the respective debt agreement (see Note 14). During the years ended December 31, 2009 and 2008 the Partnership recorded $2.5 million in each year related to accelerated amortization of deferred financing costs associated with the retirement of a portion of its term loan. Total amortization expense of deferred finance costs was $8.0 million, $5.9 million and $7.4 million for the years ended December 31, 2009, 2008 and 2007, respectively, which is recorded within interest expense on the Partnership’s consolidated statements of operations. Amortization expense related to deferred finance costs is estimated to be as follows for each of the next five calendar years: 2010 to 2012—$6.2 million; 2013—$4.4 million; 2014—$1.7 million.

NOTE 11 – ACQUISITIONS

Chaney Dell and Midkiff/Benedum

In July 2007, the Partnership acquired control of Anadarko’s 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint venture interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Anadarko Assets”). The transaction was accomplished through the formation of two joint venture companies which own the respective systems, to which the Partnership contributed $1.9 billion and Anadarko contributed the Anadarko Assets.

The Partnership funded the purchase price in part from the private placement of 25,568,175 common limited partner units at a negotiated purchase price of $44.00 per unit, generating gross proceeds of $1.125 billion. Of the $1.125 billion, $168.8 million of these units were purchased by AHD. The Partnership funded the remaining purchase price from $830.0 million of proceeds from a senior secured term loan which matures in July 2014 and borrowings from its senior secured revolving credit facility that matures in July 2013 (see Note 14). The General Partner, which holds all of the incentive distribution rights in the Partnership, has also agreed to allocate a portion of its incentive distribution rights back to the Partnership as set forth in the IDR Adjustment Agreement (see Note 8).

In connection with this acquisition, the Partnership reached an agreement with Pioneer, which currently holds a 27.2% undivided joint venture interest in the Midkiff/Benedum system, whereby Pioneer had options to buy up to an additional 22% interest in the Midkiff/Benedum system. These options expired on November 2, 2009.

The following table presents the purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed in the acquisition, based on their fair values at the date of the acquisition (in thousands):

Accounts receivable	$745
Prepaid expenses and other	4,587
Property, plant and equipment	1,030,464
Intangible assets – customer relationships	205,312
Goodwill	613,420

Total assets acquired	1,854,528
Accounts payable and accrued liabilities	(1,499)

Net cash paid for acquisition	$1,853,029

The Partnership initially recorded goodwill in connection with this acquisition as a result of Chaney Dell’s and Midkiff/Benedum’s significant cash flow and strategic industry position. The Partnership tested its goodwill for impairment at December 31, 2008 and recognized an impairment charge of $615.7 million during the year ended December 31, 2008, which included the amounts recognized in connection with its Chaney Dell and Midkiff/Benedum acquisitions (see “—Goodwill” in Note 2).

In April 2008, the Partnership received a $30.2 million cash reimbursement for state sales tax initially paid on its transaction to acquire the Chaney Dell and Midkiff/Benedum systems. The $30.2 million was initially capitalized as an acquisition cost and allocated to the assets acquired, including goodwill, based upon their estimated fair values at the date of acquisition. Based upon the reimbursement of the sales tax paid in April 2008, the Partnership reduced goodwill recognized in connection with the acquisition. The results of Chaney Dell’s and Midkiff/Benedum’s operations are included within the Partnership’s consolidated financial statements from the date of acquisition.

NOTE 12 – DERIVATIVE INSTRUMENTS

The Partnership uses a number of different derivative instruments, principally swaps and options, in connection with its commodity price and interest rate risk management activities. The Partnership enters into financial swap and option instruments to hedge its forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. It also enters into financial swap instruments to hedge certain portions of its floating interest rate debt against the variability in market interest rates. Swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate are sold or interest payments on the underlying debt instrument are due. Under its swap agreements, the Partnership receives or pays a fixed price and receives or remits a floating price based on certain indices for the relevant contract period. Commodity-based option instruments are contractual agreements that grant the right, but not the obligation, to receive or pay a fixed price and receive or remit a floating price based on certain indices for the relevant contract period.

During December 2007, the Partnership discontinued hedge accounting for crude oil derivative instruments covering certain forecasted condensate production for 2008 and other future periods due to a reduction in forecasted production, and then documented these derivative instruments to match certain forecasted NGL production for the respective periods. The discontinuation of hedge accounting for these instruments with regard to the Partnership’s condensate production resulted in a $12.6 million non-cash derivative loss recognized within other income (loss), net in its consolidated statements of operations and a corresponding decrease in accumulated other comprehensive loss in Partners’ Capital in its consolidated balance sheet for the year ended December 31, 2007.

On July 1, 2008, the Partnership discontinued hedge accounting for certain existing qualified crude oil derivatives utilized to hedge forecasted NGL production due to significant ineffectiveness. The Partnership also discontinued hedge accounting for all of its other qualified commodity derivatives for consistency in reporting of all commodity-based derivatives. As such, subsequent changes in fair value of these derivatives are recognized immediately within other income (loss), net in its consolidated statements of operations. The fair value of these commodity derivative instruments at June 30, 2008, which was recognized in accumulated other comprehensive loss within Partners’ Capital on the Partnership’s consolidated balance sheet, will be reclassified to the Partnership’s consolidated statements of operations in the future at the time the originally hedged physical transactions affect earnings. For non-qualifying derivatives and for the ineffective portion of qualifying derivatives, the Partnership recognizes changes in fair value within other income (loss), net in its consolidated statements of operations as they occur.

At December 31, 2009, the Partnership had interest rate derivative contracts having aggregate notional principal amounts of $450.0 million. Under the terms of these agreements, the Partnership will pay weighted average interest rates of 3.0%, plus the applicable margin as defined under the terms of its credit facility (see Note 14), and will receive LIBOR, plus the applicable margin, on the notional principal amounts. The interest rate swap agreements were in effect as of December 31, 2009 and expire during periods ranging from January 30, 2010 through April 30, 2010. On May 29, 2009, the Partnership entered into an amendment to its credit facility agreement which, among other changes, set a floor for the adjusted LIBOR interest rate (see Note 14). Beginning May 29, 2009, due to the change in the related forecasted transaction that caused it to no longer correlate to the derivative instrument, the Partnership discontinued hedge accounting for its interest rate derivatives which previously were qualified as hedges. As such, subsequent changes in the fair value of these derivatives will be recognized immediately within other income (loss), net in its consolidated statements of operations. The fair value of these derivative instruments at May 29, 2009, which was recognized in accumulated other comprehensive loss within Partners’ Capital on the Partnership’s consolidated balance sheet, will be reclassified to the Partnership’s consolidated statements of operations in the future at the time the originally hedged interest rates affect earnings. For non-qualifying derivatives, the Partnership recognizes changes in fair value within other income (loss), net in its consolidated statements of operations as they occur.

Derivatives are recorded on the Partnership’s consolidated balance sheet as assets or liabilities at fair value. At December 31, 2009 and 2008, the Partnership reflected net derivative liabilities on its consolidated balance sheets of $43.3 million and $63.6 million, respectively. Of the $49.2 million of net loss in accumulated other comprehensive loss within Partners’ Capital on the Partnership’s consolidated balance sheet at December 31, 2009, the Partnership will reclassify $28.2 million of losses to the Partnership’s consolidated statements of operations over the next twelve month period, consisting of $26.0 million of losses to natural gas and liquids revenue and $2.2 million of losses to interest expense. Aggregate losses of $21.0 million will be reclassified to the Partnership’s consolidated statements of operations in later periods, all consisting of losses to natural gas and liquids revenue. At December 31, 2009, no derivative instruments are designated as hedges for hedge accounting purposes.

The fair value of the Partnership’s derivative instruments was included in its consolidated balance sheets as follows (in thousands):

	December 31,	December 31,
	2009	2008
Current portion of derivative asset	$998	$44,961
Long-term derivative asset	361	—
Current portion of derivative liability	(33,547)	(60,396)
Long-term derivative liability	(11,126)	(48,159)

	$(43,314)	$(63,594)

The following table summarizes the Partnership’s gross fair values of derivative instruments for the period indicated (in thousands):

	Asset Derivatives			Liability Derivatives
		December 31,			December 31,
	Balance Sheet Location	2009	2008	Balance Sheet Location	2009	2008
Interest rate contracts	N/A	$—	$—	Current portion of derivative liability	$(2,247)	$(9,965)
Interest rate contracts	N/A	—	—	Current portion of derivative asset	(593)	—
Interest rate contracts	N/A	—	—	Long-term derivative liability	—	(1,762)
Commodity contracts	Current portion of derivative asset	1,591	44,961	Current portion of derivative asset	—	—
Commodity contracts	Long-term derivative asset	361	—	Long-term derivative asset	—	—
Commodity contracts	Current portion of derivative liability	6,562	7,723	Current portion of derivative liability	(37,862)	(58,154)
Commodity contracts	Long-term derivative liability	3,435	3,505	Long-term derivative liability	(14,561)	(49,902)

		$11,949	$56,189		$(55,263)	$(119,783)

As of December 31, 2009, the Partnership had the following interest rate and commodity derivatives, including derivatives that do not qualify for hedge accounting:

Interest Fixed-Rate Swaps

			Fair Value(1) Asset/ (Liability) (in thousands)
Term	Amount	Type
January 2008 – January 2010	$200,000,000	Pay 2.88%—Receive LIBOR	$(438)
April 2008 – April 2010	$250,000,000	Pay 3.14%—Receive LIBOR	(2,402)

Total Interest Rate Swaps			$(2,840)

Fixed Price Swaps

Production Period	Purchased/ Sold	Commodity	Volumes(2)	Average Fixed Price	Fair Value(1) Asset/ (Liability) (in thousands)
2010	Purchased	Natural Gas	4,380,000	$8.635	$(13,306)
2010	Sold	Natural Gas Basis	4,500,000	(0.638)	(1,936)
2010	Purchased	Natural Gas Basis	8,880,000	(0.597)	3,369
2011	Sold	Natural Gas Basis	1,920,000	(0.728)	(845)
2011	Purchased	Natural Gas Basis	1,920,000	(0.758)	903
2012	Sold	Natural Gas Basis	720,000	(0.685)	(269)
2012	Purchased	Natural Gas Basis	720,000	(0.685)	269

Total Fixed Price Swaps					$(11,815)

NGL Options
Production Period	Purchased/Sold	Type	Commodity	Volumes(2)	Average Strike Price	Fair Value(1) Asset/ (Liability) (in thousands)
2010	Purchased	Put	Propane	35,910,000	$1.022	$1,137
2010	Purchased	Put	Normal Butane	3,654,000	1.205	29
2010	Purchased	Put	Natural Gasoline	3,906,000	1.545	102

Total NGL Options						$1,268

Crude Oil Options
Production Period	Purchased/Sold	Type	Commodity	Volumes(2)	Average Strike Price	Fair Value(1) Asset/ (Liability) (in thousands)
2010	Purchased	Put	Crude Oil	897,000	73.12	$3,518
2010	Sold	Call	Crude Oil	3,361,500	81.23	(23,183)
2010	Purchased(3)	Call	Crude Oil	714,000	120.00	430
2011	Sold	Call	Crude Oil	678,000	94.68	(6,687)
2011	Purchased(3)	Call	Crude Oil	252,000	120.00	1,017
2012	Sold	Call	Crude Oil	498,000	95.83	(6,197)
2012	Purchased(3)	Call	Crude Oil	180,000	120.00	1,175

Total Crude Options						$(29,927)

Total Fair Value						$(43,314)

(1)	See Note 13 for discussion on fair value methodology.
(2)	Volumes for Natural Gas are stated in MMBTU’s. Volumes for NGLs are stated in gallons. Volumes for Crude Oil are stated in barrels.
(3)	Calls purchased for 2010 through 2012 represent offsetting positions for calls sold. These offsetting positions were entered into to limit the loss which could be incurred if crude oil prices continued to rise.

During the years ended December 31, 2009 and 2008, the Partnership made net payments of $5.0 million and $274.0 million, respectively, related to the early termination of derivative contracts. The majority of these derivative contracts were put into place simultaneously with the Partnership’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009. Additional terminated derivative contracts extend through the fourth quarter of 2012. During the years ended December 31, 2009, 2008 and 2007, the Partnership recognized the following derivative activity related to the early termination of these derivative instruments within its consolidated statements of operations (in thousands):

	For the Years Ended December 31,
	2009(1)	2008(1)	2007(1)
Early termination of derivative contracts
Cash paid for early termination	$(5,000)	$(273,987)	$—
Less: Deferred recognition of loss on early termination(1)	—	(76,345)	—

	(5,000)	(197,642)	—

Net cash derivative expense included within natural gas and liquids revenue	—	1,762	—
Net cash derivative expense included within other loss, net	(2,260)	(103,909)	—
Net cash derivative expense included within discontinued operations	(2,740)	(95,495)	—
Recognition of deferred hedge loss from prior periods included within natural gas and liquids revenue	(43,112)	(19,764)	—
Recognition of deferred hedge gain (loss) from prior periods included within other income (loss), net	31,488	(23,716)	—
Recognition of deferred hedge gain (loss) from prior periods included within discontinued operations	(11,994)	(28,127)	—

Total recognized loss from early termination	$(28,618)	$(269,249)	$—

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its Elk City gas gathering and processing system (see Note 4).
(2)	Deferred recognition based upon effective portion of hedges deferred to OCI, plus theoretical premium related to unwound options which had previously been purchased or sold as part of costless collars

In addition, the Partnership will recognize $14.6 million, $2.3 million and $2.0 million of income in years 2010, 2011 and 2012, respectively, the remaining period for which the hedged physical transactions are scheduled to be settled, in the Partnership’s consolidated statements of operations. This $18.9 million includes $23.5 million of income related to the theoretical premiums for unwound options which had previously been purchased or sold as part of costless collars, with an offsetting expense of $4.6 million which will be reclassified from accumulated other comprehensive loss within Partners’ Capital on the Partnership’s consolidated balance sheet.

The following table summarizes the Partnership’s total derivative activity for the periods indicated including the amounts shown above (in thousands):

	Years Ended December 31,
	2009(1)	2008(1)	2007(1)
Cash settlements:
Gain (loss) from cash settlement of effective portion of qualifying commodity derivatives(2)	$12,112	$(26,102)	$(12,085)
Gain (loss) from cash settlement of effective portion of qualifying commodity derivatives(3)	10,099	(23,166)	(36,516)
Loss from cash settlement of ineffective portion of qualifying commodity derivatives(2)	273	(23,359)	(792)
Loss from cash settlement of ineffective portion of qualifying commodity derivatives(3)	(396)	—	—
Loss from cash settlement of qualifying interest rate derivatives(4)	(11,754)	(1,226)	—
Loss from cash settlement of non-qualifying /ineffective commodity derivatives(5)	(3,840)	(103,663)	(8,613)
Loss from cash settlement of non-qualifying /ineffective commodity derivatives(3)	(49,859)	(107,973)	(1,545)
Loss from cash settlement of non-qualifying interest rate derivatives(5)	(443)	—	—

Total loss from cash settlements	(43,808)	(285,489)	(59,551)

Non-cash gain (loss)
Loss from recognition of effective portion of qualifying commodity derivatives settled in a prior period (2)	(43,112)	(19,764)	—
Loss from recognition of effective portion of qualifying commodity derivatives settled in a prior period (3)	(25,367)	(12,625)	—
Gain from non-cash recognition of non-qualifying derivatives settled in a prior period(5)(6)	31,488	(23,716)	—
Gain from non-cash recognition of non-qualifying derivatives settled in a prior period(3)(6)	13,373	(15,502)	—
Gain (loss) from change in market value of non-qualifying and ineffective commodity derivatives(5)	(62,422)	157,120	(95,910)
Gain (loss) from change in market value of non-qualifying and ineffective commodity derivatives(3)	35,296	30,254	(73,514)
Loss from change in market value of non-qualifying interest rate derivatives (5)	(598)	—	—

Total non-cash gain (loss)	(51,342)	115,767	(169,424)

Total derivative loss	$(95,150)	$(169,722)	$(228,975)

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its Elk City gas gathering and processing system (see Note 4).
(2)	Included within natural gas and liquids revenue on the Partnership’s consolidated statements of operations.
(3)	Included within discontinued operations on the Partnership’s consolidated statements of operations.
(4)	Included within interest expense on the Partnership’s consolidated statements of operations.
(5)	Included within other income (loss), net on the Partnership’s consolidated statements of operations.
(6)	Non-Cash recognition of non-qualifying derivatives includes the theoretical premium related to calls sold in conjunction with puts purchased in costless collars in which the puts were sold as part of the equity unwinds in 2008.

The following tables summarize the gross effect of derivative instruments on the Partnership’s consolidated statements of operations for the period indicated (in thousands):

	Gain (Loss) Recognized in Accumulated OCI			Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
	Years ended December 31,				Years ended December 31,
	2009	2008	2007	Location	2009	2008	2007
Interest rate contracts(1)	$(2,268)	$(12,953)	$—	Interest expense	$(11,754)	$(1,226)	$—
Commodity contracts(1)	—	(112,824)	(101,176)	Natural gas and liquids revenue	(31,000)	(45,866)	(12,085)
Commodity contracts(1)	—	—	—	Discontinued operations	(15,268)	(35,791)	(36,516)
Commodity contracts(3)	—	—	—	Other income (loss), net	—	—	(12,611)

	$(2,268)	$(125,777)	$(101,176)		$(58,022)	$(82,883)	$(61,212)

	Gain (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
		Years ended December 31,
	Location	2009	2008	2007
Interest rate contracts(1)	Other income (loss), net	$(1,041)	$—	$—
Commodity contracts(1)	Natural gas and liquids revenue	273	(23,359)	(792)
Commodity contracts(1)	Discontinued operations	(396)	—	—
Commodity contracts(1)	Other income (loss), net	—	(270,999)	(525)
Commodity contracts(1)	Discontinued operations	—	7,022	(3,568)
Commodity contracts(2)	Other income (loss), net	(34,774)	300,740	(91,386)
Commodity contracts(2)	Discontinued operations	(1,190)	(100,243)	(71,491)

		$(37,128)	$(86,839)	$(167,762)

(1)	Hedges previously designated as cash flow hedges
(2)	Dedesignated cash flow hedges and non-designated hedges
(3)	Reclass out of OCI resulting from dedesignation of hedge due to probability of future physical transaction not occurring

NOTE 13 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Derivative Instruments

FASB ASC has established a hierarchy to measure its financial instruments at fair value which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1 – Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 – Unobservable inputs that reflect the entity’s own assumptions about the assumption market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

The Partnership uses a fair value methodology to value the assets and liabilities for its respective outstanding derivative contracts (see Note 12). At December 31, 2009, all of the Partnership’s derivative contracts are defined as Level 2, with the exception of the Partnership’s NGL fixed price swaps and NGL options. The Partnership’s Level 2 commodity derivatives are calculated based on observable market data related to the change in price of the underlying commodity. The Partnership’s interest rate derivative contracts are valued using a LIBOR rate-based forward price curve model, and are therefore defined as Level 2. Valuations for the Partnership’s NGL fixed price swaps are based on a forward price curve modeled on a regression analysis of quoted price curves for NGL’s for similar locations, and therefore are defined as Level 3. Valuations for the Partnership’s NGL options are based on forward price curves developed by the related financial institutions, and therefore are defined as Level 3.

On June 30, 2009, the Partnership changed the basis for its valuation of crude oil options. Previously, the Partnership utilized forward price curves developed by its derivative counterparties. Effective June 30, 2009, the Partnership utilized crude oil option prices quoted from a public commodity exchange. With this change in valuation basis, the Partnership reclassified the inputs for the valuation of its crude oil options from a Level 3 input to a Level 2 input. The change in valuation basis did not materially impact the fair value of its derivative instruments on its consolidated statements of operations.

The following table represents the Partnership’s assets and liabilities recorded at fair value as of December 31, 2009 (in thousands):

	Level 1	Level 2	Level 3	Total
Commodity-based derivatives	$—	$(41,742)	$1,268	$(40,474)
Interest rate swap-based derivatives	—	(2,840)	—	(2,840)

Total	$—	$(44,582)	$1,268	$(43,314)

The Partnership’s Level 3 fair value amount relates to its derivative contracts on NGL fixed price swaps and NGL options. The following table provides a summary of changes in fair value of the Partnership’s Level 3 derivative instruments for the years ended December 31, 2009 and 2008 (in thousands):

	NGL Fixed Price Swaps	NGL Sales Options	Crude Oil Options	Total
Balance – December 31, 2008	$1,509	$12,316	$(23,436)	$(9,611)
New contracts	(1,593)	(9,462)	—	(11,055)
Cash settlements from unrealized gain (loss)(1)	(5,527)	(7,065)	(37,671)	(50,263)
Cash settlements from other comprehensive income(2)	7,153	—	11,618	18,771
Net change in unrealized gain (loss)(1)	(1,542)	(1,090)	14,886	12,254
Deferred option premium recognition	—	6,569	2,239	8,808
Transfer to Level 2	—	—	32,364	32,364

Balance – December 31, 2009	$—	$1,268	$—	$1,268

(1)	Included within natural gas and liquids revenue on the Partnership’s consolidated statements of operations.
(2)	Included within other income (loss), net on the Partnership’s consolidated statements of operations.

Other Financial Instruments

The estimated fair value of the Partnership’s other financial instruments has been determined based upon its assessment of available market information and valuation methodologies. However, these estimates may not necessarily be indicative of the amounts that the Partnership could realize upon the sale or refinancing of such financial instruments.

The Partnership’s current assets and liabilities on its consolidated balance sheets, other than the derivatives discussed above, are considered to be financial instruments for which the estimated fair values of these instruments approximate their carrying amounts due to their short-term nature. The estimated fair values of the Partnership’s total debt at December 31, 2009 and 2008, which consists principally of the term loan, the Senior Notes and borrowings under the credit facility, were $1,194.2 million and $1,153.2 million, respectively, compared with the carrying amounts of $1,254.2 million and $1,493.4 million, respectively. The term loan and Senior Notes were valued based upon available market data for similar issues. The carrying value of outstanding borrowings under the credit facility, which bear interest at a variable interest rate, approximates their estimated fair value.

NOTE 14 – DEBT

Total debt consists of the following (in thousands):

	December 31, 2009	December 31, 2008

Revolving credit facility	$326,000	$302,000
Term loan	433,505	707,180
8.125% Senior notes – due 2015	271,628	261,197
8.75% Senior notes – due 2018	223,050	223,050

Total debt	1,254,183	1,493,427
Less current maturities	—	—

Total long-term debt	$1,254,183	$1,493,427

Term Loan and Credit Facility

At December 31, 2009, the Partnership has a senior secured credit facility with a syndicate of banks which consisted of a term loan which matures in July 2014 and a $380.0 million revolving credit facility which matures in July 2013. Borrowings under the credit facility bear interest, at the Partnership’s option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). The weighted average interest rate on the outstanding revolving credit facility borrowings at December 31, 2009 was 6.8%, and the weighted average interest rate on the outstanding term loan borrowings at December 31, 2009 was 6.8%. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $10.1 million was outstanding at December 31, 2009. These outstanding letter of credit amounts were not reflected as borrowings on the Partnership’s consolidated balance sheet. At December 31, 2009, the Partnership has $43.9 million of remaining committed capacity under its credit facility, subject to covenant limitations.

On May 29, 2009, the Partnership entered into an amendment to its credit facility agreement which, among other changes:

•	increased the applicable margin above adjusted LIBOR to either (i) the federal funds rate plus 0.5% or (ii) the Wachovia Bank prime rate upon which borrowings under the credit facility bear interest;

•	for borrowings under the credit facility that bear interest at LIBOR plus the applicable margin, set a floor for the adjusted LIBOR interest rate of 2.0% per annum;

•

increased the maximum ratio of total funded debt (as defined in the credit agreement) to consolidated EBITDA (as defined in the credit agreement; the “leverage ratio”) and decreased the minimum ratio of interest coverage (as defined in the credit agreement) that the credit facility requires the Partnership to maintain;

•

instituted a maximum ratio of senior secured funded debt (as defined in the credit agreement) to consolidated EBITDA (the “senior secured leverage ratio”) that the credit facility requires the Partnership to maintain;

•

required that the Partnership pay no cash distributions during the remainder of the year ended December 31, 2009 and allows the Partnership to pay cash distributions commencing with the quarter ending March 31, 2010, only if its senior secured leverage ratio is less than 2.75x and has minimum liquidity (as defined in the credit agreement) of at least $50.0 million;

•	generally limits the Partnership’s annual capital expenditures to $95.0 million for the remainder of fiscal 2009 and $70.0 million each year thereafter, unless certain covenants are achieved;

•

generally limits the Partnership’s annual capital contributions to Laurel Mountain to $10.0 million provided that if less than $10.0 million is paid in any given year that the shortfall may be carried over to the following year;

•

permitted the Partnership to retain (i) up to $135.0 million of net cash proceeds from dispositions completed in fiscal 2009 for reinvestment in similar replacement assets within 360 days, and (ii) up to $50.0 million of net cash proceeds from dispositions completed in any subsequent fiscal year subject to certain limitations as defined within the credit agreement; and

•	instituted a mandatory repayment requirement of the outstanding senior secured term loan from excess cash flow (as defined in the credit agreement) based upon the Partnership’s leverage ratio.

In June 2008, the Partnership entered into an amendment to the credit facility agreement to revise the definition of “Consolidated EBITDA” to provide for the add-back of charges relating to its early termination of certain derivative contracts (see Note 12) in calculating Consolidated EBITDA. Pursuant to this amendment, in June 2008, the Partnership repaid $122.8 million of its outstanding term loan and repaid $120.0 million of outstanding borrowings under the revolving credit facility with proceeds from its issuance of $250.0 million of 10-year 8.75% senior unsecured notes (see “Note 14––Senior Notes”). Additionally, pursuant to this amendment, in June 2008 the Partnership’s lenders increased their commitments for the revolving credit facility by $80.0 million to $380.0 million.

Borrowings under the credit facility are secured by a lien on and security interest in all of the Partnership’s property and that of its subsidiaries, except for the assets owned by Chaney Dell and Midkiff/Benedum joint ventures and Laurel Mountain; and by the guaranty of each of the Partnership’s consolidated subsidiaries other than the joint venture companies. The credit facility contains customary covenants, including restrictions on the Partnership’s ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to its unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in its subsidiaries. The Partnership is also unable to borrow under its credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to its partnership agreement. The Partnership is in compliance with these covenants as of December 31, 2009.

The events which constitute an event of default for the credit facility are also customary for loans of this size, including payment defaults, breaches of representations or covenants contained in the credit agreement, adverse judgments against the Partnership in excess of a specified amount, and a change of control of the Partnership’s General Partner. The credit facility requires the Partnership to maintain the following ratios:

Fiscal quarter ending:	Maximum Leverage Ratio	Maximum Senior Secured Leverage Ratio	Minimum Interest Coverage Ratio
December 31, 2009	8.50x	5.25x	1.70x
March 31, 2010	9.25x	5.75x	1.40x
June 30, 2010	8.00x	5.00x	1.65x
September 30, 2010	7.00x	4.25x	1.90x
December 31, 2010	6.00x	3.75x	2.20x
Thereafter	5.00x	3.00x	2.75x

As of December 31, 2009, the Partnership’s leverage ratio was 5.2 to 1.0, its senior secured leverage ratio was 3.2 to 1.0, and its interest coverage ratio was 2.5 to 1.0.

Senior Notes

At December 31, 2009, the Partnership had $223.1 million principal amount outstanding of 8.75% senior unsecured notes due on June 15, 2018 (“8.75% Senior Notes”) and $275.5 million principal amount outstanding of 8.125% senior unsecured notes due on December 15, 2015 (“8.125% Senior Notes”; collectively, the “Senior Notes”). The Partnership’s 8.125% Senior Notes are presented combined with a net $3.9 million of unamortized discount as of December 31, 2009. Interest on the Senior Notes in the aggregate is payable semi-annually in arrears on June 15 and December 15. The Senior Notes are redeemable at any time at certain redemption prices, together with accrued and unpaid interest to the date of redemption. Prior to June 15, 2011, the Partnership may redeem up to 35% of the aggregate principal amount of the 8.75% Senior Notes with the proceeds of certain equity offerings at a stated redemption price. The Senior Notes in the aggregate are also subject to repurchase by the Partnership at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales if the Partnership does not reinvest the net proceeds within 360 days. The Senior Notes are junior in right of payment to the Partnership’s secured debt, including the Partnership’s obligations under its credit facility.

In December 2008, the Partnership repurchased approximately $60.0 million in face amount of its Senior Notes for an aggregate purchase price of approximately $40.1 million plus accrued interest of approximately $2.0 million. The notes repurchased were comprised of $33.0 million in face amount of the Partnership’s 8.125% Senior Notes and approximately $27.0 million in face amount of its 8.75% Senior Notes. All of the Senior Notes repurchased have been retired and are not available for re-issue.

In January 2009, the Partnership issued Sunlight Capital $15.0 million of its 8.125% Senior Notes to redeem 10,000 Class A Preferred Units (see Note 6). Management of the Partnership estimated that the fair value of the $15.0 million 8.125% Senior Notes issued was approximately $10.0 million at the date of issuance based upon the market price of the publicly-traded Senior Notes. As such, the Partnership recognized a $5.0 million discount on the issuance of the Senior Notes, which is presented as a reduction of long-term debt on its consolidated balance sheets. The discount recognized upon issuance of the Senior Notes will be amortized to interest expense within the Partnership’s consolidated statements of operations over the term of the 8.125% Senior Notes based upon the effective interest rate method.

In connection with the issuance of the 8.75% Senior Notes, the Partnership entered into a registration rights agreement, whereby it agreed to (a) file an exchange offer registration statement with the Securities and Exchange Commission for the 8.75% Senior Notes, (b) cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission, and (c) cause the exchange offer to be consummated by February 23, 2009. If the Partnership did not meet the aforementioned deadline, the 8.75% Senior Notes would have been subject to additional interest, up to 1% per annum, until such time that the Partnership had caused the exchange offer to be consummated. On November 21, 2008, the Partnership filed an exchange offer registration statement for the 8.75% Senior Notes with the Securities and Exchange Commission, which was declared effective on December 16, 2008. The exchange offer was consummated on January 21, 2009, thereby fulfilling all of the requirements of the 8.75% Senior Notes registration rights agreement by the specified dates.

Indentures governing the Senior Notes in the aggregate contain covenants, including limitations of the Partnership’s ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of its assets. The Partnership is in compliance with these covenants as of December 31, 2009.

The aggregate amount of the Partnership’s debt maturities is as follows (in thousands):

Years Ended December 31:
2010	—
2011	—
2012	—
2013	326,000
2014	433,505
Thereafter	494,678

$1,254,183

Cash payments for interest related to debt were $90.7 million, $86.1 million and $56.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Partnership has noncancelable operating leases for equipment and office space that expire at various dates. Certain operating leases provide the Partnership with the option to renew for additional periods. Where operating leases contain escalation clauses, rent abatements, and/or concessions, the Partnership applies them in the determination of straight-line rent expense over the lease term. Leasehold improvements are amortized over the shorter of the lease term or asset life, which may include renewal periods where the renewal is reasonably assured, and is included in the determination of straight-line rent expense. Total rental expense for the years ended December 31, 2009, 2008 and 2007 was $6.8 million, $7.0 million and $2.9 million, respectively. The aggregate amount of remaining future minimum annual lease payments as of December 31, 2009 is as follows (in thousands):

Years Ended December 31:
2010	4,533
2011	3,914
2012	3,574
2013	1,512
2014	—
Thereafter	—

$13,533

The Partnership is a party to various routine legal proceedings arising out of the ordinary course of its business. Management of the Partnership believes that the ultimate resolution of these actions, individually or in the aggregate, will not have a material adverse effect on its financial condition or results of operations.

The Partnership’s predecessor with respect to the Chaney Dell assets was named as a defendant in a set of lawsuits filed in 1999 named Will Price, et al. v. Gas Pipelines and Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The lawsuits allege various claims related to industry-wide under reporting of volumes and heating value of natural gas. The plaintiffs currently seek certification of a class of royalty owners on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. The Partnership conducts limited operations in Kansas. Motions for class certification were argued in March 2005. In September 2009, the motions were denied. Plaintiffs have filed a motion for reconsideration that was argued in February 2010. The plaintiffs seek unspecified monetary damages (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. At this stage, discovery has not been conducted with respect to the merits of these lawsuits and the Partnership’s liability, if any, will arise under the indemnity provisions of agreements with its predecessor. As such, it is not currently possible to evaluate the likelihood or extent of an unfavorable outcome.

On February 26, 2010, the Partnership received notice from Williams, its partner in Laurel Mountain (see Note 3), alleging that certain title defects exist with respect to the real property contributed by the Partnership to Laurel Mountain. Under the Formation and Exchange Agreement with Williams: (i) Williams had nine (9) months after closing (the “Claim Date”) to assert any alleged title defects, and (ii) the Partnership has 30 days following the Claim Date to contest the title defects asserted by Williams and 180 days following the Claim Date to cure those title defects. At the end of the cure period with respect to any remaining title defects, the Partnership may elect, at its option, to pay Williams for the cost of such defects, up to a total of $3.5 million, or indemnify Williams with respect to such title defects. The Partnership is conducting a review with respect to the title defects that have been alleged. Although an adverse outcome is reasonably possible, it is not currently possible to evaluate the amount that the Partnership may be required to pay with respect to such alleged title defects.

NOTE 16 – CONCENTRATIONS OF CREDIT RISK

The Partnership sells natural gas and NGLs under contract to various purchasers in the normal course of business. For the year ended December 31, 2009, the Partnership had two customers that individually accounted for approximately 56% and 16% of the Partnership’s consolidated total third party revenues, excluding the impact of all financial derivative activity. For the year ended December 31, 2008, the Partnership had two customers that individually accounted for approximately 48% and 16% of the Partnership’s consolidated total third party revenues, excluding the impact of all financial derivative activity. For the year ended December 31, 2007, the Partnership had two customers that individually accounted for approximately 59% and 10% of the Partnership’s consolidated total third party revenues, excluding the impact of all financial derivative activity. Additionally, the Partnership had two customers that individually accounted for approximately 56% and 19% of the Partnership’s consolidated accounts receivable at December 31, 2009, and two customers that individually accounted for approximately 42% and 14% of the Partnership’s consolidated accounts receivable at December 31, 2008.

The Partnership has certain producers which supply a majority of the natural gas to its Mid-Continent gathering systems and processing facilities. A reduction in the volume of natural gas that any one of these producers supply to the Partnership could adversely affect its operating results unless comparable volume could be obtained from other producers in the surrounding region.

The Partnership places its temporary cash investments in high quality short-term money market instruments and deposits with high quality financial institutions. At December 31, 2009, the Partnership and its subsidiaries had $5.8 million in deposits at banks, of which $4.3 million was over the insurance limit of the Federal Deposit Insurance Corporation. No losses have been experienced on such investments.

NOTE 17 – BENEFIT PLANS

Generally, all share-based payments to employees, which are not cash settled, including grants of employee stock options, are recognized in the financial statements based on their fair values on the date of the grant.

The Partnership has a Long-Term Incentive Plan (“LTIP”), in which officers, employees and non-employee managing board members of the General Partner and employees of the General Partner’s affiliates and consultants are eligible to participate. The Plan is administered by a committee (the “Committee”) appointed by the General Partner’s managing board. The Committee may make awards of either phantom units or unit options for an aggregate of 435,000 common units.

Partnership Phantom Units. A phantom unit entitles a grantee to receive a common unit, without payment of an exercise price, upon vesting of the phantom unit. In addition, the Committee may grant a participant a distribution equivalent right (“DER”), which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions the Partnership makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase the Partnership’s common limited partner units at an exercise price determined by the Committee at its discretion. The

Committee also has discretion to determine how the exercise price may be paid by the participant. Except for phantom units awarded to non-employee managing board members of the General Partner, the Committee will determine the vesting period for phantom units and the exercise period for options. Through December 31, 2009, phantom units granted under the LTIP generally had vesting periods of four years. Phantom units awarded to non-employee managing board members will vest over a four year period. Awards will automatically vest upon a change of control, as defined in the LTIP. Of the units outstanding under the LTIP at December 31, 2009, 28,961 units will vest within the following twelve months. All phantom units outstanding under the LTIP at December 31, 2009 include DERs granted to the participants by the Committee. The amounts paid with respect to LTIP DERs were $0.1 million, $0.5 million and $0.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. These amounts were recorded as reductions of Partners’ Capital on the Partnership’s consolidated balance sheet.

The following table sets forth the LTIP phantom unit activity for the periods indicated:

	Years Ended December 31,
	2009	2008	2007
Outstanding, beginning of year	126,565	129,746	159,067
Granted(1)	2,000	54,796	25,095
Matured(2)	(58,257)	(56,227)	(51,166)
Forfeited	(18,075)	(1,750)	(3,250)

Outstanding, end of year(3)	52,233	126,565	129,746

Non-cash compensation expense recognized (in thousands)	$694	$2,313	$2,936

(1)	The weighted average prices for phantom unit awards on the date of grant, which is utilized in the calculation of compensation expense and does not represent an exercise price to be paid by the recipient, were $4.75, $44.28 and $50.09 for awards granted for the years ended December 31, 2009, 2008 and 2007, respectively
(2)	The intrinsic values for phantom unit awards exercised during the years ended at December 31, 2009, 2008 and 2007 are $0.3 million, $2.0 million and $2.6 million, respectively.
(3)	The aggregate intrinsic value for phantom unit awards outstanding at December 31, 2009 is $0.5 million.

At December 31, 2009, the Partnership had approximately $0.7 million of unrecognized compensation expense related to unvested phantom units outstanding under the LTIP based upon the fair value of the awards.

Partnership Unit Options. A unit option entitles a Participant to receive a common unit of the Partnership upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of the Partnership’s common unit as determined by the Committee on the date of grant of the option. The Committee also shall determine how the exercise price may be paid by the Participant. The Committee will determine the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant. Through December 31, 2009, unit options granted under the Partnership’s LTIP generally will vest 25% on each of the next four anniversaries of the date of grant. Awards will automatically vest upon a change of control of the Partnership, as defined in the Partnership’s LTIP. There are 25,000 unit options outstanding under the Partnership’s LTIP at December 31, 2009 that will vest within the following twelve months. There were no Partnership unit options outstanding for the years ended December 31, 2008 and 2007.

The following table sets forth the LTIP unit option activity for the periods indicated:

	Year Ended December 31, 2009
	Number of Unit Options	Weighted Average Exercise Price
Outstanding, beginning of period	—	$—
Granted	100,000	6.24
Matured	—	—
Forfeited	—	—

Outstanding, end of period(1)(2)	100,000	$6.24

Options exercisable, end of period	—	—

Weighted average fair value of unit options per unit granted during the period	100,000	$0.14

Non-cash compensation expense recognized (in thousands)	$7

(1)	The weighted average remaining contractual life for outstanding options at December 31, 2009 was 9.0 years.
(2)	The aggregate intrinsic value of options outstanding at December 31, 2009 was $0.4 million.

The Partnership used the Black-Scholes option pricing model to estimate the weighted average fair value of options granted. The following weighted average assumptions were used for the period indicated:

Year Ended December 31, 2009
Expected dividend yield	11.0%
Expected stock price volatility	20.0%
Risk-free interest rate	2.2%
Expected term (in years)	6.3

Incentive Compensation Agreements

The Partnership had incentive compensation agreements which granted awards to certain key employees retained from previously consummated acquisitions. These individuals were entitled to receive common units of the Partnership upon the vesting of the awards, which was dependent upon the achievement of certain predetermined performance targets through September 30, 2007. At September 30, 2007, the predetermined performance targets were achieved and all of the awards under the incentive compensation agreements vested. Of the total common units issued under the incentive compensation agreements, 58,822 common units were issued during the year ended December 31, 2007. The ultimate number of common units issued under the incentive compensation agreements was determined principally by the financial performance of certain Partnership assets during the year ended December 31, 2008 and the market value of the Partnership’s common units at December 31, 2008. The incentive compensation agreements also dictated that no individual covered under the agreements would receive an amount of common units in excess of one percent of the outstanding common units of the Partnership at the date of issuance. Common unit amounts due to any individual covered under the agreements in excess of one percent of the outstanding common units of the Partnership would have been paid in cash.

Compensation expense is recognized on a straight-line basis over the vesting period. As of December 31, 2008, the Partnership recognized in full within its consolidated statements of operations the compensation expense associated with the vesting of awards issued under these incentive compensation agreements, therefore no compensation expense was recognized during the year ended December 31, 2009. The Partnership recognized a reduction of compensation expense of $36.3 million, and expense of $33.4 million for the years ended December 31, 2008 and 2007, respectively, related to the vesting of awards under these incentive compensation agreements. The non-cash compensation expense adjustments for the year ended December 31,

2008 were principally attributable to changes in the Partnership’s common unit market price, which was utilized in the calculation of the non-cash compensation expense for these awards, at December 31, 2008 when compared with the common unit market price at earlier periods and adjustments based upon the achievement of actual financial performance targets through December 31, 2008. The Partnership recognized compensation expense related to these awards based upon the fair value method. During the year ended December 31, 2009, the Partnership issued 348,620 common units to the certain key employees covered under the incentive compensation agreements. No additional common units will be issued with regard to these agreements.

Employee Incentive Compensation Plan and Agreement

In June 2009, a wholly-owned subsidiary of the Partnership adopted an incentive plan (the “Plan”) which allows for equity-indexed cash incentive awards to employees of the Partnership (the “Participants”), but expressly excludes as an eligible Participant any person that, at the time of the grant, is a “Named Executive Officer” of the Partnership (as such term is defined under the rules of the Securities and Exchange Commission). The Plan is administered by a committee appointed by the chief executive officer of the Partnership. Under the Plan, cash bonus units may be awarded to Participants at the discretion of the committee and bonus units totaling 325,000 were awarded under the Plan in June 2009. In September 2009, the subsidiary entered into an agreement with an executive officer that granted an award of 50,000 bonus units on substantially the same terms as the bonus units available under the Plan (the bonus units issued under the Plan and under the separate agreement are, for purposes hereof, referred to as “Bonus Units”). A Bonus Unit entitles the employee to receive the cash equivalent of the then-fair market value of a common limited partner unit, without payment of an exercise price, upon vesting of the Bonus Unit. Bonus Units vest ratably over a three year period from the date of grant and will automatically vest upon a change of control, death, or termination without cause, each as defined in the governing document. Vesting will terminate upon termination of employment with cause. During the year ended December 31, 2009, the Partnership granted 375,000 Bonus Units. Of the Bonus Units outstanding at December 31, 2009, 123,750 Bonus Units will vest within the following twelve months. The Partnership recognized compensation expense related to these awards based upon the fair value, which is remeasured each reporting period based upon the current fair value of the underlying common units. The Partnership recognized $1.2 million of compensation expense within general and administrative expense on its consolidated statements of operations with respect to the vesting of these awards for the year ended December 31, 2009. At December 31, 2009, the Partnership has recognized $1.2 million within accounts payable—affiliates on its consolidated balance sheet with regard to the awards, which represents their fair value at December 31, 2009.

NOTE 18 – RELATED PARTY TRANSACTIONS

The Partnership does not directly employ any persons to manage or operate its business. These functions are provided by the General Partner and employees of Atlas Energy. The General Partner does not receive a management fee in connection with its management of the Partnership apart from its interest as general partner and its right to receive incentive distributions. The Partnership reimburses the General Partner and its affiliates for compensation and benefits related to its employees who perform services for the Partnership based upon an estimate of the time spent by such persons on activities for the Partnership. Other indirect costs, such as rent for offices, are allocated to the Partnership by Atlas Energy based on the number of its employees who devote their time to activities on the Partnership’s behalf.

The partnership agreement provides that the General Partner will determine the costs and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner at its sole discretion. The Partnership reimbursed the General Partner and its affiliates $2.7 million, $1.5 million and $5.9 million for the years ended December 31, 2009, 2008 and 2007, respectively, for compensation and benefits related to its employees. There were no reimbursements for direct expenses incurred by the General Partner and its affiliates for the years ended December 31, 2009, 2008 and 2007. The General Partner believes that the method utilized in allocating costs to the Partnership is reasonable.

NOTE 19 – SEGMENT INFORMATION

The Partnership has two reportable segments. These reportable segments reflect the way the Partnership manages its operations.

The Mid-Continent segment consists of the Chaney Dell, Velma and Midkiff/Benedum operations, which are comprised of natural gas gathering and processing assets servicing drilling activity in the Anadarko and Permian Basins. Mid-Continent revenues are primarily derived from the sale of Residue Gas and NGLs and gathering of natural gas.

The Appalachia segment is comprised of natural gas transportation, gathering and processing assets located in the Appalachian Basin area of eastern Ohio, western New York, western Pennsylvania and northeastern Tennessee and services drilling activity in the Marcellus Shale area in southwestern Pennsylvania. Effective May 31, 2009, the Appalachia operations were principally conducted through its Tennessee operations and the Partnership’s 49% ownership interest in Laurel Mountain, a joint venture to which the Partnership contributed its natural gas transportation, gathering and processing assets located in northeastern Appalachia. The Partnership recognizes its ownership interest in Laurel Mountain under the equity method of accounting. Appalachia revenues are principally based on contractual arrangements with Atlas Energy and its affiliates.

The following summarizes the Partnership’s reportable segment data for the periods indicated (in thousands):

	Appalachia	Mid- Continent	Corporate and Other	Consolidated
Year Ended December 31, 2009(1):
Revenue:
Revenues – third party	$1,779	$719,832	$(66,542)	$655,069
Revenues – affiliates	17,536	—	—	17,536

Total revenue and other income (loss), net	19,315	719,832	(66,542)	672,605

Costs and Expenses:
Operating costs and expenses	6,917	573,036	—	579,953
General and administrative(3) `	—	—	37,280	37,280
Depreciation and amortization	3,591	72,093	—	75,684
Goodwill and other asset impairment loss		10,325		10,325
Interest expense(3)	—	—	103,787	103,787

Total costs and expenses	10,508	655,454	141,067	807,029

Equity income	4,043	—	—	4,043
Gain on asset sale	108,947	—	—	108,947

Net income (loss) from continuing operations	121,797	64,378	(207,609)	(21,434)
Income from discontinued operations	—	—	84,148	84,148

Net income (loss)	$121,797	$64,378	$(123,461)	$62,714

	Appalachia	Mid-Continent	Corporate and Other	Consolidated
Year Ended December 31, 2008(1)(2):
Revenue:
Revenues – third party	$5,456	$1,193,478	$(39,486)	$1,159,448
Revenues – affiliates	43,293	—	—	43,293

Total revenue and other income (loss), net	48,749	1,193,478	(39,486)	1,202,741

Costs and expenses:
Operating costs and expenses	13,073	946,007	—	959,080
General and administrative(3)	—	—	(2,933)	(2,933)
Depreciation and amortization	6,430	65,334	—	71,764
Goodwill and other asset impairment loss	2,304	613,420	—	615,724
Interest expense(3)	—	—	89,869	89,869
Gain on extinguishment of debt	—	—	(19,867)	(19,867)

Total costs and expenses	21,807	1,624,761	67,069	1,713,637

Net income (loss) from continuing operation	26,942	(431,283)	(106,555)	(510,896)
Loss from discontinued operations	—	—	(93,802)	(93,802)

Net income (loss)	$26,942	$(431,283)	$(200,357)	$(604,698)

Year Ended December 31, 2007(1)(2):
Revenue:
Revenues – third party	$2,475	$560,273	$(117,400)	$445,348
Revenues – affiliates	33,169	—	—	33,169

Total revenue and other income (loss), net	35,644	560,273	(117,400)	478,517

Costs and expenses:
Operating costs and expenses	7,082	430,121	—	437,203
General and administrative(3)	—	—	59,600	59,600
Depreciation and amortization	4,655	29,798	—	34,453
Interest expense(3)	—	—	63,989	63,989

Total costs and expenses	11,737	459,919	123,589	595,245

Net income (loss) from continuing operations:	23,907	100,354	(240,989)	(116,728)
Loss from discontinued operations:	—	—	(23,641)	(23,641)

Net income (loss)	$23,907	$100,354	$(264,630)	$(140,369)

	Years Ended December 31,
Capital Expenditures:	2009(1)	2008(1)(2)	2007(1)(2)
Mid-Continent	$100,712	$140,154	$27,031
Appalachia	9,562	41,502	19,620

	$110,274	$181,656	$46,651

	December 31,
Balance Sheet	2009(1)	2008(1)
Total assets:
Mid-Continent	$1,563,443	$1,566,372
Appalachia	170,905	114,166
Discontinued operations	401,776	663,004
Corporate other	1,839	69,654

	$2,137,963	$2,413,196

The following tables summarize the Partnership’s total revenues by product or service for the periods indicated (in thousands):

	Years Ended December 31,
Natural gas and liquids:	2009(1)	2008(1)(2)	2007(1)(2)
Natural gas	$257,297	$504,768	$206,566
NGLs	351,410	528,048	295,328
Condensate	23,729	48,694	22,867
Other(2)	38,642	29,404	15,034

Total	$671,078	$1,110,914	$539,795

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its Elk City gas gathering and processing system (see Note 4).
(2)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system (see Note 4).
(3)	The Partnership notes that derivative contracts, interest and general and administrative expenses have not been allocated to its reportable segments as it would be unfeasible to reasonably do so for the periods presented.

NOTE 20 – SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Partnership’s term loan and revolving credit facility is guaranteed by its wholly-owned subsidiaries. The guarantees are full, unconditional, joint and several. The Partnership’s consolidated financial statements as of and for the years ended December 31, 2009, 2008 and 2007 include the financial statements of Chaney Dell LLC and Midkiff/Benedum, entities in which the Partnership has controlling interests (see Note 2). Under the terms of the term loan and revolving credit facility, Chaney Dell LLC and Midkiff/Benedum LLC are non-guarantor subsidiaries as they are not wholly-owned by the Partnership. The following supplemental condensed consolidating financial information reflects the Partnership’s stand-alone accounts, the combined accounts of the guarantor subsidiaries, the combined accounts of the non-guarantor subsidiaries, the consolidating adjustments and eliminations and the Partnership’s consolidated accounts as of and for the years ended December 31, 2009, 2008 and 2007. For the purpose of the following financial information, the Partnership’s investments in its subsidiaries and the guarantor subsidiaries’ investments in its subsidiaries are presented in accordance with the equity method of accounting (in thousands):

Balance Sheet	December 31, 2009(1)
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$—	$1,021	$—	$—	$1,021
Accounts receivable – affiliates	1,383,871	—	—	(1,383,871)	—
Current portion of derivative asset	—	998	—	—	998
Other current assets	—	19,711	73,668	—	93,379
Current assets of discontinued operations	—	22,746	—	—	22,746

Total current assets	1,383,871	44,476	73,668	(1,383,871)	118,144
Property, plant and equipment, net	—	231,968	1,095,736	—	1,327,704
Notes receivable	—	—	1,852,928	(1,852,928)	—
Equity investments	568,320	237,991	—	(806,311)	—
Investment in joint venture	—	132,990	—	—	132,990
Intangible assets, net	—	—	149,481	—	149,481
Long-term derivative asset	—	361	—	—	361
Other assets, net	27,332	1,785	1,136	—	30,253
Long term assets of discontinued operations	—	379,030	—	—	379,030

	$1,979,523	$1,028,601	$3,172,949	$(4,043,110)	$2,137,963

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Liabilities and Partners’ Capital (Deficit)
Accounts payable – affiliates	$—	$1,251,468	$134,446	$(1,383,871)	$2,043
Current portion of derivative liability	—	33,547	—	—	33,547
Other current liabilities	1,813	33,069	65,076	—	99,958
Current liabilities of discontinued operations	—	13,181	—	—	13,181

Total current liabilities	1,813	1,331,265	199,522	(1,383,871)	148,729

Long-term derivative liability	—	11,126	—	—	11,126
Long-term debt, less current portion	1,254,183	—	—	—	1,254,183
Other long-term liability	—	398	—	—	398
Partners’ Capital (deficit)	723,527	(314,188)	2,973,427	(2,659,239)	723,527

	$1,979,523	$1,028,601	$3,172,949	$(4,043,110)	$2,137,963

Balance Sheet	December 31, 2008(1)(2)
Assets
Cash and cash equivalents	$7	$1,438	$—	$—	$1,445
Accounts receivable – affiliates	1,444,812	—	—	(1,444,275)	537
Current portion of derivative asset	—	44,961	—	—	44,961
Current assets – discontinued operations	—	33,670	—	—	33,670
Other current assets	—	16,790	73,977	—	90,767

Total current assets	1,444,819	96,859	73,977	(1,444,275)	171,380

Property, plant and equipment, net	—	316,003	1,099,514	—	1,415,517
Notes receivable	—	—	1,852,926	(1,852,926)	—
Equity investments	677,596	194,291	—	(871,887)	—
Intangible assets, net	—	—	172,584	—	172,584
Long-term assets – discontinued operations	—	629,334	—	—	629,334
Other assets, net	23,676	523	182	—	24,381

	$2,146,091	$1,237,010	$3,199,183	$(4,169,088)	$2,413,196

Liabilities and Partners’ Capital (Deficit)
Accounts payable – affiliates	$—	$1,362,256	$82,019	$(1,444,275)	$—
Current portion of derivative liability	—	60,396	—	—	60,396
Current liabilities – discontinued operations	—	38,495	—	—	38,495
Other current liabilities	1,822	28,182	91,299	—	121,303

Total current liabilities	1,822	1,489,329	173,318	(1,444,275)	220,194

Long-term derivative liability	—	48,159	—	—	48,159
Long-term debt, less current portion	1,493,427	—	—	—	1,493,427
Other long-term liability	—	574	—	—	574
Partners’ Capital (deficit)	650,842	(301,052)	3,025,865	(2,724,813)	650,842

	$2,146,091	$1,237,010	$3,199,183	$(4,169,088)	$2,413,196

Statement of Operations	Year Ended December 31, 2009(1)
Total revenue and other income (loss), net	$—	$71,639	$600,966	$—	$672,605
Total costs and expenses	(103,629)	(194,995)	(508,405)	—	(807,029)
Equity income in subsidiaries	164,801	98,236	—	(258,994)	4,043
Gain on asset sale	—	108,947	—	—	108,947

Income (loss) from continuing operations	61,172	83,827	92,561	(258,994)	(21,434)
Income from discontinued operations	—	84,148	—	—	84,148

Net income (loss)	$61,172	$167,975	$92,561	$(258,994)	$62,714

Statement of Operations	Year Ended December 31, 2008(1)(2)
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Total revenue and other income (loss), net	$—	$176,945	$1,025,796	$—	$1,202,741
Total costs and expenses	(64,976)	(239,535)	(1,409,126)	—	(1,713,637)
Equity income in subsidiaries	(538,183)	(381,791)	—	919,974	—

Income (loss) from continuing operations	(603,159)	(444,381)	(383,330)	919,974	(510,896)
Loss from discontinued operations	—	(93,802)	—	—	(93,802)

Net income (loss)	$(603,159)	$(538,183)	$(383,330)	$919,974	$(604,698)

Statement of Operations	Year Ended December 31, 2007(1)(2)
Total revenue and other income (loss), net	$—	$69,933	$408,584	$—	$478,517
Total costs and expenses	(61,528)	(252,278)	(281,439)	—	(595,245)
Equity income in subsidiaries	(78,756)	127,230	—	(48,474)	—

Income (loss) from continuing operations	(140,284)	(55,115)	127,145	(48,474)	(116,728)
Loss from discontinued operations	—	(23,641)	—	—	(23,641)

Net income (loss)	$(140,284)	$(78,756)	$127,145	$(48,474)	$(140,369)

Statement of Cash Flows	Year Ended December 31, 2009(1)
Net cash provided by (used in) continuing operations	$153,969	$(85,466)	$205,745	$(260,537)	$13,711
Net cash provided by discontinued operations	—	42,142	—	—	42,142

Net cash provided by (used in) operating activities	153,969	(43,324)	205,745	(260,537)	55,853

Net cash provided by (used in) continuing investing activities	141,661	(7,857)	(60,108)	(97,960)	(24,264)
Net cash provided by discontinued investing activities	—	265,387	—	—	265,387

Net cash provided by (used in) investing activities	141,661	257,530	(60,108)	(97,960)	241,123

Net cash provided by (used in) financing activities	(295,637)	(214,623)	(145,637)	358,497	(297,400)

Net change in cash and cash equivalents	(7)	(417)	—	—	(424)
Cash and cash equivalents, beginning of period	7	1,438	—	—	1,445

Cash and cash equivalents, end of year	$—	$1,021	$—	$—	$1,021

Statement of Cash Flows	Year Ended December 31, 2008(1)(2)
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by (used in) continuing operations	$8,860	$(776,634)	$363,886	$174,897	$(228,991)
Net cash provided by discontinued operations	—	169,797	—	—	169,797

Net cash provided by (used in) operating activities	8,860	(606,837)	363,886	174,897	(59,194)

Net cash provided by (used in) continuing investing activities	(350,102)	693,861	(53,030)	(439,831)	(149,102)
Net cash used in discontinued investing activities	—	(143,842)	—	—	(143,842)

Net cash provided by (used in) investing activities	(350,102)	550,019	(53,030)	(439,831)	(292,944)
Net cash provided by (used in) financing activities	341,242	63,971	(328,905)	264,934	341,242

Net change in cash and cash equivalents	—	7,153	(18,049)	—	(10,896)
Cash and cash equivalents, beginning of year	7	(5,715)	18,049	—	12,341

Cash and cash equivalents, end of year	$7	$1,438	$—	$—	$1,445

Statement of Cash Flows	Year Ended December 31, 2007(1)(2)
Net cash provided by (used in) continuing operations	$(2,061,375)	$50,554	$77,280	$1,926,125	$(7,416)
Net cash used in discontinued operations	—	107,860	—	—	107,860

Net cash provided by (used in) operating activities	(2,061,375)	158,414	77,280	1,926,125	100,444

Net cash provided by (used in) continuing investing activities	126,316	(211,736)	(1,899,378)	53,587	(1,931,211)
Net cash used in discontinued investing activities	—	(93,432)	—	—	(93,432)

Net cash provided by (used in) investing activities	126,316	(305,168)	(1,899,378)	53,587	(2,024,643)
Net cash provided by (used in) financing activities	1,935,059	139,565	1,840,147	(1,979,712)	1,935,059

Net change in cash and cash equivalents	—	(7,189)	18,049	—	10,860
Cash and cash equivalents, beginning of year	7	1,474	—	—	1,481

Cash and cash equivalents, end of year	$7	$(5,715)	$18,049	$—	$12,341

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its Elk City gas gathering and processing system (see Note 4).
(2)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system (see Note 4).

NOTE 21 – QUARTERLY FINANCIAL DATA (Unaudited)

	Fourth Quarter(2)	Third Quarter(3)	Second Quarter(4)	First Quarter(5)
	(in thousands, except per unit data)
Year ended December 31, 2009(1):
Revenue and other income (loss), net	$202,036	$176,281	$146,177	$148,111
Costs and expenses	(241,971)	(198,255)	(183,992)	(182,811)
Equity income in joint venture	1,903	1,430	710	—
Gain (loss) on sale of asset	—	(994)	109,941	—

Income (loss) from continuing operations	(38,032)	(21,538)	72,836	(34,700)
Income from discontinued operations	2,907	9,215	60,562	11,464

Net income (loss)	$(35,125)	$(12,323)	$133,398	$(23,236)

Net income (loss) attributable to common limited partners per unit – basic:
Income (loss) from continuing operations attributable to common limited partners	$(0.76)	$(0.44)	$1.48	$(0.76)
Income from discontinued operations attributable to common limited partners	0.06	0.18	1.25	0.24

Net income (loss) attributable to common limited partners	$(0.70)	$(0.26)	$2.73	$(0.52)

Net income (loss) attributable to common limited partners per unit – diluted:
Income (loss) from continuing operations attributable to common limited partners (5)	$(0.76)	$(0.44)	$1.48	$(0.76)
Income from discontinued operations attributable to common limited partners (5)	0.06	0.18	1.25	0.24

Net income (loss) attributable to common limited partners (5)	$(0.70)	$(0.26)	$2.73	$(0.52)

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its Elk City gas gathering and processing system (see Note 4).
(2)	Net loss includes an $11.7 million non-cash derivative loss and a $10.3 million non-cash impairment charge for goodwill and other assets.
(3)	Net loss includes a $7.5 million non-cash derivative gain.
(4)	Net income includes a $2.5 million non-cash derivative loss and a $79.8 million non-cash gain of the total $111.4 million gain on the sale of assets.
(5)	Net loss includes a $44.0 million non-cash derivative loss and a $5.0 million cash derivative expense from the early termination of certain derivative instruments.
(6)	For the first quarter of the year ended December 31, 2009, potential common limited partner units issuable upon conversion of the Partnership’s Class A and Class B cumulative convertible preferred limited partner units were excluded from the computation of diluted net loss attributable to common limited partners as the impact of the conversion would have been anti-dilutive.

	Fourth Quarter(2)	Third Quarter(3)	Second Quarter(4)	First Quarter(5)
	(in thousands, except per unit data)
Year ended December 31, 2008(1):
Revenue and other income (loss), net	$313,878	$508,967	$149,850	$230,046
Costs and expenses	(762,917)	(325,660)	(348,398)	(276,662)

Income (loss) from continuing operations	(449,039)	183,307	(198,548)	(46,616)
Income (loss) from discontinued operations	(37,534)	17,857	(77,011)	2,886

Net income (loss)	(486,573)	201,164	(275,559)	(43,730)

Net income (loss) attributable to common limited partners per unit – basic:
Income (loss) from continuing operations attributable to common limited partners	$(8.90)	$3.65	$(5.22)	$(1.41)
Income (loss) from discontinued operations attributable to common limited partners	(0.80)	0.38	(1.91)	0.07

Net income (loss) attributable to common limited partners	$(9.70)	$4.03	$(7.13)	$(1.34)

Net income (loss) attributable to common limited partners per unit – diluted:
Income (loss) from continuing operations attributable to common limited partners (5)	$(8.90)	$3.56	$(5.22)	$(1.41)
Income (loss) from discontinued operations attributable to common limited partners (5)	(0.80)	0.37	(1.91)	0.07

Net income (loss) attributable to common limited partners (5)	$(9.70)	$3.93	$(7.13)	$(1.34)

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system and its Elk City gas gathering and processing system(see Note 4).
(2)	Net loss includes a $690.5 million non-cash impairment charge for goodwill and other assets, a $151.8 million non-cash derivative gain, and a $19.9 million gain from the Partnership’s repurchase of approximately $60.0 million in face amount of its Senior Notes for an aggregate purchase price of approximately $40.1 million.
(3)	Net income includes a $222.0 million non-cash derivative gain and a $71.5 million cash derivative expense from the early termination of certain derivative instruments.
(4)	Net loss includes a $181.1 million non-cash derivative loss and a $116.1 million cash derivative expense from the early termination of certain derivative instruments.
(5)	Net loss includes a $76.9 million non-cash derivative loss.
(6)	For the fourth, second and first quarters of the year ended December 31, 2008, potential common limited partner units issuable upon conversion of the Partnership’s Class A and Class B cumulative convertible preferred limited partner units were excluded from the computation of diluted net loss attributable to common limited partners as the impact of the conversion would have been anti-dilutive.

NOTE 22 – SUBSEQUENT EVENTS

On January 7, 2010, the Partnership executed amendments to warrants to purchase 2,689,765 of the Partnership’s common units. The warrants were originally issued along with the Partnership’s common units in connection with a private placement to institutional investors that closed on August 20, 2009. The common units and warrants were issued and sold in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The amendments to the warrants provided that, for the period January 8 through January 12, 2010, the warrant exercise price was lowered to $6.00 per unit from $6.35 per unit. In connection with the amendments, the holders of the warrants exercised all of the warrants for cash, which resulted in net cash proceeds of approximately $15.3 million to the Partnership.

On September 16, 2010, the Partnership completed the sale of its Elk City and Sweetwater, Oklahoma natural gas gathering systems, the related processing and treating facilities (including the Prentiss treating facility) and the Nine Mile processing plant (collectively “Elk City”) to a subsidiary of Enbridge Energy Partners, L.P. (NYSE: EEP) for $682 million in cash, excluding working capital adjustments and transaction costs (see note 4). The Partnership utilized the proceeds from the sale to repay its senior secured term loan and a portion of its indebtedness under the revolving credit facility.